Exhibit 10.9

PARTNERSHIP INTEREST PURCHASE AGREEMENT

by and among

MOSAIC MERGER SUB., INC.,

MIDDLEBY WORLDWIDE, INC.,

MIDDLEBY OUTDOOR IP HOLDINGS, INC.,

RKG GROUP PARTNERS LP,

RISE MERGER SUB LLC,

RISE BUYER LP
AND
THE MIDDLEBY CORPORATION
(solely for the specified purposes set forth herein)

Dated as of December 4, 2025

Page
1.1    Certain Definitions    2
1.2    Additional Defined Terms    19
Article II

CLOSING
2.1    The Merger; Transactions Relating to the Debt Financing    21
2.2    Purchase and Sale of Purchased Interests    23
2.3    Estimated Closing Statement    23
2.4    Adjustment Amount Determination and Payment    24
2.5    Closing    26
2.6    Withholding    27
Article III

REPRESENTATIONS AND WARRANTIES OF SELLERS AND SELLER PARENT
3.1    Organization; Qualification; Authority    27
3.2    Organization and Qualification of the Company and Company Subsidiaries    29
3.3    Capitalization    29
3.4    Governmental Consents and Approvals    31
3.5    No Conflicts    31
3.6    Compliance with Applicable Laws    31
3.7    Litigation    32
3.8    Financial Information; No Undisclosed Liabilities    32
3.9    Contracts    33
3.10    Sufficiency of Assets    34
3.11    Intellectual Property    34
3.12    Information Technology and Privacy    35
3.13    Employee Benefit Matters    36
3.14    Labor    39
3.15    Property    40
3.16    Environmental Matters    41
3.17    Taxes    43
3.18    Transactions with Affiliates    44
3.19    Brokers    45

i

(continued)
Page

3.20    Absence of Certain Changes    45
3.21    Insurance    45
3.22    Customers and Suppliers    45
3.23    Product Warranties and Similar Matters    46
3.24    Inventory    46
3.25    Accounts Receivables; Accounts Payable    47
3.26    International Trade    47
3.27    Permits    48
3.28    Grants    48
3.29    Disclaimer of Other Representations and Warranties    48
Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER
4.1    Organization; Authority    48
4.2    Governmental Consents and Approvals    50
4.3    International Trade    50
4.4    Litigation    50
4.5    No Conflicts    50
4.6    Financing    51
4.7    Securities Laws Representations    52
4.8    Brokers    52
4.9    Guaranty    53
4.10    Acknowledgment by Buyer    53
Article V

ADDITIONAL COVENANTS AND AGREEMENTS
5.1    Access    54
5.2    Ordinary Conduct of the Business    55
5.3    Release of Guaranties    59
5.4    Confidentiality    60
5.5    Publicity    61
5.6    Expenses    61
5.7    Employee Matters    62
5.8    Efforts    66
5.9    Financing    69
5.10    Financing Cooperation    71
5.11    Restructuring    74
5.12    Affiliate Transactions    76
5.13    Further Assurances; Consents    76
5.14    Insurance; Escrow    77
5.15    Seller Marks    79
5.16    R&W Policy    80

(continued)
Page

5.17    Exclusivity    80
5.18    Shared Contracts    81
5.19    Business Payments    83
5.20    Resignations    83
5.21    Limitation on Assignment of Certain Business Assets    83
5.22    Partial Release of Liens    85
5.23    Release    85
5.24    Commercial Term Sheets    86
5.25    Seller Parent Guarantee    87
5.26    Transition Services    87
5.27    Preferred Supply Arrangements    88
5.28    AGA Scheme    89
5.29    Excluded M&A Amounts    89
5.30    Closed Leases    90
Article VI

SURVIVAL AND INDEMNIFICATION
6.1    Survival    91
6.2    Indemnification by Sellers    91
6.3    Indemnification by the Company    92
6.4    Limitations on Certain Claims    92
6.5    Exclusive Remedy    93
6.6    Procedures Relating to Indemnification    93
6.7    Mitigation    94
6.8    Tax Indemnification Matters    94
Article VII

TAX MATTERS
7.1    Certain Tax Matters    94
7.2    Tax Sharing Agreements    99
7.3    [Reserved]    99
7.4    Exemption Certificates    99
Article VIII

CLOSING CONDITIONS
8.1    Conditions to Obligation of Buyer and Sellers to Close    99
8.2    Conditions to Buyer’s Obligation to Close    99
8.3    Conditions to Sellers’ Obligation to Close    101

(continued)
Page

Article IX

TERMINATION
9.1    Basis for Termination    101
9.2    Notice of Termination, Return of Documents, Continuing Confidentiality Obligation    103
9.3    Effect of Termination    103
Article X

GENERAL PROVISIONS
10.1    Disclosure Schedule    106
10.2    Assignment    106
10.3    No Third-Party Beneficiaries    106
10.4    Entire Agreement; Amendments    106
10.5    Waiver    107
10.6    Notices    107
10.7    Interpretation    108
10.8    Counterparts    109
10.9    Severability    109
10.10    Governing Law    109
10.11    Dispute Resolution; Consent to Jurisdiction    110
10.12    Specific Performance    111
10.13    WAIVER OF JURY TRIAL    112
10.14    Absence of Presumption    112
10.15    Debt Financing Party Matters    112
10.16    Conflict Waiver; Attorney-Client Privilege    113

SCHEDULES AND EXHIBITS
Exhibit A    Form of Certificate of Merger
Exhibit B    Form of Amended and Restated Limited Partnership Agreement
Exhibit C    Form of Seller Note
Exhibit D    Form of IP Matters Agreement
Exhibit E    Purchased Working Capital
Exhibit F    Form of Transition Services Agreement
Exhibit G    Forms of Commercial Term Sheets

(continued)
Page

Exhibit H    Form of Restrictive Covenant Agreement
Exhibit I    Form of R&W Policy
Disclosure Schedule
v

PARTNERSHIP INTEREST PURCHASE AGREEMENT
This PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of December 4, 2025 (the “Execution Date”), is by and among Mosaic Merger Sub. Inc., a Delaware corporation (“MMS”), Middleby Worldwide Inc., a Florida corporation (“MWW”), Middleby Outdoor IP Holdings, Inc., a Delaware corporation (“MOIP” and, together with MMS and MWW, each a “Seller” and collectively, “Sellers”), RKG Group Partners LP, a Delaware limited partnership (the “Company”), Rise Buyer LP, a Delaware limited partnership (“Buyer”), and Rise Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer (“Buyer Merger Sub”), and, solely for purposes set forth herein, The Middleby Corporation, a Delaware corporation (“Seller Parent”) (each of Sellers, Seller Parent, the Company, Buyer and Buyer Merger Sub, a “Party”, and collectively, the “Parties”). Capitalized terms used but not otherwise defined herein have the meanings set forth in Article I.
W I T N E S S E T H:
WHEREAS, as of the Execution Date, MWW owns all of the issued and outstanding Partnership Interests (as defined in the Limited Partnership Agreement) (the “Interests”) of the Company;
WHEREAS, pursuant to the Restructuring, it is contemplated that MWW, MOIP and MMS will each will contribute, assign, transfer and convey to the Company, and the Company will accept, through one or more direct or indirect wholly owned Subsidiaries of the Company to be formed prior to the Closing, those certain assets and liabilities comprising the Business, in exchange for the issuance of Interests in the Company to each of MWW, MOIP and MMS and the payment of the Contribution Payment to MMS, as a result of which Sellers will collectively own all of the issued and outstanding Interests of the Company upon the consummation of the Restructuring;
WHEREAS, Buyer desires to purchase fifty-one percent (51%) of the Interests of the Company from Sellers (the “Purchased Interests”), and Sellers desire to sell the Purchased Interests to Buyer, on the terms and subject to the conditions of this Agreement; and
WHEREAS, as a condition to the willingness of each Seller to enter into this Agreement, Buyer Parent has, concurrently with the execution of this Agreement, executed and delivered that certain guaranty of Buyer Parent, dated as of the Execution Date, in favor of Sellers (the “Guaranty”) regarding certain obligations and liabilities of Buyer under this Agreement.
NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS
1.1    Certain Definitions. The following terms, as used in this Agreement, have the following meanings:
“Accrued Income Taxes” means an amount (which will not be less than zero in any jurisdiction or for an entity) equal to the excess, if any, in each applicable jurisdiction of (i) the aggregate current income Tax liabilities of the Company or the Company Subsidiaries in such jurisdiction, over (ii) the aggregate current income Tax assets of the Company or the Company Subsidiaries in such jurisdiction, in each case as of the end of the Closing Date, attributable to any Pre-Closing Period beginning on or after January 1, 2025. The calculation of Accrued Income Taxes shall (a) subject to clause (c) below, exclude any deferred Tax liabilities or assets and exclude any non-income Tax liabilities or assets, (b) not take into account the effect of the transactions contemplated by this Agreement, (c) include in taxable income any adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) and prepaid amounts and deferred revenue that, in each case, would not otherwise be included in taxable income on or prior to the Closing Date, (d) be reduced by any prepayment, overpayments or estimated payments of income Tax that would otherwise be included in “Accrued Income Taxes” to the extent such payments reduce (not below zero) the unpaid income Tax liabilities of the Company or the Company Subsidiaries in a Pre-Closing Period, (e) exclude any Tax liabilities resulting from any transaction undertaken by the Company or the Company Subsidiaries on the Closing Date but after the Closing at the direction of the Buyer and not otherwise contemplated by this Agreement, (f) take into account any deductions relating to the Closing, the Restructuring and the transactions contemplated under this Agreement in a Pre-Closing Period to the extent permitted under applicable Law at a “more likely than not” or higher level of confidence (including any deductible amounts incurred or paid by or on behalf of the Company or the Company Subsidiaries in respect of Company Transaction Expenses), (g) exclude any Taxes to the extent included in the definition of “Company Transaction Expenses” (h) in the case of a Straddle Period (excluding any items the treatment of which is determined under clauses (a) through (g)), be determined in accordance with Section 7.1(e)(iv) and (i) be calculated in accordance with the past practice of the Company and the Company Subsidiaries to the extent such past practice is supportable under applicable Law at a “more likely than not” or higher level of comfort.
“Acquired UK DB Plans” means each of (a) The Amari PLC Pension And Life Assurance Plan, registered with the UK Pensions Regulator with pension scheme registry number 1013338, (b) Plastic Constructions Limited Retirement Benefits Scheme, registered with the UK Pensions Regulator with pension scheme registry number 10151374, and (c) C K Consultants (Plastics) Ltd Retirement Security Plan 3090, registered with the UK Pensions Regulator with pension scheme registry number 10159954.
“Adjustment Amount” means (a)(i) the amount, if any, by which the Purchased Working Capital exceeds the High Working Capital Target, minus (ii) the amount, if any, by which the Purchased Working Capital is less than the Low Working Capital Target, minus (iii) Closing Indebtedness, plus (iv) the Cash Amount, minus (v) Company Transaction Expenses in excess of the Seller Transaction Expenses Cap to the extent such amounts have not been paid by or on behalf of the Company Group as of immediately prior to the Closing, multiplied by (b) 0.51.
“Affiliate” of any Person means, with respect to any specified Person at any time, another Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person at such time; provided that, (i) with respect to Seller Parent and Sellers, the parties set forth on Section 1.1(a) of the Disclosure Schedule shall not be considered Affiliates of Seller Parent or Sellers, except as expressly set forth therein and (ii) from and after the Closing, neither the Surviving Company nor any of the Company Subsidiaries shall be considered an Affiliate of Sellers or any of Sellers’ other Affiliates; provided, further, that in no event shall any portfolio company or other investments of 26North Partners LP or its Affiliates be deemed an Affiliate of Buyer, Buyer Merger Sub or any of their respective Subsidiaries.
“AGA Scheme” means the Glynwed Group 1974 Pension Scheme now known as the Aga Rangemaster Group Pension Scheme established under an interim trust deed dated March 29, 1974.
“Ancillary Agreements” means the Amended and Restated Limited Partnership Agreement, the Seller Note, the IP Matters Agreement, the Transition Services Agreement, the Guaranty, the Commitment Letters, the Restrictive Covenant Agreement, the Commercial Term Sheets, and the other agreements, instruments and documents delivered at or prior to Closing in connection with the transactions contemplated hereby.
“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Percentage” means, with respect to each Seller, a fraction, expressed as a percentage, (a) the numerator of which is equal to the aggregate number of Interests of the Company held by such Seller immediately prior to the Sale, and (b) the denominator of which is equal to the aggregate number of Interests of the Company immediately prior to the Sale.
“Brava Transaction” means a transaction or series of related transactions with an independent third party or group of independent third parties pursuant to which such independent third parties acquire, directly or indirectly (a) more than fifty percent (50%) of the total issued and outstanding capital interests or common stock of Brava Home, Inc. (“Brava”), or (b) all or substantially all of the assets of Brava (in either case, whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of equity securities or by sale, exchange, transfer or license of Brava’s assets or otherwise).
“Business” means the business of manufacturing, selling or distributing kitchen equipment for the residential market, as such business was conducted or any other business of the “Residential Kitchen Group” operating group as reported on the consolidated financial statements of Seller Parent as of the Latest Statement Date through immediately prior to the Closing by Seller Parent and its Affiliates (including Sellers, the Company and their respective

Subsidiaries); provided, that notwithstanding anything to the contrary in this Agreement, (x) “Business” shall exclude, and Sellers and their Affiliates shall retain and Buyer shall not purchase or otherwise acquire any right, title and interest in or to, any of the Non-Business Assets and for purposes of the definition of “Restricted Business” (as used in the Ancillary Agreements), “Business” shall exclude the operation of the Non-Business Assets by Sellers and their Affiliates, and (y) “Business” shall include, and Buyer shall purchase and acquire through its equity interest in the Company, a right, title and interest in and to the assets forth on Section 1.1(e) of the Disclosure Schedule, if any (the “Specified Business Assets”).
“Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in Chicago, Illinois and New York, New York are authorized or required to be closed for business.
“Business Employees” means all individuals whose job responsibilities for the last twelve (12) months (or such shorter period of their employment with Seller and its Affiliates) were primarily or exclusively dedicated to the Business (other than those individuals set forth on Section 1.1(b)-1 of the Disclosure Schedule and any other individual who is no longer employed by Seller Parent or any of its Subsidiaries as of the Execution Date) and who are employed (or pursuant to the Restructuring will, as of Closing, be employed) by the Company or a Company Subsidiary, including any such employee who is on a leave of absence, including, without limitation, short-term or long-term disability leave (other than those individuals set forth on Section 1.1(b)-2 of the Disclosure Schedule).
“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 4.1 (Organization; Authority) and 4.8 (Brokers).
“Buyer Parent” means, collectively, 26N Private Equity Partners I LP, a Delaware limited partnership, and 26N Private Equity Partners I-A LP, a Delaware limited partnership.
“Buyer’s Knowledge” means the actual knowledge of Mark Weinberg and John Gwin.
“Calculation Time” means 12:01 am eastern time on the Closing Date.
“Capital Contribution” has the meaning given in the Amended and Restated Limited Partnership Agreement.
“Cash Amount” means the aggregate amount of cash and Cash Equivalents of the Company Group as of the Calculation Time; provided, that “Cash Amount” shall (x) be reduced by uncleared checks and drafts written or issued by the Company Group (but only to the extent a corresponding payable has not been included for purposes of measuring Purchased Working Capital) and any bank overdrafts and negative cash balances in bank or other accounts and (y) without duplication, exclude (a) Restricted Cash and (b) the amount of any cash proceeds (net of Recovery Costs) received by the Company Group prior to the Calculation Time from a third-party provider of insurance to the extent attributable to claims for losses incurred by the Business after the Latest Statement Date that have not been discharged as of the Calculation Time, except to the extent any such losses or related liabilities (i) are taken into account in the calculation of Closing Indebtedness or as a current liability in the calculation of Purchased Working Capital, (ii) constitute Excluded Liabilities or are otherwise indemnifiable by Sellers or their Affiliates or

(iii) were previously discharged by Sellers or their Affiliates using their cash on hand; provided, further, that in no event shall the Cash Amount be more than thirty-five million dollars ($35,000,000).
“Cash Equivalents” means money orders, bank drafts, commercial paper, treasury bills, certificates of deposit, short-term government bonds, marketable securities, checks received but not yet deposited, in each case, that are convertible to cash within thirty (30) days after the Calculation Time (but only to the extent a corresponding receivable has not been included for purposes of calculating Purchased Working Capital) or money market funds.
“CEO Transition Costs” means any obligations or Liabilities (including, but not limited to, severance, bonuses, salaries, benefits or other renumeration) payable to or in respect of Najib Maalouf arising from or related to his employment by the Company Group prior to the Closing, including any such obligations or Liabilities payable on or following the Closing with respect to his employment prior to the Closing.
“Closing Indebtedness” means Indebtedness of the Company or the Company Subsidiaries as of immediately prior to the Effective Time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Employee Benefit Plan” shall mean each Employee Benefit Plan to which one or more of the Company and its Subsidiaries exclusively is a party or is a party along with a Business Employee or that is contributed to, sponsored or maintained (or required to be contributed to, sponsored or maintained) exclusively by one or more of the Company and its Subsidiaries.
“Company-Owned IP” means the Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary as of the Closing (after giving effect to the Restructuring).
“Company Subsidiaries” means, from time to time, the Subsidiaries of the Company.
“Company Systems” means the computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment and related systems that are (a) owned by the Company or any Company Subsidiary, (b) owned by Sellers or any of their Affiliates and used or held for use in connection with the Business, or (c) used by or on behalf of or held for use in connection with the Business.
“Company Transaction Expenses” means all of the Company’s or Company Subsidiaries’ costs, expenses, fees or charges incurred or payable in connection with the sale process or the preparation, negotiation, execution or delivery of this Agreement or the Ancillary Agreements or the consummation of the Closing, in each case, to the extent such amounts, as of immediately prior to the Closing, have not been paid by or on behalf of the Company Group, including (a) all fees and expenses of attorneys, accountants, consultants, professionals, investment bankers and other advisors payable by the Company or the Company Subsidiaries and (b) any transaction or change in control, retention, severance, or other similar payments or obligations to any current or former employee, officer, director or other individual service provider of the Company or the

Company Subsidiaries payable as a result of the transactions contemplated by this Agreement or the Ancillary Agreements (including in combination with any other event) (except to the extent such payments are made at the express and written direction of Buyer), together with the employer portion of any applicable Taxes due with respect to any such payments and calculated as if all such amounts were paid on the Closing Date.
“Confidential Information” shall have the meaning set forth in the Confidentiality Agreement.
“Control”, including the terms “controlled” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Damages” means all losses, costs, interest, charges, expenses (including documented out-of-pocket (a) costs of investigation, defense and enforcement and (b) attorneys’ fees and disbursements), Liabilities, settlement payments, awards, judgments, fines, penalties, Taxes, damages, or assessments of any kind or nature whether direct or indirect (including, for the avoidance of doubt, those related to any claim, charge, demand, action, cause of action, audit, complaint, investigation, inquiry, suit, arbitration, indictment, litigation, hearing or other proceeding by or before any Governmental Authority and regardless of whether involving or relating to a third-party claim or otherwise); provided that “Damages” shall not include any amount for punitive damages except to the extent payable to a third party.
“Debt Financing Parties” means, collectively, the Debt Financing Sources, together with their respective current and future Affiliates and such Persons’ and their Affiliates’ respective current, former and future directors, officers, direct or indirect general or limited partners, direct or indirect shareholders, direct or indirect members, managers, controlling persons, employees, advisors, agents, attorneys, accountants, consultants, other representatives or funding sources and the respective estates, heirs, executors, administrators, trustees, successors and assigns of each of the foregoing.
“Debt Financing Sources” means the Persons (including the agents, arrangers, lenders and other entities acting in similar roles identified therein) that are party to the Debt Commitment Letter (including any amendments thereto) that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing (or any Alternative Financing) in connection with the transactions contemplated hereby, including the parties to, and any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto (or with respect to any other Alternative Financing), together with all other additional arrangers, bookrunners, managers, arrangers, agents, co-agents, lenders, financial institutions, agents, underwriters, commitment parties or similar debt financing sources that become committed to provide or arrange, or otherwise enter into agreements in connection with the Debt Financing (or any Alternative Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements to the Debt Commitment Letter entered pursuant thereto or relating thereto (or with respect to any other Alternative Financing), and each of and their respective successors and permitted assigns that become a party thereto after the date hereof in accordance with the terms thereof or which become party to the Debt Commitment Letter (or commitment letter related to any Alternative Financing) relating to the Debt Financing.
“Defined Contribution Plan” means a defined contribution retirement plan intended to be qualified under Section 401(a) of the Code.
“DRUPA” means the Delaware Revised Uniform Partnership Act.
“Employee Benefit Plan” means each pension, retirement, savings, profit-sharing, stock bonus, stock purchase, stock option, restricted stock, deferred compensation, bonus, commission, or other incentive compensation, equity or equity-based compensation plan, program, policy, agreement, contract, arrangement or fund, including each pension plan, fund or program within the meaning of Section 3(2) of ERISA, each medical, dental, hospitalization, supplemental unemployment benefits, life insurance or other welfare plan, program, policy, agreement, contract, arrangement or fund, including each welfare plan, fund or program within the meaning of Section 3(1) of ERISA (whether or not covered by ERISA), each employment, individual consulting, termination, severance, separation, change in control or retention plan, program, policy, agreement, contract or arrangement and each other compensation or benefit plan, program, policy, agreement, contract, arrangement or fund, in each case, in which any Business Employee (or eligible dependent thereof) or former employee of the Company or a Company Subsidiary is a party, participates or is eligible to participate and that is sponsored, maintained, contributed to (or required to be sponsored, maintained or contributed to) by Sellers or any of their Affiliates or under or with respect to which the Company or a Company Subsidiary has or could reasonably be expected to have any current or contingent liability or obligation, but shall exclude (a) Multiemployer Plans, (b) any Union Contract (including any benefit or compensation payable thereunder), and (c) any statutory plans or similar employee benefits required by Law in each case that are maintained by a Governmental Authority.
“Environmental Laws” means any Law pertaining to: (a) the protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, sediments, drinking water, noise, natural resources and biota), pollution, or human health and safety (but only with respect to exposure to Hazardous Materials); or (b) the use, registration, management, generation, storage, treatment, recycling, disposal, discharge, transportation, manufacture, distribution, sale, labeling, Release, threatened Release, investigation or remediation of, or exposure to, Hazardous Materials.
“Environmental Permits” means any license, permit, variance, exemption, waiver, franchises, approvals, registrations, authorizations, certificates, consents, notices, filings or orders issued or required by or from any Governmental Authority, whether federal, state or local, domestic or foreign, issued under Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Adjustment Amount” means (a)(i) the amount, if any, by which the Estimated Purchased Working Capital exceeds the High Working Capital Target, minus (ii) the amount, if any, by which the Estimated Purchased Working Capital is less than the Low Working Capital Target, minus (iii) Estimated Closing Indebtedness, plus (iv) the Estimated Cash Amount, minus

(v) Estimated Company Transaction Expenses in excess of the Seller Transaction Expenses Cap to the extent such amounts have not been paid by or on behalf of the Company Group as of immediately prior to the Closing, multiplied by (b) 0.51.
“Estimated Closing Payment” means the Base Purchase Price, plus or minus, as applicable, the Estimated Adjustment Amount.
“Excluded Adjustment Amount” means the cash amount, if any, payable by or to Viking Range, LLC pursuant to Section 6.1(c) of the Operating Agreement of John Michael Studio, LLC, dated as of August 29, 2025, by and among John Michael Studio, LLC, Viking Range, LLC, Sloan Industries, LLC and Michael Sloan (the “Adjustment Agreement”), as such amount is finally determined pursuant to Section 6.9 of the Adjustment Agreement.
“Excluded Earnout Liabilities” means any Liabilities in respect of earnouts, contingent payments or similar obligations arising under the acquisition agreements set forth in the (x) Membership Interest Purchase Agreement, dated as of July 31, 2023, by and between AZ Seven Cs, LLP and Middleby Marshall Inc. (the “Trade-Wind Agreement”) or (y) Agreement and Plan of Merger, dated as of November 19, 2019, by and among Middleby Marshall Inc., Chef Merger Sub LLC, Brava Home, Inc. and Fortis Advisors LLC (the “Brava Home Agreement” and, together with the Trade-Wind Agreement, the “Earnout Agreements”).
“Excluded Liabilities” means Liabilities of Sellers or their Affiliates, including Liabilities arising out of or relating to the Non-Business Assets, the Excluded M&A Amounts, the Closed Leases or any other business of Sellers or their Affiliates other than the Business.
“Ex-Im Laws” means all U.S. and non-U.S. Laws and orders relating to export, reexport, transfer, retransfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Existing Credit Agreement” means that certain Eighth Amended and Restated Credit Agreement, dated as of October 21, 2021, among The Middleby Corporation, as a guarantor, Middleby Marshall Inc. and certain of its subsidiaries, as borrowers, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (including pursuant to that certain Third Amendment to Eighth Amended and Restated Credit Agreement, dated as of August, 19, 2025, by and among, The Middleby Corporation, as a guarantor, Middleby Marshall Inc. and certain of its subsidiaries, as borrowers, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent).
“Final Determination” means a final “determination” within the meaning of Section 1313 of the Code.
“Fraud” means an actual fraud under Delaware common law by a Person in the making of the express representations and warranties in Article III or Article IV of this Agreement or in any certificate delivered hereunder; provided that such Fraud shall only be deemed to exist if, at the time such representation or warranty was made, (a) such representation or warranty was false or inaccurate, (b) the Person making such representation or warranty had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation or warranty, (c) such Person made such inaccurate representation or warranty with the intent to induce another Person to rely thereon, including by entering into this Agreement and (d) the other Person acted in justifiable reliance on such inaccurate representation or warranty and suffered or incurred actual injury or any Damages as a result of such reliance; provided, that, notwithstanding anything to the contrary, for purposes of this definition, any director, officer, manager, employee or representative of Seller Parent, Sellers or Buyer, as applicable, that engages in Fraud in the making of the express representations and warranties in Article III or Article IV of this Agreement or in any certificate delivered hereunder shall be attributable to Seller Parent, Sellers or Buyer, as applicable, as a party to the Agreement. Subject to the foregoing proviso, only the Persons who committed Fraud shall be responsible for such Fraud and only to the Party alleged to have suffered from such alleged Fraud. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud or any tort (including a claim for fraud) based on negligence, recklessness or any similar theory.
“GAAP” means U.S. generally accepted accounting principles consistently applied from period to period.
“Governing Documents” means, with respect to a Person, the articles or certificate of incorporation, bylaws, certificate of formation, operating agreement or similar documents.
“Governmental Authority” means any entity, body or Person exercising executive, arbitral, legislative, judicial, tribunal, regulatory, administrative or other governmental (or quasi-governmental) functions of or pertaining to United States federal, state or local government, or foreign, international, multinational or other government, including any arbitrator or arbitral body (public or private), department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.
“Grants” means any grant (a) by or between the Business, the Company or the Company’s Subsidiaries, on one hand, and Governmental Authority, on the other hand, or (b) by or between the Business, Company or the Company’s Subsidiaries as a subawardee at any tier, on the one hand, and any other Person in connection with any grant with a Governmental Authority, on the other hand.
“Hazardous Materials” means (a) any petrochemical or petroleum products, by-products or derivatives, radioactive materials, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, pesticide products, per- and polyfluoroalkyl substances, toxic mold, lead, and polychlorinated biphenyls; (b) any chemicals, materials, wastes or substances defined, regulated, or listed as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material, waste or substance prohibited, limited, or regulated by, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law.
“High Working Capital Target” means an amount equal to (x) the Working Capital Target plus (y) five million dollars ($5,000,000).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to any Person, as of any time, without duplication: (a) all liabilities or obligations for indebtedness for borrowed money or in respect of loans or advances; (b) all liabilities or obligations evidenced by bonds, debentures or notes or similar debt instruments or securities; (c) all capital or finance lease liabilities or obligations that are required to be classified as a capital or finance lease pursuant to GAAP; (d) all liabilities or obligations under letters of credit, performance bonds, surety bonds, bankers’ acceptances or similar facilities, in each case solely to the extent drawn or called; (e) other than the Excluded M&A Amounts arising or incurred following the Closing or discharged prior to the Closing, all obligations or liabilities for the deferred purchase price of property or services (other than current trade accounts payable incurred in the ordinary course of business and current liabilities and obligations in respect of capital expenditures included in the calculation of Purchased Working Capital, but including any unpaid obligations or liabilities in respect of earnouts, contingent payments, seller notes or similar deferred purchase price obligations related to past acquisitions, assuming, if the amount of any such unpaid obligation or liability is not reasonably determinable at the Closing, the maximum amount payable thereunder); (f) all obligations or liabilities in connection with declared but unpaid dividends or distributions, (g) all Accrued Income Taxes; (h) all obligations or liabilities with respect to interest rate protection agreements, interest rate swap agreements or foreign currency exchange agreements; (i) all obligations or liabilities with respect to commodities hedging or swap agreements; (j) except to the extent included in the calculation of Purchased Working Capital (including as set forth on Section 5.12(b) of the Disclosure Schedule), payments required to be made by the Company or any of its Subsidiaries upon termination of, and any fees, expenses or other amounts owing by the Company or any of its Subsidiaries in respect of, any Intercompany Accounts or Affiliated Transactions; (k) all obligations or liabilities of the Company or any of its Subsidiaries for any unpaid severance, retention, deferred compensation, commission or incentive obligations owed to any former employee, officer, director or other individual service provider of the Company or the Company Subsidiaries with respect to any period prior to the Closing Date (including to the extent incurred in connection with the Restructuring), together with the employer portion of any applicable Taxes due with respect to any such payments and calculated as if all such amounts were paid on the Closing Date; (l) all accrued interest, prepayment penalties, make-whole payments and termination or breakage costs or penalties with respect to any of the items referred to in clauses (a) through (k); (m) guarantees or other similar agreements (contingent or otherwise) to give assurance to a creditor against loss, directly or indirectly, of payment or collection of any of the indebtedness or obligations of another Person of the type set forth in the foregoing clauses (a) through (l); (n) any Cash Amount used between the Calculation Time and the Closing to make any payments, transfers, distributions or dividends other than payment of any liability included in the calculation of Purchased Working Capital; (o) CEO Transition Costs; and (p) the Marvel Capex Costs; provided, however, that, with respect to the Company Group, in no event shall Indebtedness include (i) any Company Transaction Expenses or Seller Transaction Expenses, (ii) any bonus amounts accrued in the ordinary course of business on the balance sheets of the Company Group payable to Business Employees with respect to any period prior to the Closing Date, as contemplated pursuant to Section 5.2(a)(vi)(A) of the Disclosure Schedule and to the extent included in the calculation of Purchased Working Capital, (iii) any amounts incurred or owed under the Debt Financing, (iv) any amount in respect of the Seller Note, (v) any intercompany amounts solely payable or owed to another member of the Company Group or (vi) any Excluded Liabilities.
“Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, including (a) patents and patent applications (including provisional applications) and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade dress, and social media accounts and handles together with the goodwill symbolized by the foregoing, (c) all works of authorship (whether or not copyrightable), copyrights, and any rights in software, (d) trade secrets and confidential and proprietary information, inventions, formulas, processes, developments and know-how, (e) Internet domain names and (f) applications and registrations for any of the foregoing.
“IP License” means any Contract (i) pursuant to which the Company or any of its Subsidiaries or, with respect to the Business, Sellers or any of their Affiliates grants to any Person, or receives from any Person, any license, sublicense, covenant not to sue, co-existence or similar right or interest with respect to, or which limits the Business’ ability to use, any Intellectual Property rights other than (A) non-disclosure agreements entered into in the ordinary course of business, (B) licenses of Open Source Materials, (C) licenses granted to the Company or its Subsidiaries for generally available, off-the-shelf software or information technology services with annual fees of less than one million dollars ($1,000,000), (D) Contracts with employees and contractors including provisions regarding the ownership and development of Intellectual Property entered into on the Company’s standard form of agreement, a copy of which has been provided to Buyer or (E) non-exclusive licenses granted in the ordinary course of business to (1) resellers, distributors or service providers to facilitate their provision of goods or services for or on behalf of the Company or its Subsidiaries, or (2) customers of the Company or its Subsidiaries to facilitate their use of products sold by the Company or its Subsidiaries, or (ii) relating to the development of any material Company-Owned IP (other than agreements with employees and contractors entered into on the Company’s standard form of agreement).
“IP Matters Agreement” means that certain Intellectual Property Matters Agreement, to be dated as of the Closing Date, by and between the Company and Middleby Marshall Inc., substantially in the form of Exhibit D.
“IRS” means the United States Internal Revenue Service.
“Law” means any statute, act, law (including common law), ordinance, code, rule, order, decree, directive, determination, judgment, ruling, writ, ruling, award, injunction or regulation of any Governmental Authority.
“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, of any kind.
“Liens” means liens, license, security interests, options, rights of first refusal, easements, mortgages, charges, indentures, deeds of trust, and other encumbrances.

“Limited Partnership Agreement” means the limited partnership agreement of the Company, as it exists on the Execution Date.
“Low Working Capital Target” means an amount equal to (x) the Working Capital Target less (y) five million dollars ($5,000,000).
“Marvel Capex Costs” means the capital expenditures set forth on Section 1.1(d) of the Disclosure Schedules to the extent of any such amount that remains unpaid as of the Calculation Time.
“Material Adverse Effect” means any change, circumstance, effect, event, development, condition or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, condition (financial or otherwise), assets, properties or results of operations of the Business or the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company or Seller Parent or any Seller to consummate the transactions contemplated by this Agreement; provided, however, that, in the case of (i), none of the following changes, circumstances, effects, events, developments, conditions or occurrences shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes in general national, international or regional political, economic, financial or market conditions, (b) changes in U.S. or global financial, credit, banking, currency or capital markets or conditions, including changes in prevailing interest rates, currency exchange rates, currency fluctuations or price levels or trading volumes in the U.S. or foreign credit, banking, currency or capital markets, (c) any national or international political or social conditions, including any acts of terrorism, sabotage, military action, declaration of a national emergency or war (regardless of whether declared), or any escalation or worsening thereof, (d) changes or proposed changes in GAAP, Laws, rules or regulations, or in the generally accepted interpretation or enforcement of any of the foregoing (including clarifications thereto whether as a result of legislative or judicial action), in each case, following the Execution Date, (e) conditions or circumstances generally affecting the industries in which the Business operates, (f) non-targeted cyberattacks, cyberterrorism or cyber incidents not specifically directed at the Company Systems and having a regional or nationwide impact; (g) earthquakes, hurricanes, tropical storms, floods, fires, pandemics or other natural disasters or force majeure events, whether commenced before or after the Execution Date and whether or not pursuant to the declaration of a national emergency, whether inside or outside the United States, (h) actions of Buyer or its Affiliates or the fact, in and of itself, that the prospective purchaser of the Purchased Interests is the Buyer or any Affiliate of Buyer, (i) the announcement or performance of this Agreement or the Ancillary Agreements in accordance with the terms herein or therein or the pendency or consummation of the Sale (including the pendency of the Ancillary Agreements or any other agreement or document executed and delivered in connection with this Agreement), in and of itself (provided that the foregoing clauses (h) and (i) shall not apply with respect to any representations or warranties that expressly refer to the consequences of the execution of this Agreement or the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, including the Sale), (j) any failure, in and of itself, by the Business to meet any internal or published projections, budgets, forecasts or revenue or earnings predictions or plans (it being understood that the changes, circumstances, effects, events, developments, conditions or occurrences giving rise to such failure may be taken into account in determining whether there has been or will be, a Material Adverse Effect) or (k) any action taken or not taken by Sellers or their Affiliates with the express written consent of, or at the express written direction of, Buyer; except, in the case of clauses (a), (b), (c), (d), (e), (f) and (g) above, to the extent that any such change, circumstance, effect, event, development, condition or occurrence has or would reasonably be expected to have, a disproportionate and adverse effect on the business, condition (financial or otherwise), assets, properties or results of operations of the Business or the Company or the Company Subsidiaries, taken as a whole, relative to other participants in the industries or markets in which the Business or the Company or the Company Subsidiaries operate.
“Material Contracts” means, other than any Shared Contract, Employee Benefit Plan, Lease, Intercompany Account, or any confidentiality or nondisclosure agreement entered into in the ordinary course of business consistent with past practice, the following types of contracts, agreements or obligations (each, a “Contract”), other than any Contract primarily relating to the Non-Business Assets, to which (x) Sellers or their Affiliates (to the extent related to the Business) or (y) the Company or the Company Subsidiaries is a party or bound (including all amendments and supplements thereto, but excluding any purchase order, statement of work or invoices with no material continuing obligations or covenants): (a) any Contract placing a Lien (other than a Permitted Lien) on any material Business Assets, (b) other than relating to the Surety Arrangements, any Contract with an unaffiliated third party under which the Business or the Company or the Company Subsidiaries has borrowed any money or issued any note, indenture or other evidence of indebtedness or guaranteed indebtedness or liabilities, except for any Contract which, in the aggregate, does not require payments by the Company Group greater than one million dollars ($1,000,000) per year for such Contract, (c) any Contract with any Material Supplier, (d) any Contract with any Material Customer, (e) IP Licenses, (f) any joint venture or partnership or similar agreement with any unaffiliated third party, (g) any Contract relating to the acquisition or disposition of any business or tangible assets (whether by merger, sale of stock or other equity, sale of assets or otherwise) not yet consummated or pursuant to which the Business or the Company or the Company Subsidiaries will or could have a material continuing obligation following the Closing (other than this Agreement or any of the Ancillary Agreements), (h) any Contract containing a provision that prohibits the Business, the Company or any Company Subsidiary from competing in any line of business with any Person or in any geographical area or offering or selling any product or service of the Business or otherwise to any Person or class of Persons, (i) any Contract that (x) obligates the Business, Company or the Company Subsidiaries to conduct business with any Person on a “most favored nation” or exclusive basis, which Contract is material to the Company Group or the Business, taken as a whole other than any Contract that can be terminated on less than ninety (90) days’ notice without material payment or penalty, or (y) any material non-solicitation, no-hire or similar covenant binding on the Business, the Company or any Company Subsidiary, (j) any Contract with a Governmental Authority, (k) any Contract requiring the Company, any Company Subsidiary or the Sellers or their other Affiliates (to the extent related to the Business) to loan any amounts to, or make an investment in, any Person, excluding expense advances to Business Employees in the ordinary course of business consistent with past practice, (l) any settlement, conciliation or similar Contract (x) the performance of which involves any material payments after the Execution Date, or (y) that involves material non-monetary obligations on the Company, any Company Subsidiary or the Business, (m) any Contract constituting an Affiliate Transaction, (n) Union Contracts, (o) any Contract that grants rights of first refusal, rights of first offer, rights of first negotiation or similar rights to any third party with respect to the sale (whether by merger or otherwise) of the Interests, Subsidiary Interests or any material Business Asset, (p) any indemnity agreement entered into in respect of, letter of credit issued in connection with, or other guarantees or material reimbursement Contract entered into in connection with, any performance bonds, bid bonds, security bonds, payment bonds or surety bonds by Seller Parent or its Affiliates (to the extent related to the Business) or the Company or the Company Subsidiaries (each, a “Surety Arrangement”), any Company Guarantees or any Seller Guarantees or (q) any Contract for any capital expenditures in excess of one million dollars ($1,000,000) in respect of the Business or to which the Company or a Company Subsidiary is bound.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Non-Business Assets” means, collectively, (i) the Shared Contracts, (ii) the Affiliate Transactions and (ii) those assets, properties and businesses set forth on Section 1.1(c) of the Disclosure Schedule.
“Open Source Materials” means any software that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (such as the Creative Commons licenses, GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).
“Permits” means all licenses, permits, variances, exemptions, waivers, franchises, approvals, registrations, authorizations, certificates, consents or orders of, or notices to or filings with, any Governmental Authority.
“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies (i) that are not yet due or payable or (ii) that are being contested in good faith by appropriate proceedings and for which the appropriate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, vendors and other Liens imposed by Law for amounts not yet due and payable that are being contested in good faith by appropriate proceedings and for which the appropriate reserves have been established in accordance with GAAP, (c) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval, (d) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (e) with respect to real property, easements, rights-of-way, covenants, conditions, restrictions, licenses, reservations, subdivisions, and other charges or encumbrances or imperfections or defects of title of any kind or rights of others for rights-of-way, utilities and other similar purposes, as would be disclosed on a current title commitment, abstract and similar report or that do not, individually or in the aggregate, materially impair the current use, operation, or value of the specific parcel of Real Property to which they relate or the conduct of the business of the Sellers and their Affiliates (to the extent related to the Business) or the Company and the Company Subsidiaries as presently conducted, (f) Liens not created by the Company or a Company Subsidiary (or any

Affiliate of Seller) that affect the underlying fee interest of any Leased Real Property, or Owned Real Property over which the Company or any Company Subsidiary (or any Affiliate of Seller) has easement rights, (g) Liens incurred in the ordinary course of business securing obligations or liabilities that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Real Property to which they relate or the conduct of the business of the Sellers and their Affiliates (to the extent related to the Business) or the Company and the Company Subsidiaries as presently conducted, (h) with respect to real property, all licenses, agreements, settlements, consents, covenants not to assert and other arrangements entered into in the ordinary course of business, (i) zoning, entitlement, planning, building, subdivision, land use, environmental regulations and other generally applicable restrictions or requirements imposed by a Governmental Authority, (j) any set of facts an accurate up-to-date survey of any Real Property would show that does not materially impair the continued use, operation, value or marketability of the specific parcel of Real Property to which they relate or the conduct of the business of the Sellers and their Affiliates (to the extent related to the Business) or the Company and the Company Subsidiaries as presently conducted, (k) leases affecting the Real Property; provided that such leases have been provided or made available to Buyer or otherwise would not, individually or in the aggregate, materially interfere with the ordinary course of business, (l) with respect to Intellectual Property, non-exclusive licenses of Company-Owned IP to customers or service providers in the ordinary course of business, and (m) Liens as set forth in Section 1.1(d) of the Disclosure Schedule. Notwithstanding the foregoing no Lien shall be deemed to be a Permitted Lien if such Lien directly or indirectly arises from a breach by any Seller, Seller Parent or any of their Affiliates, as applicable, of this Agreement or any Ancillary Agreement.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.
“Personal Information” means (a) any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, and (b) any data or information that constitutes “personally identifiable information” or “PII” or similar term under Privacy Laws.
“Post-Closing Period” means any taxable period (or portion thereof, in the case of a Straddle Period) beginning after the Closing Date.
“Pre-Closing Period” means any taxable period (or portion thereof, in the case of a Straddle Period) ending on or before the Closing Date.
“Privacy Laws” means any and all applicable Laws relating to the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer (including cross-border) of Personal Information.
“Purchased Working Capital” means, following the methodology set forth on Exhibit E, the consolidated net working capital of the Company Group as of the Calculation Time, calculated by subtracting (a) the sum of the amounts as of such time for the current liability items and general ledger accounts shown on Exhibit E, from (b) the sum of the amounts as of such time for the current asset line items and general ledger accounts shown on Exhibit E-1; provided, however, that in no event shall Purchased Working Capital include (i) the Cash Amount, liabilities, Taxes or obligations constituting Closing Indebtedness or Company Transaction Expenses, (ii) Transfer Taxes incurred in connection with the Restructuring, (iii) the Excluded M&A Amounts or (iv) liabilities relating to the Closed Leases.
“R&W Policy” means a “buyer-side” representations and warranties insurance policy issued in the name of Buyer as of the Execution Date with respect to Damages incurred by Company Indemnified Parties as a result of breaches of representations and warranties of Sellers contained in Article III, in the form attached hereto as Exhibit I.
“Release” means release, spill, emission, discharge, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into, on, or through the environment.
“Restricted Cash” shall mean, without duplication, (a) any cash or Cash Equivalents of the Company Group that are not freely usable by the Company Group because it is subject to restrictions or limitations on use or distribution by Law, Contract or otherwise (including, for the avoidance of doubt, any security deposits, customer deposits or deposits with third parties or amounts held in escrow), or (b) with respect to cash and Cash Equivalents held by the Company Group outside of the United States, the amount of the withholding or other Taxes (but excluding net income Taxes) that would be imposed on the repatriation of such cash and Cash Equivalents (taking into account all reductions in or eliminations of such withholding or other Taxes that would be available to the Company Group upon such repatriation, and assuming that all available forms or certificates in respect of such reductions or eliminations would be filed or provided).
“Restrictive Covenant Agreement” means that certain Restrictive Covenant Agreement, to be dated as of the Closing Date, by and between Buyer, Seller Parent, MMS, MWW and MOIP, substantially in the form of Exhibit H.
“Restructuring Assets” means those assets of the Business contemplated to be and that are transferred to the Company or a Company Subsidiary pursuant to the Restructuring.
“Sanctioned Country” means any country or region or government thereof that is, or has been at any time since April 24, 2019, the subject or target of Sanctions or a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Syria (until July 1, 2025), Venezuela, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of Sanctions or restrictions under Trade Control Laws including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other sanctions- or export-related restricted party list maintained by OFAC, the U.S. Department of Commerce Bureau of Industry and Security (“BIS”), or the U.S. Department of State; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i) or (ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.
“Sanctions” means all U.S. and non-U.S. Laws and orders relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC, BIS, or the U.S. Department of State), His Majesty’s Treasury of the United Kingdom, the European Union, and the United Nations Security Council.
“Security Incident” means any (a) security incident or breach of security affecting any Company System, including any successful phishing incident, network intrusion, ransomware, or malware attack, or (b) incident in which Personal Information processed by or on behalf of the Business was processed in an unauthorized manner.
“Seller Employee Benefit Plan” means each Employee Benefit Plan other than a Company Employee Benefit Plan; provided that the AGA Scheme shall not be considered a Seller Employee Benefit Plan.
“Seller Fundamental Representations” means the representations and warranties of Sellers set forth in Sections 3.1 (Organization; Authority), Sections 3.2(a), 3.2(b) (solely with respect to the Company) and 3.2(c) (Organization and Qualification of the Company and Company Subsidiaries), Sections 3.3(a) and 3.3(b) (Capitalization), 3.5 (No Conflicts) (to the extent related to the Governing Documents), 3.10 (Sufficiency of Assets), 3.18 (Transactions with Affiliates) and 3.19 (Brokers).
“Seller Licensed IP” means the Middleby Licensed IP as defined in the IP Matters Agreement.
“Seller Marks” means, after giving effect to the Restructuring, all Trademarks owned by or exclusively licensed to Sellers or their Affiliates (excluding the Company and any Company Subsidiary) that incorporate the term “MIDDLEBY”, either alone or in combination with other words or logos, and all marks, trade dress, logos, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.
“Seller Note” means a promissory note issued by the Company in favor of Middleby Marshall Inc., a Delaware corporation and wholly owned subsidiary of Seller Parent, in the principal amount of one hundred thirty-five million dollars ($135,000,000), in the form set forth on Exhibit C.
“Sellers’ Knowledge” means the actual knowledge of Michael Thompson, Brody Connolly, Tim FitzGerald and Brittany Cerwin after reasonable inquiry.
“Shared Contracts” means any Contract, to which Sellers or any of their Affiliates (other than the Company or the Company Subsidiaries) is a party with any non-Affiliated third party and which is related to both the Business and the other business of Sellers and their Affiliates.
“Straddle Period” means any taxable period beginning before the Closing Date and ending on or after the Closing Date.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (a) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (b) of which such Person possesses, directly or indirectly, the right to elect a majority of the directors or Persons holding similar positions, or (c) of which such Person controls directly or indirectly through one or more intermediaries, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise; provided that, from and after the Closing, neither the Company nor any of the Company Subsidiaries shall be considered a Subsidiary of Sellers or Seller Parent.
“Tangible Personal Property” means all tangible personal property, including machinery, equipment, training materials and equipment, equipment subassemblies, mechanical and spare parts, supplies, owned and leased motor vehicles, fixtures, packing materials, molds, trade fixtures, tools, tooling, dies, jigs, stores, pallets, wooden pallets, furniture, furnishings, office equipment and supplies, production supplies and other tangible property of any kind, in each case related to the Business or owned by the Company or a Company Subsidiary.
“Tax Benefit” means the net cash Tax savings of any item of loss, deduction or credit or any other item which decreases cash Taxes paid or payable, including any interest with respect thereto or interest that would have been payable but for such item, in each case calculated on a “with and without” basis.
“Tax Claim” means any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article VII.
“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.
“Tax Return” means any return, declaration, report, claim for refund, information return or similar statement filed or required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means (i) any U.S. federal, state, local or non-U.S. income, alternative or add-on minimum, gross receipts, sales, use, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, direct placement, employment, excise, severance, stamp, procurement, occupation, premium, property, environmental or windfall profit tax, custom, duty or other governmental charge in the nature of a tax, together with any interest, additions or penalties with respect thereto, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated unitary or similar group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.
“Taxing Authority” means any Governmental Authority, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Transition Services Agreement” means that certain Transition Services Agreement, to be dated as of the Closing Date, by and between the Company and Middleby Marshall Inc., substantially in the form of Exhibit F.
“UK DB Plans” means each of (a) the AGA Scheme (b) Acquired UK DB Plans.
“Union Contracts” means any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council or other employee representative.
“Working Capital Target” means one hundred ninety-one million dollars ($191,000,000).
1.2    Additional Defined Terms. In addition, the following terms are defined in the section of the Agreement identified below:
Defined Term    Reference
Affiliate Transaction    Section 3.18
Agreement    Preamble
Alternative Financing    Section 5.9(c)
Amended and Restated Limited Partnership Agreement    Section 2.1(e)
Anti-Corruption Laws    Section 3.26(a)
Arbiter    Section 2.4(d)
Base Purchase Price    Section 2.2
BIS    see Sanctioned Person
Business Acquisition Proposal    Section 5.17
Business Assets    Section 3.10
Buyer    Preamble
Buyer Merger Sub    Preamble
Buyer Portion    Section 5.18
Buyer Transaction Expenses    Section 5.6
Buyer Transaction Expenses Cap    Section 5.6
Certificate of Merger    Section 2.1(a)(ii)
Closing    Section 2.5(a)
Closing Date    Section 2.5(a)
Company    Preamble
Company DC Plan    Section 5.7(f)
Company Group    Section 10.16(a)
Company Indemnified Parties    Section 6.2
Company Registered IP    Section 3.11(a)
Confidentiality Agreement    Section 5.4
Consent    Section 5.21(a)
Continuing Employees    Section 5.7(c)
Contribution Payment    Section 2.1(a)(iii)
Controlling Party    Section 7.1(c)(iii)
Debt Commitment Letter    Section 4.6(a)
Debt Financing    Section 4.6(a)
Debt Financing Proceeds    Section 2.1(b)

Definitive Financing Agreements    Section 5.9(a)(iii)
Delaware Courts    Section 10.11(b)
Disclosure Schedule    Article III
Disputed Items    Section 2.4(d)
Effective Time    Section 2.1(a)(ii)
Equity Commitment Letter    Section 4.6(a)
Equity Financing,    Section 4.6(a)
Estimated Cash Amount    Section 2.3
Estimated Closing Indebtedness    Section 2.3
Estimated Closing Statement    Section 2.3
Estimated Company Transaction Expenses    Section 2.3
Estimated Purchased Working Capital    Section 2.3
Excluded Benefits    Section 5.7(c)
Excluded M&A Amounts    Section 5.29
Execution Date    Preamble
FCPA    Section 3.26(a)
Fee Letters    Section 4.6(a)
Final Adjustment Amount    Section 2.4(d)
Financial Information    Section 3.8(a)
Financing    Section 4.6(a)
Governmental Antitrust Authority    Section 5.8(d)(i)(B)
Guaranty    Recitals
Indemnified Party    Section 6.6(a)
Indemnified Taxes    Section 7.1(e)(i)
Indemnifying Party    Section 6.6(a)
Insurance Policies    Section 3.21
Intercompany Accounts    Section 5.12
Interests    Recitals
Latest Statement Date    Section 3.8(a)
Leased Real Property    Section 3.15(a)
Leases    Section 3.15(a)
Material Customer    Section 3.22(a)
Material Supplier    Section 3.22(a)
Merger    Section 2.1(a)(ii)
MMS    Preamble
MOIP    Preamble
MWW    Preamble
New Debt Commitment Letter    Section 5.9(c)
New Fee Letter    Section 5.9(c)
Non-Assignable Assets    Section 5.21(a)
Non-controlling Party    Section 7.1(c)(iii)
Objections Statement    Section 2.4(d)
Occurrence-Based Policy    Section 5.14(b), Section 5.14(b)
OFAC    see Sanctioned Person
Owned Real Property    Section 3.15(b)
Parties    Preamble

Party    Preamble
Post-Closing Claims    Section 5.14(a)
Post-Closing Statement    Section 2.4(b)
Pre-Closing Claims    Section 5.14(b)
Privacy Obligations    Section 3.12(c)
Privileged Communications    Section 10.16(b)
Proceeding    Section 3.7
Prohibited Modifications    Section 5.9(b)
Purchase Price    Section 2.2
Purchased Interests    Recitals
Real Property    Section 3.15(b)
Recovery Costs    Section 5.14(b)
Required Amount    Section 4.6(e)
Restructuring    Section 5.11(a)
Restructuring Steps Plan    Section 5.11(a)
Reverse Termination Fee    Section 9.3(b)
Sale    Section 2.2
Securities Act    Section 4.7(b)
Seller    Preamble
Seller Counsel    Section 10.16(a)
Seller DC Plan    Section 5.7(f)
Seller Group    Section 10.16(a)
Seller Indemnified Parties    Section 6.3
Seller Parent    Preamble
Seller Policies    Section 5.14(a)
Seller RWI Policies    Section 5.14(c)
Seller RWI Policy Claims    Section 5.14(c)
Seller Transaction Expenses    Section 5.6
Seller Transaction Expenses Cap    Section 5.6
Sellers    Preamble
Sellers Portion    Section 5.18
Subsidiary Interests    Section 3.3(b), Section 3.3(b)
Surviving Company    Section 2.1(a)(ii)
Tax Proceeding    Section 7.1(c)(i)
Termination Date    Section 9.1(b)
Third-Party Claim    Section 6.6(a)
Trade Control Laws    Section 3.26(b)
Transfer Taxes    Section 7.1(a)
WARN Act    Section 3.14(a)

ARTICLE II

CLOSING
2.1    The Merger; Transactions Relating to the Debt Financing.

(a)    On the terms and subject to the conditions set forth in this Agreement, on the Closing Date immediately prior to the closing of the Sale, each of the following transactions shall occur in the order in which they appear in clauses (i) through (iv) of this Section 2.1(a):
(i)    Buyer and Buyer Merger Sub shall cause the Debt Financing to be consummated in accordance with the Debt Commitment Letter, subject only to the conditions precedent set forth within the Debt Commitment Letter, and the proceeds thereof in an amount not less than the Contribution Payment to be funded to Buyer Merger Sub.
(ii)    Buyer Merger Sub shall be merged with and into the Company in accordance with the DRUPA (the “Merger”). As a result of the Merger, the separate limited liability company existence of Buyer Merger Sub shall cease and the Company shall continue its limited partnership existence under the DRUPA as the surviving company in the Merger (the “Surviving Company”). On the terms and subject to the conditions set forth in this Agreement, the Company shall file a certificate of merger in the form of Exhibit A attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DRUPA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be specified in the Certificate of Merger in accordance with the DRUPA (the effective time of the Merger being hereinafter referred to as the “Effective Time”). At the Effective Time, each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.
(iii)    In exchange for the contribution by MMS to the Company of certain assets and interests in certain entities in accordance with the Restructuring Steps Plan, the Surviving Company shall pay or cause to be paid to MMS, an amount in cash equal to four hundred million dollars ($400,000,000) by wire transfer of immediately available funds to an account or accounts designated in writing by MMS (or its designee) (the “Contribution Payment”).
(iv)    An indirectly wholly owned Subsidiary of the Company formed pursuant to the Restructuring, shall assume from the Surviving Company for no consideration all obligations under the Debt Financing.
(b)    The Merger shall have the effects set forth in the DRUPA. Without limiting the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Buyer Merger Sub (including the proceeds of the Debt Financing (the “Debt Financing Proceeds”)) shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Buyer Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
(c)    At the Effective Time, by virtue of the Merger and without any further action on the part of any person, the certificate of formation of the Company and the Limited Partnership Agreement shall be the certificate of formation and limited partnership agreement of the Surviving Company from and after the Effective Time until thereafter amended as provided therein or by applicable Law.
(d)    From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the certificate of formation and limited partnership agreement of the Surviving Company, the managers and officers of the Company immediately prior to the Effective Time shall be the managers and officers of the Surviving Company.
(e)    Concurrently with the consummation of the Sale on the Closing Date, the limited partnership agreement of the Surviving Company shall be amended and restated in its entirety in the form attached hereto as Exhibit B (the “Amended and Restated Limited Partnership Agreement”).
2.2    Purchase and Sale of Purchased Interests. At the Closing, immediately after giving effect to each of the transactions in Section 2.1, each of MMS, MWW and MOIP shall, and Seller Parent shall cause each of them to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from MMS, MWW and MOIP, all rights, title and interest to the Purchased Interests set forth next to the name of each Seller in Section 3.3(a) of the Disclosure Schedule (as delivered in accordance with Section 3.3(a)) free and clear of all Liens (other than restrictions of general applicability on transfer imposed by federal and state securities Laws and the Amended and Restated Limited Partnership Agreement), for an aggregate purchase price equal to (a) (i) eight hundred eighty-five million Dollars ($885,000,000) in cash, minus (ii) an amount equal to the Contribution Payment, minus (iii) the principal amount of the Seller Note, multiplied by (b) 0.51 (the product of (a) and (b), the “Base Purchase Price”), plus or minus, as applicable, (c) the Adjustment Amount (the “Purchase Price” and the transactions described in this Section 2.2, the “Sale”).

2.3    Estimated Closing Statement. No later than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”), together with supporting documentation used by Sellers in calculating the amounts set forth therein and reasonable supporting detail to evidence the calculation of amounts contained therein, setting forth Sellers’ good faith estimate of (a) the Purchased Working Capital (the “Estimated Purchased Working Capital”), (b) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (c) the Cash Amount (the “Estimated Cash Amount”), (d) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”) and (e) the Estimated Adjustment Amount. The Estimated Closing Statement shall be prepared and calculated in accordance with the terms set forth herein unless otherwise agreed in writing by Sellers and Buyer. Following delivery of the Estimated Closing Statement until the Closing, Sellers shall, and shall cause their Affiliates (including the Company and the Company Subsidiaries) to, provide to Buyer and its Affiliates and their respective representatives, as promptly as possible and upon the reasonable request of Buyer, with reasonable access during normal business hours to the Company’s, the Company Subsidiaries’ and the Businesses’ books, records (including work papers, schedules, memoranda and other documents), supporting data, management and accounting personnel for purposes of and to the extent related to Buyer’s review of the Estimated Closing Statement (and components thereof); provided that the Company shall not be required to provide access to any information if Sellers determine in their reasonable discretion that (i) such access would jeopardize any attorney-client or other legal privilege or (ii) such access would contravene any applicable Laws, fiduciary duty or binding agreement; provided, further, that Sellers and the Company will use their reasonable best efforts to make any such information available in such a manner so as to not jeopardize any such privilege or contravene any such Laws, duties or agreements. Sellers shall consider in good faith any comments provided by Buyer with respect to the Estimated Closing Statement, and if Sellers accept any such comments, Sellers shall deliver to Buyer an updated version of the Estimated Closing Statement, which updated version shall replace the prior version for all purposes hereunder (provided that, for the avoidance of doubt, (A) no failure by Buyer to object to, or comment on, any item set forth in the Estimated Closing Statement shall prejudice Buyer with respect to any post-Closing adjustments pursuant to Section 2.4 or the resolution thereof and (B) no failure by Sellers to accept any such comments shall delay the Closing).
2.4    Adjustment Amount Determination and Payment.
(a)    Exhibit E hereto sets forth, for illustrative purposes only, a calculation of the Purchased Working Capital as of the Latest Statement Date.
(b)    Within one hundred twenty (120) days after the Closing Date, Buyer shall cause the Company to prepare and deliver to Sellers a post-closing statement (the “Post-Closing Statement”), together with supporting documentation used by the Company in calculating the amounts set forth therein and reasonable supporting detail to evidence the calculation of amounts contained therein, setting forth the Adjustment Amount and including the calculations of (i) the Purchased Working Capital, (ii) Closing Indebtedness, (iii) the Cash Amount, and (iv) Company Transaction Expenses. The Post-Closing Statement shall be prepared and calculated in accordance with the terms set forth therein, in each case unless otherwise agreed in writing by Sellers and Buyer.
(c)    Following delivery of the Post-Closing Statement until the earlier of the filing of an Objection Statement and finalization of the Adjustment Amount, Buyer agrees to cause the Company to provide to Sellers and their Affiliates and their respective representatives, as promptly as possible and upon the reasonable request of Sellers, with reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ books, records (including work papers, schedules, memoranda and other documents), supporting data, management and accounting personnel for purposes of and to the extent related to Sellers’ review of the Post-Closing Statement and the Adjustment Amount (and components thereof); provided that neither Buyer nor the Company shall be required to provide access to any information if Buyer determines in its reasonable discretion that (i) such access would jeopardize any attorney-client or other legal privilege or (ii) such access would contravene any applicable Laws, fiduciary duty or binding agreement; provided, further, that Buyer and the Company will use their reasonable best efforts to make any such information available in such a manner so as to not jeopardize any such privilege or contravene any such Laws, duties or agreements. Buyer’s covenants pursuant to this Section 2.4(c) are without limitation of any access rights Sellers may otherwise have pursuant to the Amended and Restated Limited Partnership Agreement.
(d)    If Sellers have any objections to any amounts reflected in the Post-Closing Statement, Sellers will deliver to Buyer a written statement setting forth their objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items and amounts to which Sellers object and set forth the basis for such objection (the “Disputed Items”), and Buyer and Sellers will attempt to resolve and finally determine and agree upon the Disputed Items as promptly as practicable. All negotiations and discussions between the Parties and their respective representatives regarding the Disputed Items shall be governed by Rule 408 of the U.S. Federal Rules of Evidence and any comparable applicable state law of evidence. Any items not disputed or objected to in the Objections Statement shall be deemed to have been accepted by the Sellers. If an Objections Statement is not delivered to Buyer within sixty (60) days after delivery by Buyer of the Post-Closing Statement, the Post-Closing Statement as prepared by the Company will be final, binding and non-appealable by the Parties. Sellers and Buyer will negotiate in good faith to resolve the Disputed Items, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement to Buyer (as such thirty (30)-day period may be extended to the extent agreed by Sellers and Buyer in writing), Sellers and Buyer agree to submit any unresolved Disputed Items to Grant Thornton LLP (the “Arbiter”) pursuant to the following terms of this Section 2.4(d). The proposed representative of the Arbiter shall be reasonably acceptable to Sellers and Buyer. Notwithstanding anything to the contrary herein, the Arbiter shall act as an expert and not as an arbitrator and make a final and binding determination with respect to any remaining unresolved Disputed Items based on the terms hereof and not based on independent review. In the event Sellers and Buyer submit any unresolved Disputed Items to the Arbiter, each of them will submit a written presentation to the Arbiter within thirty (30) days after the date on which the Arbiter executes an engagement letter for purposes of resolving the Disputed Items. Any communications with the Arbiter must be written and delivered to each Party to the dispute at the same time it is delivered to the Arbiter and each Party agrees not to, and shall cause their respective advisors and representatives not to, engage in any ex parte communications with the Arbiter. Sellers and Buyer will use their respective reasonable best efforts to cause the Arbiter to resolve such dispute as soon as practicable, but in any event within thirty (30) days after the date on which the Arbiter receives the statements prepared by Sellers and Buyer or as soon thereafter as practicable. In resolving any Disputed Item, the Arbiter shall be instructed not to assign a value to any item greater than the greatest value for such item claimed by either Sellers or Buyer or less than the smallest value for such item claimed by either Sellers or Buyer, and, in each case, consistent with the amounts, in the case of Sellers, in the Objections Statement or, in the case of Buyer, in the Post-Closing Statement or determined in response to the Objections Statement. Sellers and Buyer will use their respective reasonable best efforts to cause the Arbiter to notify them in writing of its resolution of such dispute as soon as practicable. The determination of the Arbiter with respect to each Disputed Item will, in the absence of manifest mathematical or clerical error or fraud, be final, binding and non-appealable by the Parties and may be entered and enforced in any court having jurisdiction. Each Party will bear its own costs and expenses in connection with the resolution of such dispute by the Arbiter. The fees, costs and expenses of the Arbiter shall be allocated to be paid by Buyer, on the one hand, and Sellers, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Arbiter. For example, if Sellers claim in an Objection Statement that the Adjustment Amount is $1,000 greater than the amount determined by Buyer in the Post-Closing Statement, and if the Arbiter ultimately resolves the dispute by awarding Sellers $600 of the $1,000 contested, then the costs and expenses of the Arbiter will be allocated 60% (i.e., 600 ÷ 1,000) to Buyer and 40% (i.e., 400 ÷ 1,000) to Sellers. The Adjustment Amount as finally determined pursuant to this Section 2.4(d) shall be referred to as the “Final Adjustment Amount.”

(e)    Payment of Adjustment Amount.
(i)    If the Final Adjustment Amount is less than the Estimated Adjustment Amount, Seller Parent shall, or shall cause the Sellers to pay or cause to be paid (in accordance with such Seller’s Applicable Percentage) to Buyer, an amount in cash equal to such shortfall amount by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer. Any such payment is to be made within five (5) Business Days of the date on which the Final Adjustment Amount is determined pursuant to Section 2.4(d).
(ii)    If the Final Adjustment Amount exceeds the Estimated Adjustment Amount, Buyer shall pay or cause to be paid to Sellers (in accordance with each Seller’s Applicable Percentage), an amount in cash equal to such excess amount by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers. Any such payment is to be made within five (5) Business Days of the date on which the Final Adjustment Amount is determined pursuant to this Section 2.4(e).
(iii)    Any amounts payable pursuant to this Section 2.4(e) shall be treated as an adjustment to the Purchase Price for U.S. federal (and applicable state and local) income tax purposes unless otherwise required by a Final Determination.
2.5    Closing.
(a)    The closing (the “Closing”) of the Sale and of the other transactions contemplated by this Agreement, including the transactions described in Section 2.1, will be held remotely by electronic exchange of documents on the third (3rd) Business Day after the date on which all conditions specified in Sections 8.1, 8.2 and 8.3 have been satisfied or waived (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions at the Closing); provided, however, that in no event shall the Closing occur prior to January 5, 2026 without the prior written consent of Sellers and Buyer (the date on which the Closing takes place being the “Closing Date”).
(b)    At the Closing, Buyer will (i) pay (or cause to be paid) to each Seller (or a designee of such Seller), by wire transfer of immediately available funds to the bank account or accounts designated in writing by Sellers at least three (3) Business Days prior to Closing, such Seller’s Applicable Percentage of the Estimated Closing Payment and (ii) deliver such documents as required by this Agreement to be delivered at the Closing, in each case duly executed by Buyer.
(c)    At the Closing, Sellers will deliver, or cause to be delivered, to Buyer the Purchased Interests and such documents required by this Agreement at the Closing, in each case duly executed by the Company, Sellers or the applicable Affiliate of Sellers, as applicable.
(d)    To the extent that Buyer determines (in its sole discretion) that available cash of the Company Group and available borrowings of the Company Group under any debt facilities at Closing are not sufficient to pay the aggregate amount of Seller Transaction Expenses, Company Transaction Expenses and Buyer Transaction Expenses, in each case, reimbursable by the Company pursuant to Section 5.6, and any Company Transaction Expenses below the Sellers Transaction Expenses Cap to the extent such amounts have not been paid by or on behalf of the Company Group as of immediately prior to the Closing (such shortfall, the “Aggregate Equity Investment Amount”); provided that in no event shall the Aggregate Equity Investment Amount Exceed fifty million dollars ($50,000,000), at Closing:
(i)    one or more Sellers will contribute to the Company an amount (the “Seller Equity Investment Amount”) equal to the product of (x) the Aggregate Equity Investment Amount multiplied by (y) 0.49 and, in exchange therefore, the Company will issue to such Sellers Class A Units of the Company with a value at the Closing equal to the Seller Equity Investment Amount free and clear of all Liens (other than restrictions of general applicability on transfer imposed by federal and state securities Laws and the Amended and Restated Limited Partnership Agreement); and
(ii)    the Buyer will contribute to the Company an amount (the “Buyer Equity Investment Amount”) equal to the product of (x) the Aggregate Equity Investment Amount multiplied by (y) 0.51 and, in exchange therefore, the Company will issue to the Buyer Class A Units of the Company with a value at the Closing equal to the Buyer Equity Investment Amount free and clear of all Liens (other than restrictions of general applicability on transfer imposed by federal and state securities Laws and the Amended and Restated Limited Partnership Agreement).
2.6    Withholding. Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with the respect to making such payment under applicable Law; provided, that, other than for withholding (a) that is attributable to any failure to deliver the documents described in Section 8.2(e) or (b) with respect to amounts that are treated as compensatory for applicable Tax purposes, Buyer shall use reasonable best efforts to provide Sellers with advance notice of Buyer’s intent to deduct and withhold and cooperate with such Person to reduce or eliminate such withholding to the extent permitted by applicable Law. Any such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Buyer acknowledges and agrees that, absent a change in applicable Laws and provided that the condition in Section 8.2(e) is met, no U.S. federal income Tax withholding applies to the consideration payable to Sellers under this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS AND SELLER PARENT
Except as set forth in the disclosure schedule accompanying this Agreement (but subject to Section 10.1), which is attached to this Agreement and is designated therein as being the “disclosure schedule” (the “Disclosure Schedule”), Sellers and, if applicable, Seller Parent hereby represent and warrant to Buyer as follows:
3.1    Organization; Qualification; Authority.

(a)    Each Seller and Seller Parent are corporations duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the laws of the State of its jurisdiction of incorporation or formation. Each Seller and Seller Parent have all requisite corporate or limited liability power and authority to own, lease, license and operate their properties and assets and to carry on their businesses as they are now being, and are proposed to be, conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Seller and Seller Parent are duly qualified as foreign entities to do business, and are in good standing (to the extent such concept is legally recognized), in each jurisdiction where the character of their owned, operated, licensed or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Each of Sellers, Seller Parent and the Company has all requisite corporate, limited liability company or partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate, limited liability company or partnership actions required to be taken by Sellers, Seller Parent or the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and properly taken. Sellers, Seller Parent and the Company have all requisite corporate, limited liability company or partnership power and authority to execute and deliver the Ancillary Agreements to which they are or will be a party as of the date of their execution and delivery, to perform their respective obligations thereunder and to consummate the transactions contemplated in each case thereby. All corporate, limited liability company or partnership actions required to be taken by Sellers, Seller Parent or the Company to authorize the execution, delivery and performance of the Ancillary Agreements have been duly and properly taken. No approval, vote or consent (or other action) of the holders of equity interests of Seller Parent is required in connection with this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby.
(c)    This Agreement has been duly executed and delivered by Sellers, Seller Parent and the Company and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and binding obligation of Sellers, Seller Parent and the Company, enforceable against Sellers, Seller Parent and the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally and by general equitable principles. Each Ancillary Agreement has or will have (as applicable) as of the date of its execution and delivery been duly executed and delivered by Sellers and the Company in each case to the extent it is party thereto and, assuming the due authorization, execution and delivery of each Ancillary Agreement by the other parties thereto, each Ancillary Agreement will as of the date of its execution and delivery constitute the valid and binding obligation of Sellers, Seller Parent and the Company in each case to the extent it is party thereto, enforceable against Sellers, Seller Parent and the Company in each case to the extent it is party thereto in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally and by general equitable principles.

3.2    Organization and Qualification of the Company and Company Subsidiaries.
(a)    The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the laws of the State or the jurisdiction of its incorporation or formation.
(b)    The Company and each Company Subsidiary (other than the Company Subsidiaries which constitute Non-Business Assets) (i) has all requisite corporate, limited liability company, partnership or other similar power and authority to own, lease, license and operate its properties and assets and to carry on its business (including the Business) as it is now being, and is proposed to be immediately after the Closing, conducted and (ii) is duly qualified as a foreign entity to do business, and is in good standing (to the extent such concept is legally recognized), in each jurisdiction where the character of its owned, operated, licensed or leased properties or the nature of its activities makes such qualification necessary, except, with respect to clause (i) and (ii) above, where the failure to have such power and authority or to be so qualified or in good standing would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole or the to the Business, taken as a whole.
(c)    Other than ownership of the applicable Subsidiary Interests after giving effect to the Restructuring, the Company does not own any equity investment or other interest in, does not have the right or obligation to acquire any such interest in, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity. Other than ownership of the applicable Subsidiary Interests after giving effect to the Restructuring, no Company Subsidiary owns any equity investment or other interest in, has the right or obligation to acquire any such interest in, or controls, directly or indirectly, any corporation, association, partnership, joint venture or other entity.
(d)    Sellers have made available to Buyer copies (which are true, correct and complete) of the currently effective Governing Documents of the Company and the material Company Subsidiaries and all amendments thereto. The Governing Documents of each Group Company are in full force and effect, and no Group Company is in breach of or violation of any such Governing Documents in any material respect.
3.3    Capitalization.
(a)    As of the date hereof, all of the issued and outstanding Interests are held of record and beneficially by MWW. As of immediately prior to Closing, after giving effect to the Restructuring, all of the issued and outstanding Interests will be held of record and beneficially by the Sellers as set forth in Section 3.3(a) of the Disclosure Schedule, which Disclosure Schedule shall be delivered by Sellers to Buyer no later than five (5) business days prior to the Closing Date. All of the Interests shall have been duly authorized and validly issued, fully paid and nonassessable, issued in compliance with all applicable state and federal securities Laws and at the Closing Date, shall be held of record and beneficially by Sellers as set forth in Section 3.3(a) of the Disclosure Schedule (as delivered in accordance with the foregoing sentence), in each case, free and clear of all Liens and free and clear of all preemptive rights, rights of first offer, rights of first refusal or similar rights (other than pursuant to this Agreement or the Ancillary Agreements). None of the Interests were issued in violation of any rights, agreements, arrangements or commitments under any provision of the Governing Documents of Sellers, the Company or any Company Subsidiary. Except as contemplated by this Agreement or the Ancillary Agreements, there are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that require the Company to issue, sell, or otherwise cause to become outstanding any of its Interests. Except as contemplated by this Agreement or the Ancillary Agreements, there are no outstanding stock appreciation, warrants, options, restricted stock units, restricted stock, phantom stock, profit participation, or equity or equity-related awards or similar rights with respect to the Company or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any of the foregoing. Except as contemplated by this Agreement or the Ancillary Agreements, there are no voting trusts, equityholders agreements, stockholders agreements or similar arrangements related to the issuance, voting, transfer, redemption or repurchase of, or that otherwise provides for any rights in respect of, any of the Interests.
(b)    Section 3.3(b) of the Disclosure Schedule sets forth all of the Company Subsidiaries and the percentage ownership interest of one or more members of the Company Group of all of the issued and outstanding capital stock or other equity interests in the Company Subsidiaries (the “Subsidiary Interests”); provided that, with respect to (i) the Company Subsidiaries that constitute Non-Business Assets, Section 3.3(b) of the Disclosure Schedule sets forth the ownership of such Company Subsidiaries by the Company Group only as of the date of this Agreement and (ii) the Company Subsidiaries set forth on Section 3.3(d) of the Disclosure Schedule, Section 3.3(b) of the Disclosure Schedule sets forth the ownership of such Company Subsidiaries to the Knowledge of Sellers. All of the Subsidiary Interests have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance with all applicable state and federal securities Laws and (other than the Subsidiary Interests that constitute Non-Business Assets) are held of record and beneficially by the Company or another Company Subsidiary as set forth in Section 3.3(b) of the Disclosure Schedule, free and clear of all Liens (other than restrictions of general applicability on transfer imposed by federal and state securities Laws) and free and clear of all preemptive rights, rights of first offer, rights of first refusal or similar rights. None of the Subsidiary Interests were issued in violation of any rights, agreements, arrangements or commitments under any provision of the Governing Documents of Sellers, the Company or any Company Subsidiary. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that require any Company Subsidiary to issue, sell, or otherwise cause to become outstanding any of its Subsidiary Interests. There are no outstanding stock appreciation, warrants, options, restricted stock, restricted stock units, phantom stock, profit participation, or other equity or equity-related awards or similar rights with respect to the Company Subsidiaries or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any of the foregoing. There are no voting trusts, equityholders agreements, stockholders agreements or similar arrangements related to the issuance, voting, transfer, redemption or repurchase of, or that otherwise provides for any rights in respect of, any of the Subsidiary Interests.
(c)    Neither Thornton Group Holdings Limited nor its Subsidiaries hold any material assets or property used in the Business as currently conducted. Since January 1, 2022, (i) none of Sellers or their Affiliates have conducted any material business or operations relating to the Business, directly or indirectly, through Thornton Group Holdings Limited or its

Subsidiaries, other than the discharge or settlement of liabilities described in clause (ii) of this Section 3.3(c) and (ii) neither Thornton Group Holdings Limited nor its Subsidiaries has had any material Liabilities, other than (x) liabilities for Taxes, if any, (y) those that are incidental to (A) Thornton Group Holdings Limited’s ownership of its Subsidiaries and (B) the maintenance of its existence as an entity in good standing, and (iii) liabilities related to the historical operation of such Company Subsidiaries prior to their acquisition by Sellers and their Affiliates.
(d)    Section 3.3(d) of the Disclosure Schedule sets forth the ownership of the Subsidiary Interests of Thornton Group Holdings Limited and its Subsidiaries.
3.4    Governmental Consents and Approvals. Except (a) as set forth in Section 3.4 of the Disclosure Schedule or (b) as may be necessary solely as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates, no consent of, action by, filing with or notification to any Governmental Authority is required for the execution, delivery and performance of this Agreement, the Restructuring or any Ancillary Agreements by Sellers or any of their Affiliates, or the consummation of the transactions contemplated hereby and thereby by Sellers or any of their Affiliates except where the failure to obtain such consent or action or to make such filing or notification would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or the Business, taken as a whole.

3.5    No Conflicts. Provided that the consents, actions, filings, notifications or other actions described in Section 3.4 of the Disclosure Schedule have been obtained or taken, the execution, delivery and performance by Sellers or any of their Affiliates (including the Company and the Company Subsidiaries) of this Agreement and the consummation by Sellers or any of their Affiliates (including the Company and the Company Subsidiaries) of the transactions contemplated hereby (including the Restructuring), and the execution, delivery and performance by Sellers or any of their Affiliates (including the Company and the Company Subsidiaries) of the Ancillary Agreements to which in each case it is or will be a party and the consummation by Sellers or any of their Affiliates (including the Company and the Company Subsidiaries) of the transactions consummated thereby, do not and will not (with or without the notice or lapse of time, or both) violate, constitute a default under, or give rise to any consent right, requirement to deliver a notice, right of termination, cancellation, payment or acceleration under, or result in the creation of any Lien (other than Permitted Liens) on any of the Company, the Company Subsidiaries or the Business under (i) any provision of any Seller’s, the Company’s, any Company Subsidiary’s Governing Documents, (ii) any Law applicable to any Seller or its Affiliates to the extent related to the Business or the Company or any Company Subsidiary, or (iii) any Material Contract (including for the avoidance of doubt, the Existing Credit Agreement) except for, in the case of clauses (ii) and (iii) such breaches, violations, defaults, consent rights, notices or rights of termination, cancellation, payment or acceleration, or Liens that would not reasonably be expected to be material to the Company Group, taken as a whole, or to the Business, taken as a whole.

3.6    Compliance with Applicable Laws. Sellers and their Affiliates (to the extent related to the Business) and the Company and the Company Subsidiaries are, and since January 1, 2022 have been, in compliance with all applicable Laws and orders of any Governmental Authority, except as would not reasonably be expected to be material to the Company Group, taken as a whole, or the Business, taken as a whole. Neither Sellers nor any of their Affiliates (to the extent related to the Business) or the Company or the Company Subsidiaries have received since January 1, 2022 any written, or to the Sellers’ Knowledge, verbal notification from any Governmental Authority of any failure to comply with any applicable Laws or orders of any Governmental Authority, except as would not reasonably be expected to be material to the Company Group, taken as a whole, or the Business, taken as a whole.
3.7    Litigation. There are and since January 1, 2022, there have been no (a) outstanding actions, arbitrations, audits, claims, hearings, litigation, suits (whether civil, criminal or administrative enforcement), judgments, orders, rulings, writs, injunctions or decrees of any Governmental Authority (“Proceeding”) (x) involving Sellers or any of their Affiliates (to the extent related to the Business) or (y) involving the Company or the Company Subsidiaries or (b) Proceedings pending or threatened in writing or, to Sellers’ Knowledge orally, by, against or involving (x) Sellers or any of their Affiliates (to the extent related to the Business) or (y) the Company or the Company Subsidiaries, except, in the case of clauses (a) and (b), as would not reasonably be expected to be material to the Company Group, taken as a whole, or the Business, taken as a whole.

3.8    Financial Information; No Undisclosed Liabilities.
(a)    Section 3.8(a) of the Disclosure Schedule sets forth true, complete and correct copies of the unaudited statements of earnings of the Business for the years ended December 30, 2023 and December 28, 2024 and the trailing twelve (12) months ended September 27, 2025 (the “Latest Statement Date”), and the unaudited balance sheets of the Business as of December 30, 2023, December 28, 2024 and September 27, 2025 (the “Financial Information”). The Financial Information has been derived from the financial data in the consolidated audited financial statements of Seller Parent, which were prepared in accordance with GAAP, applied a consistent basis (except as may be noted therein) during the periods involved, and presents fairly, in all material respects, the financial position and results of operations of the Business, as of their respective dates or for the respective periods set forth therein; provided, however, that the Financial Information and the representations and warranties set forth in this Section 3.8 are qualified by the fact that (i) throughout the periods covered, the Business has not operated on a separate standalone basis and has historically been reported within Seller Parent’s consolidated financial statements (and, therefore, the Financial Information reflects certain, but does not necessary reflect all, adjustments that may be necessary to be presented on a carveout basis), (ii) the Financial Information assumes certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis, and (iii) the Financial Information is not necessarily indicative of what the financial position, results of operations and cash flows of the Business or the Company Group will be in the future. Seller Parent and its Subsidiaries maintain and comply with a system of accounting controls sufficient to provide reasonable assurances that (A) the Business is operated in accordance with management’s general or specific authorization and with applicable Laws, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and (C) access to its bank accounts is (and has been) permitted only in accordance with management’s authorization. Since January 1, 2022, no Seller or its Affiliates has received any written complaint, allegation, assertion or claim that there is a “significant deficiency” in the internal controls over financial reporting, a “material weakness” in the internal controls over financing reporting or fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting.
(b)    Except for (i) Liabilities disclosed on the face thereof, recorded or reflected as liabilities in the Financial Information, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the Latest Statement Date, (iii) Liabilities arising or incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (including the Restructuring) and (iv) Liabilities that do not and would not reasonably be expected to be material to the Company Group, taken as a whole, or the Business, taken as a whole, there are no liabilities of the Company, the Company Subsidiaries or the Business. Notwithstanding the foregoing, none of the Liabilities described in clause (ii) arise from or related to a breach of Contract, breach of warranty, tort, infringement, misappropriation or non-compliance with any applicable Law or order. Notwithstanding anything to the contrary herein, this Section 3.8(b) shall not apply to Liabilities for Taxes.
(c)    On the Closing Date after giving effect to the consummation of the Restructuring, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole or to the Business, taken as a whole, none of the Company or the Company Subsidiaries will be a party to any Contract or has any rights, properties or assets, other than those rights, properties or assets that constitute Business Assets and none of the Company or the Company Subsidiaries will have any liabilities, other than those liabilities related to conducting the Business or operating the Business Assets.
3.9    Contracts.
(a)    Sellers have delivered or made available current and complete copies, as of the Execution Date, of the Material Contracts, and a true and correct list of all such contracts is set forth on Section 3.9(a) of the Disclosure Schedule. Each Material Contract is a valid and binding obligation of the Company, the applicable Company Subsidiary or Sellers or their applicable Affiliate (except as otherwise specified on Section 3.9 of the Disclosure Schedule) and, to Sellers’ Knowledge, the counterparty in each case thereto, is enforceable against the Company, the applicable Company Subsidiary or Sellers or their applicable Affiliate and, to Sellers’ Knowledge, the counterparty in each case thereto (except as enforcement may be limited by applicable bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally and by general equitable principles) and is in full force and effect. The Company, the applicable Company Subsidiary, Sellers or the applicable Affiliate of Sellers (as applicable) has performed all obligations in all material respects required to be performed by it under the Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default under the Material Contracts. None of the Company, the applicable Company Subsidiary, Sellers or the applicable Affiliate of Sellers (as applicable) has received or delivered written (or to Sellers’ Knowledge, oral) notice of any material violation, material breach of or material default under, in each case, which remains unresolved, or the counterparty’s intention to terminate any Material Contract.
(b)    Section 3.9(b) of the Disclosure Schedule sets forth a list, as of the date hereof, of all Shared Contracts, other than any Shared Contracts which constitute Leases, Employee Benefit Plans or IP Licenses, or Shared Contracts which relate to the provision of services that are required to be provided under the Transition Services Agreement or the Commercial Term Sheets.
3.10    Sufficiency of Assets. The assets, rights, properties and interests owned or held by the Company and the Company Subsidiaries, collectively with the Restructuring Assets (the “Business Assets”), constitute all of the assets, rights, properties and interests used in or necessary for the conduct of the Business, in all material respects, in substantially the same manner as conducted by Sellers and their Affiliates in the ordinary course of business during the twelve (12) months prior to the Execution Date and as it is currently conducted as of the Execution Date and as will be conducted as of immediately prior to Closing, except for (i) assets, rights, properties, and interests, whether tangible or intangible, services and other arrangements to be provided under the Ancillary Agreements and pursuant to Section 5.15(b) and Section 5.21, (ii) any Excluded Services (as such term is defined in the Transition Services Agreement) that are not required to be provided under the Transition Services Agreement and (iii) the Non-Business Assets. Except with respect to the Non-Business Assets, the assets, rights, properties, and interests, whether tangible or intangible, services and other arrangements to be provided under the Ancillary Agreements and pursuant to Section 5.15(b), Section 5.18 and Section 5.21, or which are used in connection with the Excluded Services (as such term is defined in the Transition Services Agreement), following the Closing, neither Sellers nor any of their Affiliates (other than the Company and the Company Subsidiaries) shall own or control, any assets, rights, or properties (whether tangible or intangible) that are (x) used in or held for use in the Business or (y) otherwise necessary to conduct the Business as conducted by Sellers and their Affiliates in the ordinary course of business consistent with past practice during the twelve (12) months prior to the Execution Date and as it is currently conducted as of the Execution Date and as will be conducted as of immediately prior to Closing.

3.11    Intellectual Property.
(a)    Section 3.11(a) of the Disclosure Schedule contains a, complete and accurate list of all (i) issued patents and patent applications, (ii) trademark registrations and applications therefor, (iii) copyright registrations and applications, and (iv) Internet domain names, in each case that are owned by (A) Sellers and their Affiliates (other than the Company or any Company Subsidiary) and primarily related to, developed primarily for, or primarily used or held for use in, the Business, or (B) the Company or any Company Subsidiary as of the Execution Date (the “Company Registered IP”). The Company Registered IP is in effect and subsisting, valid and enforceable.
(b)    (i) Except as would not reasonably be expected to be material to the Company Group, taken as a whole or to the Business, taken as a whole, the conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate, and since January 1, 2022, has not infringed, misappropriated, or otherwise violated, any Intellectual Property of any third party, (ii) there are no claims, notices, or actions alleging the foregoing that are pending or threatened in writing against or have otherwise been received by Sellers or any of their Affiliates (to the extent related to the Business), the Company or the Company Subsidiaries (including any unsolicited demand or request from a third party to license any Intellectual Property, excluding general marketing offers to purchase or license a product or service), (iii) except as would not reasonably be expected to be material to the Company Group, taken as a whole or to the Business, taken as a whole, to Sellers’ Knowledge, no third party is infringing, misappropriating or otherwise violating, and since January 1, 2022, has not infringed, misappropriated, or otherwise violated, any of the Company-Owned IP and (iv) no such claims, notices, or actions alleging the foregoing, have been asserted, threatened against, or otherwise sent in writing to any third party by Sellers or any of their Affiliates (to the extent related to the Business), the Company or any Company Subsidiaries.
(c)    Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole or to the Business, taken as a whole, all current and former employees and contractors of the Sellers or any of their Affiliates (to the extent related to the Business), the Company or any of the Company Subsidiaries have executed enforceable Contracts that assign to the Company Group all of such Person’s respective rights, title, and interest in and to, and waive all of such persons non-assignable rights, title and interest in and to, any Intellectual Property conceived, developed, or reduced to practice in the scope of such Person’s engagement. The Company and the Company Subsidiaries use and Sellers and their Affiliates have used commercially reasonable efforts to protect the confidential and proprietary nature of all the Company-Owned IP. Since January 1, 2022, there has not been any disclosure of any confidential or proprietary information of the Business to any third party other than in the ordinary course of business consistent with past practice or pursuant to a valid, written, and enforceable confidentiality agreement.
(d)    Sellers and their Affiliates (including Company and the Company Subsidiaries) exclusively own, and after giving effect to the Restructuring, the Company and the Company Subsidiaries shall exclusively own, all right, title and interest in and to the Company-Owned IP, free and clear of all Liens (other than Permitted Liens). The Company-Owned IP, after giving effect to the Restructuring, shall include all Intellectual Property owned by Sellers or any of its Affiliates (including Company and the Company Subsidiaries) that is primarily related to, developed primarily for, or primarily used or held for use in the Business. All Intellectual Property used in or necessary for the operation of the Business as of the Execution Date shall be owned by the Company or a Company Subsidiary or otherwise available for use by the Company and the Company Subsidiaries immediately after Closing terms and conditions that are, in all material respects, substantially similar to those under which the Business, Sellers and their Affiliates (including the Company and the Company Subsidiaries) owned or used such Intellectual Property in the twelve (12) months prior to Closing.
3.12    Information Technology and Privacy.
(a)    With respect to the use of the software in the operation of the Business, (i) Sellers and their Affiliates (to the extent related to the Business), the Company and the Company Subsidiaries have not experienced any material defects in such software, including any material error or omission in the processing of any transactions, and (ii) (A) no such software contains any code, device or feature that disrupts, disables or otherwise impairs, in any material respect, the functioning of any software (including viruses, Trojan horses, or other disabling code) and (B) none of Sellers or their Affiliates (to the extent related to the Business), the Company or any Company Subsidiary has delivered, licensed or made available, or has any duty or obligation to deliver, license or make available, the source code for any such software to any escrow agent or other third party.

(b)    The Company Systems are sufficient and in sufficiently good working condition to effectively to operate the Business and include a sufficient number of licenses necessary for the Business as currently conducted in all material respects. Since January 1, 2022, (i) there have been no material Security Incidents, and (ii) there have been no failures, breakdowns, continued substandard performance, or disruptions affecting the Company Systems that materially and adversely affected the Business.
(c)    The Business is in compliance with and has since January 1, 2022, has been in compliance with, in each case in all material respects (i) all Privacy Laws, (ii) the Sellers’, their Affiliates’, the Company’s and the Company Subsidiaries’ own rules, policies and procedures, and (iii) applicable Contracts with third parties, in each case of foregoing (i) and (ii), solely to the extent relating to privacy, data protection and the collection and use of Personal Information collected or used in connection with the Business (collectively, the “Privacy Obligations”). No Personal Information has been collected, stored, used or disclosed by or on behalf of Sellers or their Affiliates (to the extent related to the Business), the Company or any Company Subsidiary in violation in any material respect of any Privacy Obligation in connection with the operation of the Business and there has been no unauthorized access, use or disclosure of such Personal Information by Sellers, their Affiliates (to the extent related to the Business), Company or any Company Subsidiary since January 1, 2022. There are no and since January 1, 2022, there have been no claims asserted or threatened in writing against or notices or complaints received by Sellers or their Affiliates (to the extent related to the Business), the Company or any Company Subsidiary alleging a Security Incident or violation by Sellers, their Affiliates (to the extent related to the Business), the Company or any Company Subsidiary of any Privacy Obligation. Since January 1, 2022, none of Sellers or any of their Affiliates (to the extent related to the Business), the Company nor any Company Subsidiary, has notified or been required to notify any Person of any Security Incident or violation of Privacy Obligations. Sellers, their Affiliates, the Company, and the Company Subsidiaries have taken reasonable measures to ensure that the Company Systems and Personal Information in the possession or control of Sellers or their Affiliates (to the extent related to the Business), the Company or any Company Subsidiary is protected against unauthorized access, use, modification, or other misuse, including through administrative, technical and physical safeguards.
3.13    Employee Benefit Matters.
(a)    Section 3.13(a) of the Disclosure Schedule contains a true, complete and correct list of (i) each material Seller Employee Benefit Plan and (ii) separately sets forth and identifies each Company Employee Benefit Plan (other than individual contracts of employment or engagement that are consistent with the form of such agreement provided to Buyer and disclosed on Section 3.13(a) of the Disclosure Schedule and do not contain any potential severance entitlements or change of control, transaction, retention or similar incentives). With respect to each material Seller Employee Benefit Plan, Sellers have made available to Buyer copies of, as applicable, the most recent summary plan description (or a summary of the material terms thereof) and the most recent determination, advisory or opinion letter issued by the IRS. With respect to each Company Employee Benefit Plan, true and complete copies of the following, as applicable, have been made available to Buyer: (A) the current plan document and all amendments thereto (and for any unwritten plan, a summary of the material terms); (B) the most recent summary plan description and all summaries of material modification thereto; (C)

the most recent determination, opinion or advisory letter received from the IRS; (D) the most recent Form 5500 annual report (with all schedules and attachments thereto) if applicable; (E) the most recent actuarial valuation report; (F) all related trust agreements, insurance contracts and other funding arrangements; and (G) any material non-routine correspondence with any Governmental Authority since January 1, 2022. Each Company Employee Benefit Plan is exclusive to Business Employees and former employees of the Business (and eligible dependents or beneficiaries thereof).
(b)    Each Employee Benefit Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code, and nothing has occurred and no condition exists that could result in a material Tax, fine, penalty or other liability or obligation of the Company or a Company Subsidiary, including under Section 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code or Section 409 or 502 of ERISA.
(c)    All contributions and other payments that have become due with respect to each Employee Benefit Plan or Multiemployer Plan, or that have become due to be made to any Governmental Authority, have been calculated correctly and timely made or paid, and all contributions and other payments for all periods ending on or prior to the Closing Date that are not yet due have been made, paid or properly accrued.
(d)    Each Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (or to qualify for favorable tax treatment under other applicable Law) has received a favorable determination letter (or opinion or advisory letter, if applicable) from the IRS (or, if applicable, the equivalent of a determination, opinion or advisory letter under other applicable Law) with respect to its tax qualification, and, to Sellers’ Knowledge, no event has occurred or condition exists that would reasonably be expected to result in the loss of or otherwise adversely affect such tax-qualification.
(e)    No Employee Benefit Plan is, and neither the Company nor any Company Subsidiary sponsors, maintains, contributes to, has any obligation to contribute to, participates in or otherwise has any current or contingent liability or obligation under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA), any plan that is treated for GAAP purposes as a defined benefit plan or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” that is subject to Sections 4063 or 4064 of ERISA or Section 414(c) of the Code or (iv) a multiple employer welfare arrangement (as defined under Section 3(40) of ERISA). Neither the Company nor a Company Subsidiary has any current or contingent liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person. Other than the UK DB Plans, neither the Company, nor any Subsidiary Company has at any time employed a member of, or been associated or connected (as defined in section 51(3) of the UK Pensions Act 2004) with an employer which employed a member of, a UK occupational defined benefit pension scheme.
(f)    No Employee Benefit Plan provides, and neither Company nor a Company Subsidiary has any obligation to provide, post-employment or post-termination health, life or other welfare benefits to any Person, other than as required by Part 6 of Subtitle B of Title I of

ERISA or Section 4980B of the Code or similar state applicable Law for which the recipient pays the full cost.
(g)    Neither the execution and delivery of this Agreement nor the consummation of the Sale could (either alone or in combination with any other event) (i) result in any payment of compensation or benefits (whether in cash, property or the vesting of property) to any current or former Business Employee, employee, officer, director or individual service provider (or eligible dependent thereof) of the Company or a Company Subsidiary, (ii) increase any compensation or benefits due or payable to any current or former Business Employee, employee, officer, director or individual service provider (or eligible dependent thereof) of the Company or a Company Subsidiary, (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits to any current or former Business Employee, employee, officer, director or individual service provider (or eligible dependent thereof) of the Company or a Company Subsidiary, or (iv) give rise to the payment of any amount that could not be deductible by reason of Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code.
(h)    None of Sellers, the Company or any Company Subsidiary has any obligation to compensate, gross-up, indemnify or otherwise make whole any current or former Business Employee, employee, officer, director or individual service provider (or eligible dependent thereof) of the Company or a Company Subsidiary for any Taxes, including under Section 4A or Section 4999 of the Code.
(i)    Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in documentary compliance with, Section 409A of the Code and all applicable IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.
(j)    Except as would not reasonably be expected to be material to the Company Group, taken as a whole, or to the Business, taken as a whole, since January 1, 2020, (i) no circumstances have arisen which could lead to the UK Pensions Regulator imposing or seeking to impose a material liability or a material sanction on Sellers or their Affiliates (to the extent related to the Business) or Company or any Company Subsidiary under sections 38-58D (inclusive) of the UK Pensions Act 2004, (ii) no contribution notice, financial support direction or restoration order (as defined in sections 38 to 56 of the UK Pensions Act 2004) has been issued (or has been sought to be issued) nor has any sanction under sections 58A to 58D (inclusive) of the UK Pensions Act 2004 been imposed (or sought to be imposed) in respect of any of the UK DB Plans or which refers to any of the Sellers or their Affiliates, or any officer or former officer of these, (iii) neither the Sellers nor their Affiliates have sought clearance for any matter under sections 42 or 46 of the UK Pensions Act 2004, and (iv) no notification has been given to the UK Pensions Regulator under sections 69 or 70 of the UK Pensions Act 2004 by the Sellers or their Affiliates or the trustees of any of the UK DB Plans.
(k)    Neither Sellers nor their Affiliates (to the extent related to the Business) or Company or any Company Subsidiary has at any time employed an employee whose contract of employment transferred to it from another employer under the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, where this employee has a right to benefits which are not benefits on old age invalidity or death.
3.14    Labor.
(a)    The Company and the Company Subsidiaries (and Sellers and their applicable Affiliates with respect to the Business) are, and for the last three (3) years have been, compliant in all material respects with all applicable Laws respecting labor, employment and employment practices, including such Laws regarding terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), wages and hours (including the classification of independent contractors and exempt and non-exempt employees, meal and rest breaks, and payment of overtime), withholding of taxes, worker classification, employment discrimination, harassment, retaliation, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), restrictive covenants, automated employment decision tools and other artificial intelligence for employment decisions, paid time off, pay transparency, employee trainings and notices, disability rights or benefits, equal opportunity, affirmative action, labor relations, employee leave issues, paid time off, and unemployment insurance and related matters. None of the Company or the Company Subsidiaries (or Sellers or their applicable Affiliates with respect to the Business) are not, and in the last three (3) years have not been, engaged in any material unfair labor practice as defined in the National Labor Relations Act.
(b)     Neither the Company nor any Company Subsidiary, nor any Seller or its Affiliates (with respect to the Business or Business Employees), are party to or bound by any Union Contracts, and no Business Employees are represented by any labor union, labor organization, works council, or similar employee representative body with respect to their employment with a Seller or any of its Affiliates. To Sellers’ Knowledge, there are no, and in the past three (3) years there have been no, pending or threatened labor union organizing activities with respect to the Business.
(c)    In the past three (3) years, there has not occurred or, to Sellers’ Knowledge, been threatened any unfair labor practice charge, material labor grievance, material labor arbitration, strike, lockout, slowdown, picketing, work stoppage or similar material labor activity against or affecting the Business or the Company or any Company Subsidiary, or otherwise involving the Business.
(d)    Section 3.14(d) of the Disclosure Schedules sets forth a true, correct and complete list as of the date hereof of each Business Employee, and sets forth for each such individual the following information, to the extent permitted by applicable Law: (i) job title; (ii) primary work location by country (and if applicable, state); (iii) whether salaried or hourly; (iv) active or inactive status; (v) full-time or part-time status; (vi) employing entity and (vii) status as union or non-union (the “Business Employee List”). The Business Employees are sufficient in number and skill to operate the Business in all material respects in substantially the same manner as it is currently conducted. No Seller nor any of its Affiliates employ any individuals who primarily or exclusively devote their working time to the Business but who are not Business

Employees, and the Company and the Company Subsidiaries do not employ any individuals other than the Business Employees.
(e)    Except as would not result in material Liability for the Business or the Company or any Company Subsidiary the Company and the Company Subsidiaries and Sellers and their Affiliates (with respect to the Business) have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable under applicable Law, Contract or policy.
(f)    To Sellers’ Knowledge, the Company and the Company Subsidiaries and Sellers and their Affiliates (with respect to the Business) have in the past three (3) years reasonably investigated all allegations of sexual harassment or sexual misconduct against any officer or employee of the Company or any Company Subsidiary at the level of Division President or above and which allegations were reported to the applicable company’s human resources department or other employees responsible for investigating such matters. Neither the Company nor the Company Subsidiaries or Sellers or their Affiliates reasonably expects any material Liabilities with respect to any such allegations.
(g)    To Sellers’ Knowledge, no Business Employee is in any material respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation (A) owed to the Company or any Company Subsidiary or, with respect to the Business, Sellers or their Affiliates, or (B) owed to any third party with respect to such individual’s right to be employed or engaged by the Company or the Company Subsidiaries.
3.15    Property.
(a)    Section 3.15(a) of the Disclosure Schedule contains a true, correct and complete list of, as of the Execution Date, all leases (together with any and all amendments and guaranties with respect thereto, the “Leases”) pursuant to which Sellers or any Affiliate of the Sellers (each to the extent related to the Business) or the Company or a Company Subsidiary leases, subleases, licenses, or otherwise occupies real property, other than those constituting Non-Business Assets, but including those constituting Restructuring Assets (the “Leased Real Property”). Sellers have made available to Buyer true, correct and complete copies of the Leases that are material to the operation of the Business, taken as a whole. To Sellers’ Knowledge, (i) each Lease is in full force and effect and (ii) the Sellers, the applicable Affiliate of the Sellers, the Company or the applicable Company Subsidiary has a valid leasehold interest in the Leased Real Property, free and clear of any Liens (other than Permitted Liens).
(b)    Section 3.15(b) of the Disclosure Schedule contains a true, correct and complete list of, as of the Execution Date, all real property owned by Sellers or their Affiliates (to the extent related to the Business), the Company or the Company Subsidiaries, other than those constituting Non-Business Assets, but including those constituting Restructuring Assets (the “Owned Real Property” and together with the Leased Real Property, the “Real Property”). Either the Company or one of the Company Subsidiaries has (or, in the case of Owned Real Property constituting Restructuring Assets, will have as of Closing), good and marketable indefeasible fee simple title to the Owned Real Property, free and clear of any Liens (other than Permitted Liens).

(c)    There are no pending, or threatened in writing or, to Sellers’ Knowledge, verbally threatened, material appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property or, to Sellers’ Knowledge, the Leased Real Property.
(d)    The Owned Real Property and Leased Real Property are in good operating condition (subject to ordinary wear and tear) for the purpose for which they are presently being used, except where such failures to be in good operating condition or such inadequacies would not have a material adverse effect on the Company or the Company Subsidiaries, taken as a whole, or the Business, taken as a whole.
(e)    None of Sellers, the Company or any Company Subsidiary leases, subleases, licenses, or otherwise allows any other Person to occupy any portion of the Real Property.
(f)    There exists no material default or material event of default on the part of the Sellers or their Affiliates, the Company or any Company Subsidiary, as applicable, or, to Sellers’ Knowledge, any other party, under any Lease, and no event has occurred, or circumstance exists, but for the giving of notice or the passage of time, or both, would constitute such a material default on the part of Sellers, their Affiliates, the Company, any Company Subsidiary, or, to the Knowledge of the Company, any other party to any Lease.
(g)    The Real Property comprises all of the real property used for the conduct of the Business, in all material respects.
(h)    Other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any material portion thereof or material interest therein. None of the Sellers or any Affiliate of the Sellers (to the extent related to the Business), the Company, nor any Company Subsidiary is a party to any agreement or option to purchase any material real property.
(i)    To Sellers’ Knowledge, all buildings, structures, improvements, fixtures, building systems and equipment, and all material components thereof, located on or at the Real Property, have not suffered material damage from severe weather events and other natural conditions such as hurricanes, floods, tornadoes, earthquakes and wildfires that has not been repaired in all material respects.
(j)    Sellers and their Affiliates (to the extent related to the Business) and the Company or a Company Subsidiary have good and valid title to, or a valid leasehold interest in, or other legal right to, all the Tangible Personal Property free and clear of all Liens other than Permitted Liens. Each such Tangible Personal Property is in all material respects in good operating condition and repair, subject only to ordinary wear and tear, and adequate for the purpose for which it is presently being used.
3.16    Environmental Matters.
(a)    Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole or to the Business, taken as a whole: (i) the Sellers and their Affiliates (to the extent related to the Business) and Company and the

Company Subsidiaries are, and, for the past three (3) years have been, in compliance with all Environmental Laws; (ii) Sellers and their Affiliates (to the extent related to the Business) and the Company and the Company Subsidiaries have obtained and maintained all Environmental Permits which are required under Environmental Laws for the operations of the Business or the Company’s or any Company Subsidiary’s occupation of any property or facility (including the Owned Real Property or Leased Real Property); (iii) there is no pending proceeding, or threatened in writing or, to Sellers’ Knowledge, verbally, to revoke, cancel or adversely modify any such Environmental Permits; and (iv) Sellers and their Affiliates (to the extent related to the Business) and the Company and the Company Subsidiaries are, and for the past three (3) years have been, in material compliance with the terms and conditions of such Environmental Permits.
(b)    Except as would not would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole or to the Business, taken as a whole: (i) there is no civil, criminal or administrative action, demand, proceeding or claim pending or threatened in writing or, to Sellers’ Knowledge, verbally, under any Environmental Laws with respect to the Business or the Company or the Company Subsidiaries (including any current of former properties, facilities or operations thereof); (ii) Sellers and their Affiliates (to the extent related to the Business) and the Company and the Company Subsidiaries have not, for the past three (3) years, received any notice or report regarding any actual or alleged material violation by, or material liability with respect to, the Business and are not subject to any open or pending investigations pursuant to Environmental Law or any Environmental Permit, including the receipt of any requests for information related to such investigations; and (iii) none of Sellers or any of their Affiliates (to the extent related to the Business) or the Company or any Company Subsidiary is subject to any order, judgment or decree pursuant to applicable Environmental Law.
(c)    There has been no Release, treatment, disposal, or arrangement for disposal of, contamination by, or exposure of any Person to, or manufacture or sale of any products containing, Hazardous Materials at any of the Owned Real Property, Leased Real Property or, to the Sellers’ Knowledge, any other property where Hazardous Substances generated or used by the Business, the Company or any Company Subsidiary have been Released, transported to or disposed of, in each case except as would not give rise to a liability that would be material to the Company or the Company Subsidiaries, taken as a whole, or the Business, taken as a whole.
(d)    None of Sellers or any of their Affiliates (to the extent related to the Business) or the Company or any Company Subsidiary has assumed, undertaken, provided an indemnity with respect, or otherwise become subject to, any unresolved liability of another Person arising under Environmental Laws or relating to Hazardous Substances except for such liability as would not be material to the Company or the Company Subsidiaries, taken as a whole, or to the Business, taken as a whole.
(e)    Sellers and the Company have made available to Buyer copies of all material environmental, health and safety assessments, audits and reports, and other material environmental, health or safety documents, that, in each case, are in the possession or reasonable control of any Seller or any of its Affiliates and relate to the Company, the Company Subsidiaries or the Business or any current or former properties, facilities or operations thereof.

3.17    Taxes.
(a)    All income and other material Tax Returns required to be filed by, or on behalf of, the Company and the Company Subsidiaries (or, solely with respect to the Business Assets, Sellers or their Affiliates) have been timely filed (taking into account any applicable extensions of time with which to file such Tax Returns), and all such Tax Returns are true, correct and complete in all material respects. The Company and the Company Subsidiaries (or, solely with respect to the Business Assets, Sellers or their Affiliates) have timely paid to the appropriate Taxing Authority all income and other material Taxes due and payable (whether or not shown as due on such Tax Returns). All material Taxes required to be withheld by the Company or any Company Subsidiary have been timely withheld, and such withheld Taxes have been timely paid to the appropriate Governmental Authority.
(b)    There are no material Liens for Taxes upon any of the Business Assets, or any other Business assets of the Company or any Company Subsidiary, other than Permitted Liens.
(c)    There are no currently ongoing audits or other proceedings with respect to any material Taxes or material Tax Return of the Company or any Company Subsidiary (or, solely with respect to the Business Assets, Sellers or their Affiliates), and none of the Company and the Company Subsidiaries has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where the Company or the Company Subsidiaries have not filed Tax Returns) any written notice indicating an intent to open an audit or other review or notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company or the Company Subsidiaries (or, solely with respect to the Business Assets, Sellers or their Affiliates). No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not pay Taxes or file Tax Returns to the effect that it is or may be subject to Taxes assessed by, or required to file a Tax Return in, such jurisdiction.
(d)    None of the Company and the Company Subsidiaries will be required to include any material item of income, or exclude any material item of deduction from, their taxable income for any taxable period ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement (as described in Section 7121 of the Code) executed on or prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amounts received on or prior to the Closing or (v) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).
(e)    None of the Company and the Company Subsidiaries (i) is or has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2), (ii) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, and no request for any such waiver or extension is currently pending, (iii) is a party to or bound by any material Tax allocation, material Tax sharing or material similar agreement, (iv) since January 1, 2020, is or has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than any such group the common parent of which is a Seller or any of its Affiliates), or (v) has any liability for the Taxes of any Person (other than Sellers and their respective Affiliates) under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. income Tax law), as a transferee or successor, by contract or otherwise. None of the Company and the Company Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.
(f)    None of the Company and the Company Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring during the two (2)-year period ending on the Execution Date.
(g)    The unpaid Taxes of the Company and the Company Subsidiaries (being Taxes not yet due and payable) do not materially exceed the reserves for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the most recent Financial Information (rather than any notes thereto), and there will be no material increase in unpaid Taxes or in the Tax reserve from the date of the date of the latest balance sheet contained in the Financial Information through the Closing Date other than for items arising in the ordinary course of business.
(h)    The Company is, and at all times since its formation has been, properly classified as a partnership or entity disregarded as separate from its owner for U.S. federal (and applicable state and local) income Tax purposes. As of the Execution Date and as of the Closing Date, each Company Subsidiary is or will be properly classified for U.S. federal (and applicable state and local) income Tax purposes as depicted on the Restructuring Steps Plan.
(i)    The Company and the Company Subsidiaries have complied in all material respects with all applicable transfer pricing Laws. All material transactions entered into by, or among any of, the Company and the Company Subsidiaries have been made or entered into in accordance with arm’s-length principles and for consideration not less than fair market value and have not and will not give rise to an assessment by any Governmental Authority competent to assess, control or collect Taxes. The Company and the Company Subsidiaries are in possession of all supporting documents required by Law to establish the arm’s length nature of these material transactions.
(j)    The first-tier corporate Subsidiary of the Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.
3.18    Transactions with Affiliates. Section 3.18 of the Disclosure Schedule contains a complete and correct list of all written Contracts between (a) Sellers or any of their Affiliates (other than the Company or the Company Subsidiaries), on the one hand, and the Company or a Company Subsidiary, on the other hand, and (b) any officer, member of the board of directors (or similar governing body) or employee of the Company, a Company Subsidiary or Sellers or any of their other Affiliates, on the one hand, and the Company, a Company Subsidiary or Sellers or any of their other Affiliates (as applicable), on the other hand, in the case of each of clauses (a) and (b), that relate to the Business or to which the Company or a Company Subsidiary is a party (excluding any Employee Benefit Plans listed on Section 3.13(a) of the Disclosure Schedule) (each such Contract, an “Affiliate Transaction”).

3.19    Brokers. No broker, finder or investment banker, other than Goldman, Sachs & Co., the fees and expenses of which will be paid in full by Sellers prior to or at the Closing, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, any Company Subsidiary, Sellers or their Affiliates.
3.20    Absence of Certain Changes.
(a)    Except as required or expressly contemplated by this Agreement or the Ancillary Agreements, since the Latest Statement Date, (i) Sellers and their Affiliates (to the extent related to the Business) have conducted the Business in the ordinary course of business consistent with past practice and the Company and each Company Subsidiary has conducted its business in the ordinary course of business consistent with past practice and (ii) no Seller or Affiliate of Seller (to the extent related to the Business) or the Company or any Company Subsidiary has taken any action that would be expressly prohibited by Sections 5.2(b)(i), (vii), (xxiii) and (xxv) if such action was taken after the Execution Date and prior to the Closing (without Buyer’s consent).
(b)    Since the Latest Statement Date, there has not been a Material Adverse Effect.
3.21    Insurance. Section 3.21 of the Disclosure Schedule sets forth a true, correct and complete list of the material insurance policies in force as of the date hereof with respect to the Business or the Company or the Company Subsidiaries (the “Insurance Policies”). Sellers have made available copies of the Insurance Policies which are true, correct and complete in all material respects. To the Sellers’ Knowledge, (i) the Insurance Policies are in full force and effect and (ii) all premiums due and payable on such Insurance Policies have been paid. None of Sellers or their Affiliates with respect to the Business or the Company or any Company Subsidiary has received any written notice of pending or threatened in writing or, to the Sellers’ Knowledge, orally termination or cancellation of any such insurance policy, and Sellers and their Affiliates and the Company and the Company Subsidiaries are in compliance in all material respects with all terms and conditions contained therein, to the extent such entity is the named insured under the applicable Insurance Policy. Except as is not and would not reasonably be expected to be material to the Company or the Company Subsidiaries (taken as a whole) or the Business (taken as a whole) (a) no policy limits of insurance policies are exhausted or materially eroded or reduced, (b) in the past three (3) years, no insurance carrier has denied coverage for any material pending claim asserted by Sellers or their Affiliates other than pursuant to a customary reservation of rights notice, and (c) all insurance claims data made available by Seller and their Affiliates to Buyer are true and complete as of its respective valuation date and there have been no material claims presented or material changes in the data since the valuation date of the data presented.
3.22    Customers and Suppliers.
(a)    Section 3.22 of the Disclosure Schedule sets forth on a consolidated basis: (a) the twenty (20) largest suppliers of the Business, taken as a whole, determined based on the dollar value of goods or services purchased from such supplier for the fiscal year ended on December 28, 2024 and the trailing nine (9) month period ended on September 27, 2025 (each such supplier, a “Material Supplier”) and (b) the twenty (20) largest customers of the Business, taken as a whole, determined based on the dollar value of goods or services provided to such customers during the fiscal year ended on December 28, 2024 and the trailing nine (9) month period ended on September 27, 2025 (each such customer, a “Material Customer”).
(b)    Except as would not reasonably be expected to be material to the Business, taken as a whole, during the past twelve (12) months, no Material Customer or Material Supplier has (x) canceled or terminated, or provided written or, to Sellers’ Knowledge, verbal notice that such Material Customer or Material Supplier is terminating or intends to cease being a customer or supplier from or to the Business or (y) materially decreased or limited or threatened in writing, or to Sellers’ Knowledge, verbally, to materially decrease or limit the materials, products, supplies or service provided from or to the Business or otherwise change its business relationship.
3.23    Product Warranties and Similar Matters.
(a)    Except as would not reasonably be expected to be material to the Business, taken as a whole, in the past three (3) years, each product related to the Business, directly or indirectly manufactured, sold, leased, or delivered by the Sellers or their Affiliates (including the Company and the Company Subsidiaries) has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and none of Sellers or their Affiliates (including the Company and the Company Subsidiaries) has any material Liability (and to Sellers’ Knowledge, there is no basis for any present or future litigation or proceeding against any such Persons that would reasonably be expected to rise to any material Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Financial Information as adjusted for the passage of time through the Closing in accordance with GAAP.
(b)    Except as would not reasonably be expected to be material to the Business, taken as a whole, in the past three (3) years, none of Sellers or their Affiliates (including the Company and the Company Subsidiaries) has had any material Liability (and to Sellers’ Knowledge, there is no basis for any present or future litigation or proceeding against any such Persons that would reasonably be expected to rise to any material liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product related to the Business, directly or indirectly, manufactured, sold, leased or delivered by the Sellers or their Affiliates (including the Company and the Company Subsidiaries). In the past three (3) years, none of Sellers or their Affiliates (including the Company and the Company Subsidiaries) has (i) recalled any of the products related to the Business, directly or indirectly, manufactured, sold, leased or delivered by any of Sellers or their Affiliates (including the Company and the Company Subsidiaries) or, to the Sellers’ Knowledge, been the subject of any threatened recall (except as would not reasonably be expected to be material to the Business taken as a whole) or (ii) received any material product liability or warranty claims related to the products related to the Business, directly or indirectly, manufactured, sold, leased or delivered by any of the Sellers or their Affiliates (including the Company and the Company Subsidiaries).
3.24    Inventory. Except as would not reasonably be expected to be material to the Business, taken as a whole, all inventory of the Business consists of a quality and quantity usable and salable in the ordinary course of business as presently conducted and is in compliance with, any applicable Laws, subject to reserves for obsolete, damaged, defective or slow-moving items.
3.25    Accounts Receivables; Accounts Payable.
(a)    Except as would not have a Material Adverse Effect, all accounts receivable reflected in the Financial Information (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are (i) valid, genuine, existing and have arisen from bona fide transactions, (ii) accurate reflections of the accounts receivable of the Company, the Company Subsidiaries and the Business, (iii) not subject to any defenses, setoffs or counterclaims except as may be reflected in the Financial information, (iv) not more than one hundred and twenty (120) days past due. Since the Latest Statement Date, the accounts receivable of the Company, the Company Subsidiaries and the Business have arisen in the ordinary course of business from bona fide transactions involving the sale of goods or products or the rendering of services and has been booked.
(b)    Except as would not have a Material Adverse Effect, all accounts payable reflected in the Financial Information (i) are valid, genuine and existing, (ii) are accurate reflections of the accounts payable of the Company, the Company Subsidiaries and the Business, (iii) have arisen in the ordinary course of business from bona fide transactions and represent valid obligations arising from purchases actually made by the Company and the Company Subsidiaries and the Business and (iv) are not aged more than one hundred and twenty (120) days.
3.26    International Trade.
(a)    Neither Sellers or their Affiliates (to the extent related to the Business), the Company, nor any Company Subsidiary, nor any of their respective directors, officers, or employees, nor, to Sellers’ Knowledge, any employees, agent or other third-party representative acting on behalf of Sellers or their Affiliates (to the extent related to the Business) or the Company or any Company Subsidiary have, directly or indirectly, (i) made, offered, promised, authorized, or received any payment or gift of any money or anything of value to, from, or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof, political campaign, or public international organization in violation of U.S. and non-U.S. Laws and orders relating to the prevention of bribery and corruption and money laundering, including the FCPA (collectively, “Anti-Corruption Laws”); or (ii) otherwise taken or failed to take any action that would cause Sellers or any Affiliate of Sellers (to the extent related to the Business) or the Company or any Company Subsidiary to violate any Anti-Corruption Laws.
(b)    Neither Sellers or their Affiliates (to the extent related to the Business), the Company, nor any Company Subsidiary, nor any of their respective directors, officers, or employees, nor, to Sellers’ Knowledge, any agent or other third-party representative acting on behalf of Sellers, any Affiliate of Seller, the Company or any Company Subsidiary is currently, or has been since April 24, 2019, (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country; (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iv) otherwise in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws and orders (collectively, “Trade Control Laws”).
(c)    Since April 24, 2019, neither Sellers, nor their Affiliates (to the extent related to the Business), the Company, nor any Company Subsidiary has received from any Governmental Authority or any Person any written notice or inquiry or internal or external allegation, conducted any internal investigation or audit, or made any voluntary or involuntary disclosure to a Governmental Authority concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws. There are no pending or threatened in writing or, to Sellers’ Knowledge, verbally claims against Sellers, their Affiliates (to the extent related to the Business), the Company or any Company Subsidiary with respect to Anti-Corruption Laws or Trade Control Laws.
3.27    Permits. Sellers and their Affiliates (to the extent related to the Business) and the Company and the Company Subsidiaries hold all material Permits that are necessary for the operation of the Business as presently conducted. Each material Permit is valid and in full force and effect and the Seller, Affiliate of the Seller, the Company or the Company Subsidiary, as applicable, possessing each such Permit, as applicable, is in compliance in all material respects with the requirements thereof.
3.28    Grants. Except for Liabilities disclosed on the face of the Financial Information or Liabilities that would not reasonably be expected to be material to the Company Group, taken as a whole, or the Business, taken as a whole, the Company and the Company Subsidiaries do not owe any obligation to pay any Governmental Authority any funds received in respect of any Grant.

3.29    Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article III and in the Ancillary Agreements or any certificates delivered hereunder or thereunder, none of Sellers or any of their respective Affiliates, directors, managers, officers, employees or other representatives make or have made any other representation, warranty or statements of any kind, express or implied, at law or in equity, in respect of the Business, the Company, the Company Subsidiaries, Sellers or their respective Affiliates, their financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Sellers or their respective Affiliates, the Company, the Company Subsidiaries, the Purchased Interests, or the Business, and Sellers expressly disclaim any such representation, warranty or statements of any kind (or errors therein or omissions therefrom).
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Sellers, as follows:
4.1    Organization; Authority.

(a)    Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Buyer, Buyer Parent and Buyer Merger Sub is duly qualified as a foreign entity to do business, and is in good standing (to the extent such concept is legally recognized), in each jurisdiction where the character of its owned, operated, licensed or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the ability of Buyer or Buyer Merger Sub to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)    Buyer has all requisite partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Buyer Merger Sub has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All partnership or limited liability company actions required to be taken by Buyer and Buyer Merger Sub to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and properly taken. Buyer and Buyer Merger Sub have all requisite partnership and limited liability company power and authority (as applicable) to execute and deliver the Ancillary Agreements to which they are or will be a party as of the date of their execution and deliver, to perform their respective obligations thereunder and to consummate the transactions contemplated in each case thereby. All partnership or limited liability company actions required to be taken by Buyer and Buyer Merger Sub to authorize the execution, delivery and performance of the Ancillary Agreements have been duly and properly taken. No approval, vote or consent (or other action) of the holders of equity interests of Buyer or Buyer Merger Sub or their Affiliates is required in connection with this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby.
(c)    This Agreement has been duly executed and delivered by Buyer and Buyer Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and binding obligation of Buyer and Buyer Merger Sub, enforceable against Buyer and Buyer Merger Sub in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally and by general equitable principles. Each Ancillary Agreement has or will have (as applicable) as of the date of its execution and delivery been duly executed and delivered by Buyer and Buyer Merger Sub in each case to the extent it is party thereto and, assuming the due authorization, execution and delivery of each Ancillary Agreement by the other parties thereto, each Ancillary Agreement will as of the date of its execution and delivery constitute, the valid and binding obligation of Buyer and Buyer Merger Sub in each case to the extent it is party thereto, enforceable against Buyer and Buyer Merger Sub in each case to the extent it is party thereto in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally and by general equitable principles.
(d)    Buyer has been formed solely for the purposes of performing its obligations pursuant to, and consummating the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is or will be a party, including holding the Purchased Interests at and following the Closing. Buyer Parent is, and through the Closing will be, the direct or indirect record and beneficial owner of all of the outstanding equity interests of Buyer. Buyer has not conducted any operations, owned an interest in any assets or equity, or incurred any liabilities of any nature other than in connection with this Agreement and the transactions contemplated hereby.
(e)    Buyer Merger Sub has been formed solely for the purposes of performing its obligations pursuant to, and consummating the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is or will be a party. Buyer Merger Sub has not conducted any operations, owned an interest in any assets or equity, or incurred any liabilities of any nature other than in connection with its formation or this Agreement and the transactions contemplated hereby or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person, other than in connection with its formation or this Agreement and the Ancillary Agreements.
4.2    Governmental Consents and Approvals. Subject to the accuracy of the representation and warranty set forth in Section 3.4 and except as may be necessary solely as a result of any facts or circumstances relating solely to the Sellers or any of their Affiliates, no consent of, action by, filing with or notification to any Governmental Authority is required for the execution, delivery and performance of this Agreement or any Ancillary Agreements by Buyer or any of its applicable Affiliates, or the consummation of the transactions contemplated hereby and thereby by Buyer or any of its applicable Affiliates, except where the failure to obtain such consent or action or to make such filing or notification would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
4.3    International Trade. Neither Buyer nor Buyer Merger Sub is currently a Sanctioned Person.
4.4    Litigation. As of the Execution Date, there are no (a) outstanding judgments, orders, writs, injunctions or decrees of any Governmental Authority against Buyer or its Affiliates that would reasonably be expected to prevent, delay or otherwise materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; or (b) actions, suits, claims or legal, administrative or arbitration proceedings pending or, to Buyer’s Knowledge, threatened in writing against Buyer or its Affiliates, that would reasonably be expected to prevent, delay or otherwise materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
4.5    No Conflicts. Provided that the consents, actions, filings notifications or other actions described in Section 4.2 have been obtained or taken, the execution, delivery and performance by Buyer and Buyer Merger Sub of this Agreement and the consummation by Buyer and Buyer Merger Sub of the transactions contemplated hereby, and the execution, delivery and performance by Buyer and Buyer Merger Sub of the Ancillary Agreements to which it will be a party, and the consummation by Buyer and Buyer Merger Sub (as applicable) of the transactions consummated thereby, do not and will not violate, constitute a default under, or give rise to any right of termination, cancellation, payment or acceleration under, or result in the creation of any Lien on any asset of Buyer or Buyer Merger Sub under (i) any provision of Buyer’s Governing Documents, (ii) any Law applicable to Buyer or Buyer Merger Sub or any of their respective properties or assets or (iii) any Contract of Buyer or Buyer Merger Sub except, in the case of clauses (ii) or (iii), for such breaches, violations, defaults or rights of termination, cancellation, payment or acceleration or Liens that would not have a material adverse effect on the ability of Buyer or Buyer Merger Sub to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
4.6    Financing.
(a)    As of the Execution Date, Buyer has delivered to Sellers a true, correct, and complete copy of (i) a fully executed commitment letter, dated as of the Execution Date (including all exhibits, schedules, annexes and amendments thereto as of Execution Date, the “Debt Commitment Letter”), pursuant to which, upon the terms and subject only to the conditions set forth therein, the Debt Financing Sources party thereto have committed to Buyer Merger Sub to lend the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and (ii) a fully executed fee letter specifically referred to in the Debt Commitment Letter, dated as of the Execution Date (collectively, the “Fee Letters”). As of the Execution Date, Buyer has delivered to Sellers a true, correct, and complete copy of an executed commitment letter, dated as of the Execution Date (including all exhibits, schedules, annexes and amendments thereto as of the Execution Date, the “Equity Commitment Letter” and together with the Debt Commitment Letter, collectively, the “Commitment Letters”), from Buyer Parent pursuant to which Buyer Parent has committed to invest the amounts, and on the terms and subject to the conditions, set forth therein in connection with the transactions contemplated by this Agreement (the “Equity Financing,” and together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides, and will continue to provide, that each Seller is a third-party beneficiary thereof with rights of enforcement, subject to the terms and conditions set forth therein.
(b)    As of the Execution Date, the Commitment Letters are (i) in full force and effect, (ii) legal, valid and binding obligations of Buyer Merger Sub (with respect to the Debt Commitment Letter) and Buyer Parent (with respect to the Equity Commitment Letter) and, to Buyer’s Knowledge, the other applicable parties thereto, enforceable in accordance with their respective terms (except as enforcement may be limited by applicable bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally and by general equitable principles) and (iii) have not been terminated, repudiated, rescinded or otherwise amended, supplemented or modified in any respect.
(c)    The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Buyer Merger Sub on the terms therein. Other than as expressly set forth in the Commitment Letters and/or the Fee Letter, as applicable, as of the Execution Date, none of Buyer or its Affiliates has entered into any side letter, agreement, contract, arrangement or understanding, whether written or oral, relating to the Financing that would (i) reduce the aggregate amount of any portion of the Financing such that the aggregate amount of the Financing would be below the Required Amount, (ii) impose new or additional conditions precedent or contingencies to the Financing, or (iii) that could otherwise adversely affect the availability, or termination (without the funding of the commitments thereunder) of any Commitment Letter.

(d)    As of the Execution Date, and assuming satisfaction or waiver of the conditions set forth in Article VIII, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute or result in a material breach or event of default on the part of Buyer under any of the Commitment Letters. As of the Execution Date, and assuming satisfaction or waiver of the conditions set forth in Article VIII, Buyer (x) has no reason to believe that it will be unable to satisfy, on a timely basis, any condition to the Financing contained in the Commitment Letters and (y) knows of no fact, occurrence, circumstance or condition that would reasonably be expected to cause the Required Amount to not be available to Buyer on the Closing Date. Buyer has fully paid any and all commitment fees or other fees required by the Fee Letter and the other Commitment Letters to be paid on or before the Closing Date, and Buyer will pay when due all other commitment and other fees arising under each Fee Letter and the other Commitment Letters as and when they become payable.
(e)    Assuming the satisfaction or waiver of the conditions set forth in Article VIII and that the Financing is funded in accordance with the terms and conditions of the Commitment Letters, the aggregate proceeds from the Financing will be sufficient to enable Buyer to make all of the payments required consummate the transactions contemplated under this Agreement on the Closing Date, including to pay the Purchase Price and any other amounts payable pursuant to Article II and the payment of all fees, costs and expenses to be paid by Buyer or its Affiliates related to the transactions contemplated by this Agreement (collectively, the “Required Amount”).
4.7    Securities Laws Representations.
(a)    Buyer is acquiring the Purchased Interests in good faith solely for its own account with the present intention of holding the Purchased Interests for purposes of investment, and Buyer is not acquiring the Purchased Interests with a present intention to subdivide, distribute, or fractionalize such Purchased Interests, in whole or in part, or as an underwriter or conduit to other beneficial owners or subsequent purchasers.
(b)    Buyer acknowledges and understands that the Purchased Interests have not been registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or qualified under the securities or “blue sky” Laws of any states in reliance upon exemptions from registration or qualification under the Securities Act and that the Purchased Interests may not be sold, offered, transferred, assigned, pledged, hypothecated or otherwise disposed of or encumbered, except in compliance with the Securities Act and such Laws.
(c)    Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Interests. Buyer is able to bear the economic risk of holding the Purchased Interests for an indefinite period (including total loss of its investment).
4.8    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates (which, for the avoidance of doubt, shall not include the Company or the Company Subsidiaries).

4.9    Guaranty. Concurrently with the execution of this Agreement, Buyer has delivered to Sellers the Guaranty. As of the Execution Date, no event has occurred that, with or without notice, lapse of time or both, could constitute a default on the part of Buyer Parent under the Guaranty. Buyer Parent has uncalled capital commitments (or otherwise has available funds or sources of available funds) to pay and perform its obligations under the Guaranty.
4.10    Acknowledgment by Buyer. Buyer is an informed and sophisticated buyer, and has engaged expert advisors (to the extent it deemed necessary or advisable), experienced in the evaluation and purchase of securities such as the Purchased Interests. Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Company, the Company Subsidiaries, the Purchased Interests and the Business and (b) has been furnished with or given reasonable access to such information and a reasonable opportunity to ask questions of and receive answers from Sellers regarding the Company, the Company Subsidiaries, the Purchased Interests and the Business as it has requested. Buyer expressly agrees and acknowledges, on behalf of itself and its Affiliates, that (i) the Purchased Interests are sold subject only to the representations and warranties set forth in Article III of this Agreement and in any Ancillary Agreement or certificate delivered hereunder or thereunder, which constitute the sole and exclusive representations and warranties of Sellers or their Affiliates to Buyer in connection with the transactions contemplated by this Agreement, (ii) none of Sellers or any of their respective Affiliates, directors, managers, officers, employees, representatives or advisors has made any representation or warranty, expressed or implied, as to the Business, the Company, the Company Subsidiaries or Sellers, Seller Parent or their respective Affiliates, their financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Sellers, Seller Parent, their respective Affiliates, the Company, the Company Subsidiaries, the Purchased Interests or the Business furnished or made available to Buyer and its Affiliates and representatives, except as expressly set forth in Article III or in any Ancillary Agreement or certificate delivered hereunder or thereunder, (iii) Buyer has not relied and is not relying, and expressly disclaims reliance, on any representation, warranty or other statement of any kind (whether express or implied) from Sellers, Seller Parent or any of their respective Affiliates, directors, managers, officers, employees, representatives or advisors in determining to enter into this Agreement, except as expressly set forth in Article III or in any Ancillary Agreement or certificate delivered hereunder or thereunder, and (iv) except as expressly set forth in Article III or in any Ancillary Agreement or certificate delivered hereunder or thereunder, none of Sellers, Seller Parent, or any of their respective Affiliates, directors, managers, officers, employees, representatives or advisors shall have or be subject to any liability to Buyer or any of its Affiliates or representatives resulting from the distribution (or non-distribution) to Buyer or its Affiliates or representatives, or Buyer’s or its Affiliates’ or representatives’ use of, any such information, including any information, documents or material made available to Buyer or its Affiliates, advisors or representatives in any data rooms, management presentations or in any other form (including in each case errors therein or omission therefrom) in expectation of or negotiation of this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary set forth herein, nothing herein shall prevent or limit any Fraud claim.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS
5.1    Access.
(a)    From the Execution Date to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 9.1, subject to applicable Law and the terms of the Confidentiality Agreement, Sellers will, or will cause their Affiliates to, timely grant to Buyer or cause to be timely granted to Buyer and its designated representatives, employees, counsel and accountants reasonable access at Buyer’s cost and expense, during normal business hours and with reasonable prior notice to and coordination with Sellers, to the personnel, Real Property, facilities, books and records, Contracts, documents, information and data of the Business, the Company or the Company Subsidiaries as may be reasonably requested for reasonable purposes related to the consummation of the Sale; provided that (i) such access does not unreasonably interfere with the normal operations of the Business or any other businesses or operations of Sellers or their Affiliates, (ii) the accountants of Sellers and their Affiliates, including the Company and the Company Subsidiaries, shall not be obligated to make any work papers available to any Person except in accordance with such accountants’ normal disclosure procedures and then only, to the extent requested by such accountants, after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants, (iii) notwithstanding anything to the contrary in this Section 5.1, access to the Real Property of the Company and the Company Subsidiaries shall not include the right to (A) collect or otherwise take samples at said properties of environmental media such as (but not limited to) soils, surface water, sediments and groundwater, or building materials or (B) conduct any invasive investigation, drilling, sampling or testing whatsoever for or regarding any environmental media, in each case of (A) and (B), without the prior written consent of Sellers, which consent shall be granted or withheld in the sole and absolute discretion of Sellers, and (iv) to the extent Buyer’s access to any Leased Real Property pursuant to this Section 5.1(a) requires the consent or authorization of any landlord or third party, the Company shall use reasonable best efforts to obtain such consent or authorization. Nothing contained in this Section 5.1(a) will require (a) Sellers or any employee of the Company or a Company Subsidiary to materially manipulate or reconfigure any data; (b) Sellers or their Affiliates to provide Buyer with access to or copies of (i) any information that, upon the reasonable advice of their legal counsel acting in good faith, must be maintained as confidential in accordance with the terms of a written agreement with a third party or (ii) any information the provision of which would reasonably be expected to violate applicable Law or jeopardize or constitute a waiver of the attorney-client or other legal privilege of Sellers or any of their Affiliates, upon the reasonable advice of their legal counsel; provided, that Sellers or their applicable Affiliates shall use reasonable best efforts to provide access to such information in a manner that would not violate confidentiality obligations, violate applicable Laws or jeopardize or constitute a waiver of attorney-client or other legal privileges; or (c) Sellers or their Affiliates to provide Buyer with access to or copies of any information that relates to any other businesses or operations of Sellers or their Affiliates (other than the Business or the Company or the Company Subsidiaries). Notwithstanding anything to the contrary herein, until the Closing, Buyer will not (and Buyer will cause its Affiliates and its and their representatives not to) contact, in each case in relation to the Company Group, the Business or the transactions contemplated hereby, any Persons that are customers, suppliers, distributors or landlords of the Business (or other Persons with material business relationships with the Business) without the prior written consent of Sellers (not to be unreasonably withheld, conditioned or delayed).

(b)    For six (6) years from the Closing Date, subject to applicable Law, Sellers will, and will cause their Affiliates to, grant to the Company or cause to be granted to the Company and its designated representatives, employees, counsel and accountants reasonable access at the Company’s cost and expense, during normal business hours and upon reasonable notice, to the books and records to the extent relating to the Business, the Company or the Company Subsidiaries, but that are not transferred to the Company or the Company Subsidiaries on or prior to Closing (or following the Closing pursuant to the Transition Services Agreement), in each case, as existing as of the Closing Date; provided that the first and second sentences of Section 5.1(a) shall apply mutatis mutandis to this Section 5.1(b).
5.2    Ordinary Conduct of the Business. Except (i) as expressly permitted or required by the terms of this Agreement or any Ancillary Agreement (including pursuant to the Restructuring or as contemplated in the Restructuring Steps Plan), (ii) as set forth on Section 5.2 of the Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), from the Execution Date to the Closing (or until earlier termination of this Agreement in accordance with Section 9.1), (a) Sellers will, and will cause their Affiliates to, cause the Business to be conducted in all material respects in the ordinary course of business consistent with past practice and, will use their reasonable best efforts to (x) preserve intact in all material respects the Business and its goodwill and assets and (y) maintain satisfactory relationships with third parties related to the Business (including key employees, customers, suppliers and other commercial counterparties having material business dealings with the Business) and (b) without limiting the generality of the foregoing, Sellers will not, and will not permit their Affiliates (solely to the extent related to the Business), the Company or any Company Subsidiary to:
(i)    sell, assign, lease, license, transfer, pledge, abandon or otherwise dispose of any material Business Assets (other than Non-Business Assets) of the Company, the Company Subsidiaries or the Business, except for (A) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, (B) the termination of any Lease due to the expiration of the stated term thereof, (C) immaterial transfers of Owned Real Property, such as the granting of easements, licenses, rights-of-way or similar rights or interests that are immaterial in nature and in the ordinary course of business consistent with past practice, (D) non-exclusive licenses of Company-Owned IP to customers or service providers in the ordinary course of business consistent with past practice, or (E) abandoning or allowing to lapse any Company Registered IP that is not material to the Business in the ordinary course of business consistent with past practice;
(ii)    mortgage, pledge or grant any security interest in any of the assets of the Company or the Company Subsidiaries (other than any Non-Business Assets) or the Business in connection with the borrowing of money or for the deferred purchase of any property, or otherwise permit the imposition of a Lien on any of the material assets of the Company, the Company Subsidiaries or the Business other than Permitted Liens;

(iii)    (A) amend in any material respect, or waive any material rights under, any Material Contract or any Lease, (B) affirmatively terminate or cancel (other than allowing expiration thereof according to its scheduled term) any Material Contract or any Lease, (C) enter into any new Contract that would constitute a Material Contract or Lease if it was in effect as of the Execution Date, (D) consummate any transaction or make any other payments that, if it was in effect as of the Execution Date, would be required to be disclosed on Section 3.18 of the Disclosure Schedule, (E) enter into any Shared Contract to which the Business or the Company Group would be bound after the Closing, (F) enter into any Surety Arrangement, Company Guarantee or Seller Guarantee;
(iv)    incur, create, assume or guarantee any indebtedness for borrowed money that the Company or a Company Subsidiary would be obligated for under this Agreement following the Closing;
(v)    (A) amend the Limited Partnership, (B) amend the Governing Documents of (x) the Company or any Company Subsidiary or (y) Sellers or any of their other Affiliates (with respect to clause (y) only, to the extent such change would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby) or (C) form a Subsidiary of the Company or any Company Subsidiary;
(vi)    (A) increase or accelerate (or announce or commit to increase or accelerate) the rates of compensation or benefits payable or to become payable to any current or former Business Employees, officer, director or individual service provider of the Company or a Company Subsidiary (other than regularly scheduled merit compensation increases or benefits changes in the ordinary course of business and consistent with past practice); (B) enter into any employment, severance, termination, retention, change in control, sale bonus or other similar agreement or arrangement with any current or former Business Employee, officer, director or individual service provider of the Company or a Company Subsidiary (other than employment agreements or offer letters to employees in the ordinary course of business that are consistent with the form employment agreement and offer letter provided to Buyer and do not contain any potential severance entitlements or change of control, transaction, retention or similar incentives); (C) establish, amend, modify or terminate any Employee Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement, in each case, for the benefit of the Business Employees, officer, director or individual service provider of the Company or a Company Subsidiary, except, in each case of (A) through (C), (1) as required by any Employee Benefit Plan as in effect as of the Execution Date or the Union Contracts, as applicable, (2) any amendment or modification of any group health or welfare Employee Benefit Plan in connection with the annual renewal of such plan in the ordinary course of business consistent with past practice that applies to Business Employees and other employees of Seller Parent generally within a particular jurisdiction, or (3) as may be contemplated under the terms of the Transition Plan or the Transition Services Agreement, as applicable;

(vii)    change any financial accounting methods, policies or practices of the Business, Company or any Company Subsidiary, except as required by a change in GAAP;
(viii)    (A) make any declaration, setting aside or payment of any dividend or other distribution with respect to the Interests or the Subsidiary Interests (other than any cash distributed prior to the Calculation Time), or split, combine or reclassify the Interests or the Subsidiary Interests or (B) issue, transfer, redeem or repurchase or otherwise place a Lien on any equity interests (including any securities or other instruments convertible into equity interests) of the Company or a Company Subsidiary;
(ix)    in each case, except as would not be material to the Business, taken as a whole, or the Company Group, taken as a whole, make, change or revoke any Tax election, file any amended Tax Return, change any Tax accounting period, adopt or change any Tax accounting method, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;
(x)    adopt, effect or publicly propose a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of the Company or the Company Subsidiaries, or Sellers’ other Affiliates (to the extent related to the Business);
(xi)    hire or (other than for cause or due to death) terminate the employment of any Business Employee whose annual base salary rate would exceed two hundred thousand dollars ($200,000);
(xii)    transfer the employment of, or otherwise alter the duties and responsibilities of, any individual (A) who is a Business Employee such that such individual is no longer a Business Employee or (B) who is not a Business Employee such that such individual would be a Business Employee;
(xiii)    extend, renew, terminate, materially amend or enter into any Union Contract or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Business Employees;
(xiv)    implement or announce any “mass layoffs,” “plant closings,” or other similar actions that trigger the notice requirements of the WARN Act based solely upon the actions of Sellers or any of their Affiliates before Closing and not the actions of Buyer or any of Buyer’s Affiliates after Closing (unless Sellers and their Affiliates have received notice of such planned actions);
(xv)    waive or release, in each case, in writing any contractual non-competition, non-solicitation, nondisclosure or other restrictive covenant obligation of any Business Employee or former employee or other service provider whose job or service responsibilities were primarily or exclusively dedicated to the Business;

(xvi)    (i) with respect to Sellers, transfer the sponsorship of, or any liabilities relating to, any Seller Employee Benefit Plan to the Company or a Company Subsidiary or (ii) with respect to the Company or any Company Subsidiary, accept the transfer of sponsorship of, or any liabilities relating to, any Seller Employee Benefit Plan;
(xvii)    incur any liability under Title IV of ERISA (whether or not assessed) or commence an obligation of the Company or any Company Subsidiary to contribute to any Multiemployer Plan;
(xviii)    (A) merge or consolidate Sellers, the Company, the Company Subsidiaries, or Sellers’ other Affiliates (to the extent related to the Business), in each case, with any other Person or (B) in the case of Sellers or their Affiliates to the extent related to the Business or in the case of the Company or the Company Subsidiaries, acquire any business or Person or division thereof (whether by merger, consolidation, acquisition of stock or all or substantially all assets, or similar transaction), except in each case, pursuant to a transaction involving the sale of all or a substantial portion of the outstanding capital stock of Seller Parent;
(xix)    commence, settle or compromise any Proceeding with a Governmental Authority or other Person, in each case threatened, made, or pending against Sellers or their Affiliates in connection with the Business or the Company or the Company Subsidiaries, other than Proceedings (except for any Proceedings brought by or on behalf of any stockholder of Sellers or their Affiliates in connection with the transactions contemplated hereby) for an amount of less than $250,000 in any individual case or $1,000,000 in the aggregate (excluding amounts paid prior to the Closing or amounts fully covered by third-party insurance and not subject to any deductibles or other offsets) and that would not reasonably be expected to result in a material restriction or obligation to the Business, the Company or the Company Subsidiaries;
(xx)    except as set forth on the capital expenditure budget set forth on Schedule 5.2(a)(xx) (the “Budget”), make commitments for capital expenditures that aggregate in excess of one hundred thousand dollars ($100,000) with respect to the Business or the Company or the Company Subsidiaries;
(xxi)    materially delay or materially postpone the payment of any accounts payable to post-Closing periods that would otherwise be paid in pre-Closing periods in the ordinary course, or materially accelerate to pre-Closing periods the collection of accounts or notes receivable that otherwise would be expected to be collected in post-Closing periods in the ordinary course;
(xxii)    disclose any trade secrets included in the Company Owned IP to any Person (other than pursuant to a written confidentiality and non-disclosure agreement entered into in the ordinary course of business consistent with past practice with reasonable protections of such trade secrets);
(xxiii)    make any loans or advances to any Person in connection with the Business or by the Company or the Company Subsidiaries, except for the extension of credit to customers and advances to employees, officers, or consultants of the Business or the Company or the Company Subsidiaries, in each case incurred in the ordinary course of business consistent with past practice;
(xxiv)    materially amend, materially modify or waive any material rights under, or terminate or cancel, any of the Insurance Policies set forth in (or required to be set forth in) Section 3.21 of the Disclosure Schedule, other than in the ordinary course of business consistent with past practice;
(xxv)    enter into any new line of business;
(xxvi)    amend, modify or terminate any of the UK DB Plans to the extent that such action results in any material liability of the Company or Company Subsidiaries; or
(xxvii)    agree or commit to do any of the foregoing.
(b)    Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Sellers’ or their Affiliates’ operations prior to the consummation of the transactions contemplated hereby, and prior to such time Sellers and their Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business, assets, and operations.
(c)    Notwithstanding anything to the contrary set forth herein, Sellers shall cause the Cash Amount to be no less than fifteen million dollars ($15,000,000) at the Calculation Time, including by making, or by causing their Affiliates to make, additional cash contributions to the Company Group on or prior to the Calculation Time.
5.3    Release of Guaranties. From and after the Execution Date until the Closing (or earlier termination of this Agreement), Sellers shall, and shall cause their Affiliates to, use reasonable best efforts to obtain, on or prior to the Closing, the termination of, and full release of (a) the Company and the Company Subsidiaries from any and all obligations arising under, any and all guarantees, keepwells, letters of credit, indemnity or contribution agreements, support agreements, insurance surety bonds or other similar agreements made in respect of the obligations of, or for the benefit of any obligee of, Sellers or any Affiliate of Sellers (other than the Company and the Company Subsidiaries) or to the extent not related to the Business by the Company and the Company Subsidiaries (collectively, the “Company Guarantees”) and to furnish to Buyer copies of documents, reasonably acceptable to Buyer (such consent not to be unreasonably withheld, conditioned or delayed), and reasonably necessary to evidence the release of the Company and the Company Subsidiaries from all such obligations and guarantees, and (if applicable) Liens granted by any such Person to secure obligations thereunder and (b) Sellers and their Affiliates (other than the Company and Company Subsidiaries) from any and all obligations arising under, any and all guarantees, keepwells, letters of credit, indemnity or contribution agreements, support agreements, insurance surety bonds or other similar agreements made in respect of the obligations of, or for the benefit of any obligee of, the Company and the Company Subsidiaries to the extent related to the Business by Sellers or their Affiliates (other than the Company and the Company Subsidiaries) set forth on Section 5.3 of the Disclosure Schedule (collectively, the “Seller Guarantees”). In the case of the failure to obtain any such termination or release by the Closing, then (1) Sellers shall continue to use their reasonable best efforts as described in the preceding sentence (and Buyer shall, and shall cause the Company Group to, cooperate with Sellers in furtherance of such efforts), (2) (x) the Company shall not permit the Company and the Company Subsidiaries or their Affiliates to (A) renew or extend the term of (other than any automatic renewals under the terms of any such Contract) or (B) increase its obligations under (other than to the extent occurring as a result of the operation of a Contract or arrangement), or transfer to another third party, any Contract or letter of credit or other liability or obligation for which Sellers or any of their Affiliates (other than the Company and the Company Subsidiaries) are or would reasonably be likely to be liable under such guarantee, unless, in each case, the Company and its Subsidiaries are substituted in all respects for Sellers and their applicable Affiliates under such Seller Guarantees, and Sellers and their applicable Affiliates are released in respect of all such obligations thereunder and (y) Sellers shall not, and shall not permit their Affiliates to, (A) renew or extend the term of (other than any automatic renewals under the terms of any such Contract) or (B) increase their obligations under (other than to the extent occurring as a result of the operation of a Contract or arrangement), or transfer to another third party, any Contract or letter of credit or other liability or obligation for which the Company or the Company Subsidiaries are or would reasonably be likely to be liable under such guarantee, unless, in each case, Sellers and their Affiliates are substituted in all respects for the Company or the applicable Company Subsidiary under such Company Guarantees, and the Company and its applicable Company Subsidiaries are released in respect of all such obligations thereunder, and (3) from and after the Closing, (x) the Company shall indemnify Sellers and their Affiliates for any and all liabilities or obligations (including any payments, reimbursements or expenses) arising from such Seller Guarantees (other than any liabilities or obligations related to the consummation of the transactions contemplated hereby) and (y) Sellers shall indemnify the Company for any and all liabilities or obligations (including any payments, reimbursements or expenses) arising from such Company Guarantees.
5.4    Confidentiality. Each Party acknowledges that all information provided to it by the other Party and its Affiliates, agents and representatives relating to the transactions contemplated by this Agreement is subject to the terms of the confidentiality agreement between 26North Partners LP and Seller Parent, dated as of March 28, 2025 (the “Confidentiality Agreement”). In the event of any conflict between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern and control to the extent of such conflict. The Confidentiality Agreement is hereby amended, as of the Execution Date, to allow, without the consent of or notice to Seller Parent or its Affiliates, Buyer, its Affiliates and their respective representatives to disclose Confidential Information (as defined in the Confidentiality Agreement) or Transaction Information to any actual or potential direct or indirect equity investor in or lender or other financing source to Buyer or any of its Affiliates, in each case, to the extent necessary or advisable in connection with the Financing, on a confidential basis, and in accordance with, and subject to, the terms of this Agreement. Effective only upon the Closing, each Party’s (and its Affiliates’ and representatives’) obligations under the Confidentiality Agreement will terminate except for (a) confidentiality obligations with respect to Confidential Information provided to the other Party or its Affiliates to the extent not related to the Business and (b) the non-solicitation provisions of paragraph 9 therein but only with respect to officers or employees of a Disclosing Party (other than the Company or the Company Subsidiaries or Business Employees). Except as provided in the preceding sentence, after the Closing, all confidentiality obligations of each Party and its Affiliates shall be governed by the Amended and Restated Limited Partnership and the Restrictive Covenant Agreement and

with respect to the Company the applicable Ancillary Agreements. From and after the Closing, the Company and Company Subsidiaries shall be considered Affiliates of Buyer for purposes of this Section 5.4.
5.5    Publicity. No public release or announcement about the transactions contemplated by this Agreement will be issued by any Party or its Affiliates without the prior written consent of the other Parties, except (a) as may be required by Law or the rules or regulations of any United States securities exchange (as reasonably determined in the good faith judgment of the Party proposing to make such announcement), in which case the Party required to make the release or announcement will use its reasonable best efforts to, allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance or (b) as reasonably necessary to enforce its rights or remedies under this Agreement. Notwithstanding the foregoing, (i) Sellers may make internal announcements about the transactions contemplated by this Agreement to their (or their Affiliates’) employees (including the Business Employees) and may discuss the transactions contemplated by this Agreement with their customers, suppliers and manufacturers, who need to know such information in connection with their commercial relationship with Sellers or Sellers’ Affiliates, on a confidential basis, in each case, to the extent that such internal announcements or statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the Parties or approved by the Parties, (ii) in response to information regarding the transactions contemplated by this Agreement that becomes public other than pursuant to, or through a breach of, this Section 5.5 or the Confidentiality Agreement, Sellers and Buyer may respond to inquiries regarding the transactions contemplated hereby in such matter as mutually agreed in writing by Sellers and Buyer and (iii) Sellers and Buyer may make any public release or announcement to the extent it contains only information previously disclosed in a public announcement, report, statement or press release previously approved in accordance with this Section 5.5. Both prior to and after the Closing, the Parties and their Affiliates will keep the financial terms of this Agreement (including, but not limited to, any indemnity obligations hereunder) confidential, except to the extent required by Law or the rules or regulations of any United States securities exchange or as reasonably necessary to enforce such Party’s rights hereunder. Notwithstanding the foregoing or anything else to the contrary in this Agreement or the Confidentiality Agreement, the Buyer and its Affiliates may make disclosures to their representatives and direct or indirect investors and other financing sources (in each case, whether current or prospective) on a confidential basis as necessary in connection with customary fundraising, marketing or informational or reporting activities in the ordinary conduct of their business.

5.6    Expenses. Upon Closing, the Company will, and Buyer and Sellers will cause the Company to, reimburse (a) Sellers for all reasonable out-of-pocket fees and expenses (other than any fees or expenses addressed by Section 5.26 and the Transition Services Agreement) incurred by Sellers and their Affiliates (other than the Company Group) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (the “Seller Transaction Expenses”) and any Company Transaction Expenses incurred and paid by Sellers or their Affiliates prior to the Closing (provided that Sellers shall not be entitled to be reimbursed for any Seller Transaction Expenses or Company Transaction Expenses that exceed the amount equal to (x) twenty million dollars ($20,000,000) (the “Seller Transaction Expenses Cap”) less (y) the aggregate Company Transaction Expenses that have not been paid by or on behalf of the Company Group as of immediately prior to the Closing without the prior written consent of

Buyer) and (b) Buyer for all reasonable out-of-pocket fees and expenses incurred by Buyer and its Affiliates (for the avoidance of doubt, other than the Company Group) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including any costs and fees relating to the R&W Policy, if obtained (the “Buyer Transaction Expenses”) (provided that Buyer shall not be entitled to be reimbursed for any Buyer Transaction Expenses, other than (x) fees and expenses incurred in connection with the Debt Financing (including to conduct due diligence on behalf of such lenders in connection therewith, as provided in Section 5.10(d) of this Agreement or legal expenses in connection with the Debt Financing), (y) the cost of obtaining the R&W Policy (including legal expenses to the extent attributable to negotiation of the R&W Policy or due diligence conducted by the underwriter in connection therewith) or (z) filing or similar fees incurred in connection with any filing or approval under the HSR Act in order to consummate the transactions contemplated by this Agreement, that exceed twenty-five million dollars ($25,000,000) (the “Buyer Transaction Expenses Cap”) without the prior written consent of Sellers); provided, however, that if the transactions contemplated by this Agreement are not consummated, neither the Seller Transaction Expenses nor the Buyer Transaction Expenses will be paid by the Company.
5.7    Employee Matters.
(a)    Not later than fifteen (15) days prior to the Closing, the Sellers shall update, and provide to Buyer an updated Business Employee List to reflect changes thereto (including any new hires and terminations of employment). Sellers shall use their reasonable best efforts to ensure that all Business Employees are employed by the Company or a Company Subsidiary as of the Closing Date. Prior to the Closing, Seller or its Affiliates shall take all such reasonable steps as are required to transfer the employment of each employee of the Company or any Company Subsidiary who is not a Business Employee from the Company or Company Subsidiary (as applicable) to Seller or one of its Affiliates (other than the Company or its Subsidiaries).
(b)    Except as otherwise required by the terms of any Seller Employee Benefit Plan or applicable Law or as otherwise provided in the Transition Services Agreement, effective as of the Closing, each Continuing Employee shall cease active participation in each Seller Employee Benefit Plan and Sellers will retain the sponsorship of, and will be solely responsible for all liabilities and obligations arising under, pursuant to or in connection with the Seller Employee Benefit Plans and any other benefit or compensation plan, program, policy, agreement or arrangement at any time maintained, sponsored, contributed to or required to be contributed to by Sellers or any of their Affiliates (including the Company and the Company Subsidiaries) or under or with respect to which Sellers or any of their Affiliates (including the Company and the Company Subsidiaries) has any current or contingent liability or obligation (other than a Company Employee Benefit Plan set forth and so designated on Section 3.13(a) of the Disclosure Schedule). Sellers shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9.
(c)    Commencing on the Closing Date and continuing for twelve (12) consecutive months thereafter (or until the date of termination of employment of the relevant Continuing Employee, if sooner), the Company shall, or shall cause a Company Subsidiary to, provide to each Business Employee who is employed by the Company or any of the Company

Subsidiaries as of immediately prior to the Closing and who continues to be employed by the Company or any of the Company Subsidiaries immediately thereafter (the “Continuing Employees”) (i) a base salary or wage rate, as applicable that in, each case, are no less favorable than the base salary or wage rate, as applicable to each such Continuing Employee immediately prior to the Closing and (ii) employee benefits (excluding any equity or equity-based, nonqualified deferred compensation, severance, retention, long-term incentive, change in control, transaction, defined benefit pension, stock purchase plans and post-employment welfare benefits (collectively, “Excluded Benefits”)) that are substantially comparable, in the aggregate, to the employee benefits (other than Excluded Benefits) provided to such Continuing Employee immediately prior to the Closing under the Employee Benefit Plans set forth on Section 3.13(a) of the Disclosure Schedule; provided that if an Inactive Business Employee receiving health or welfare benefits pursuant to a Seller Employee Benefit Plan cannot be covered under any replacement health or welfare benefit plan due to pre-existing condition exclusions or actively-at-work requirements that cannot be waived after using reasonable best efforts to do so, then for purposes of this Section 5.7(c) such Inactive Business Employee shall not be considered a Continuing Employee until he or she is no longer considered an Inactive Business Employee pursuant to Section 5.7(g).
(d)    The Company shall, or shall cause a Company Subsidiary to, provide each Continuing Employee who incurs a termination of employment during the period commencing on the Closing Date and continuing for twelve (12) months thereafter with severance payments and benefits that are no less favorable than the severance payments and benefits to which such employee would have been, or expected to have been, entitled with respect to such termination under the Employee Benefit Plans set forth on Section 5.7(d) of the Disclosure Schedule.
(e)    The Company shall, or shall cause a Company Subsidiary to, give Continuing Employees full credit for Continuing Employees’ service with the Company or any of the Company Subsidiaries prior to the Closing for purposes of eligibility, vesting and determination of the level of vacation/paid time off and severance benefits, under the employee benefit or compensation plans, programs, policies, agreements and arrangements maintained by the Company or a Company Subsidiary in which Continuing Employees participate following the Closing to the same extent as such Continuing Employee was entitled, immediately prior to the Closing, to credit for such service for the same or analogous purpose under any Employee Benefit Plan; provided, however, that in no event shall such credit be given for any purpose under any Excluded Benefit other than severance or to the extent that it would result in the duplication of benefits or compensation. In addition, the Company shall use reasonable best efforts to waive, or cause to be waived, any limitations or waiting periods as to pre-existing conditions, restrictions or exclusions for Continuing Employees and their eligible dependents under the Company or the Company Subsidiaries’ employee benefit plans providing for health, medical, dental, vision and other similar benefits to the extent such condition for such Continuing Employee or his or her eligible dependents is waived or satisfied under the Employee Benefit Plans and shall use reasonable best efforts to credit the Continuing Employees and their eligible dependents for any deductibles, co-payments, out of pocket maximums or similar requirement, and credited prior to the date of commencement of participation during the year in which such commencement occurs in satisfying any applicable coinsurance, deductible, co-payment, out-of-pocket or similar requirement paid by the applicable Continuing Employee. The Company shall use reasonable best efforts to waive, or cause to be waived, any evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Closing under a group health, medical, dental, vision or other similar benefit plan of the Company or the Company Subsidiaries, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under a similar Employee Benefit Plan in which he or she participated.
(f)    Effective as of the Closing or, if applicable, the end date of benefits coverage pursuant to the Transition Services Agreement, Sellers and their Affiliates shall cause the Continuing Employees to cease to actively participate under any Defined Contribution Plan maintained by Sellers or any of their Affiliates (the “Seller DC Plan”). The Company or a Company Subsidiary shall designate a Defined Contribution Plan with a cash or deferred arrangement that is sponsored by the Company or one of its Subsidiaries (the “Company DC Plan”) in which Continuing Employees will be eligible to participate effective as of, or as soon as administratively practicable following, the Closing Date or, if applicable, the end date of benefits coverage pursuant to the Transition Services Agreement. If the Transition Services Agreement does not include continued participation by Continuing Employees under the Seller DC Plan, the Company shall cause the Company DC Plan to accept from the Seller DC Plan the “direct rollover” of the account balance (in the form of cash and including, subject to the next sentence, the in-kind rollover of promissory notes evidencing all outstanding loans that are not in default at the time of rollover) of each Continuing Employee who participated in the Seller DC Plan as of the Closing Date and who elects such direct rollover in accordance with the terms of the Seller DC Plan and the Code. The Parties shall cooperate in good faith to work with the Seller DC Plan and Company DC Plan recordkeepers to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from the Seller DC Plan to the Company DC Plan, and the obligation of the Seller DC Plan to permit (and the obligation of the Company DC Plan to accept) the direct rollover of loan promissory notes is conditioned on the development of a loan rollover process and procedure that is acceptable to the respective recordkeepers. If the Transition Services Agreement does not include continued participation by Continuing Employees under the Seller DC Plan, then prior to the Closing, Sellers shall, or shall cause its applicable Affiliates to, (i) take all actions necessary or appropriate to ensure that under the terms of the Seller DC Plan each Continuing Employee is eligible to receive a distribution from the Seller DC Plan as a result of the Closing and remove the Company and its Subsidiaries as participating employers in the Seller DC Plan, effective as of immediately prior to the Closing, (ii) take all actions necessary to cause each Continuing Employee to become fully vested in his or her account balances under the Seller DC Plan, effective as of the Closing Date, and (iii) make or cause to be made to the Seller DC Plan all employer contributions that would have been made on behalf of the Continuing Employees had the transactions contemplated by this Agreement not occurred, regardless of any end-of-year employment or hours of service requirements, but prorated for the portion of the plan year that ends on the Closing Date. If the Transition Services Agreement includes continued participation by Continuing Employees under the Seller DC Plan, then the Sellers and Company shall cooperate to cause a trustee-to-trustee transfer of the account balances of the Continuing Employees, determined as of the date such transfer occurs, from the Seller DC Plan to the Company DC Plan in the form of cash and outstanding loan notes. Such transfer shall occur as soon as practicable following the end of the benefits coverage period pursuant to the Transition Services Agreement. The transfer of assets from the Seller DC Plan to the Company DC Plan shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA.
(g)    Notwithstanding anything in this Agreement to the contrary, each Business Employee who, as of the Closing Date or, if applicable, at any time prior to the end date of benefits coverage pursuant to the Transition Services Agreement, is receiving (or in an eligibility exclusion or elimination period for purposes of receiving) short- or long-term disability benefits, or is otherwise on a period of disability, sickness, or other authorized or mandated leave (each, an “Inactive Business Employee”), shall continue to receive or remain eligible to receive (after satisfaction of any applicable eligibility exclusion or elimination period) short- or long-term disability and other leave benefits pursuant to any applicable Seller Employee Benefit Plan. From and after the Closing, the Company shall reimburse Sellers for the cost of short-term disability benefits, sick pay and any other short-term leave expenses actually paid by Sellers to any Inactive Business Employee under the terms of such Seller Employee Benefit Plan until the first to occur of either (i) the conclusion of such Inactive Business Employee’s period of leave or (ii) the time such Inactive Business Employee is no longer entitled to benefits under the terms of the applicable Seller Employee Benefit Plan(s) and any underlying insurance policies. An Inactive Business Employee shall no longer be considered an Inactive Business Employee when he or she returns to active employment with the Company or the applicable Company Subsidiary.
(h)    Notwithstanding anything to the contrary herein, immediately following the Closing Date, the Company and the Company Subsidiaries shall continue to honor all Union Contracts until their respective expiration, modification or amendment and the terms and conditions of employment for any Continuing Employees covered by a Union Contract shall be governed by the applicable Union Contract until the expiration, modification or termination of such Union Contract in accordance with its terms or applicable Law. Sellers shall, and shall cause their applicable Affiliates to, use reasonable best efforts to comply with applicable Laws and the terms of each Union Contract with respect to any notice, consultation, or bargaining obligation owed to each labor union, works council, labor organization, other employee representative or labor board.
(i)    Sellers and their Affiliates shall reasonably cooperate regarding the transition of any contingent labor arrangements maintained by Sellers or their Affiliates (other than the Company or its Subsidiaries) but which have historically supported the Business as and to the extent requested by Buyer.
(j)    Sellers and their Affiliates agree that, notwithstanding the terms of any noncompetition restrictive covenant obligation between any of Sellers and their Affiliates and a Business Employee, following the Closing, such Business Employee’s employment with the Company or its Subsidiaries shall not, standing alone, constitute a breach of such Business Employee’s noncompetition restrictive covenant obligation owed to Sellers and/or any of their Affiliates. In addition, Sellers shall, and shall cause their Affiliates to, use their reasonable best efforts to assign to the Company or its applicable Subsidiary any restrictive covenant obligations between the Business Employees and the Sellers and their Affiliates insofar as such obligations specifically relate to the Business; provided that Sellers and their Affiliates (other than the Company Group), as applicable, shall retain, on a non-exclusive basis, any and all of their respective rights to enforce and/or seek relief with respect to each such restrictive covenant obligation to be assigned hereunder (except as expressly provided above herein with respect to a Business Employee’s employment with the Company or its Subsidiaries following the Closing).
(k)    Sellers and their Affiliates shall use their reasonable best efforts to ensure that any foreign national who requires a visa in order to work for Sellers or their Affiliates in his or her current position may continue to work in such position as a Business Employee with the Company or its Subsidiaries following the Closing, to the extent such visas are not sponsored by the Company or a Company Subsidiary as of the date of this Agreement.
(l)    The provisions of this Section 5.7 are solely for the benefit of the Parties, and no provision of this Section 5.7 is intended to, or shall, constitute the establishment or adoption of or an amendment or modification to any benefit or compensation plan, program, policy, agreement or arrangement for purposes of ERISA or otherwise, and no current or former employee or any other individual associated therewith or any other Person (other than the Parties) shall have any claims, rights or benefits under or otherwise be regarded for any purpose as a third-party beneficiary of this Section 5.7 or have the right to enforce the provisions hereof. Nothing in this Section 5.7 or elsewhere in this Agreement shall be construed to create a right in any Person to employment with Buyer, the Company, any of the Company Subsidiaries or any of Buyer’s Affiliates or to any compensation or benefits, and the employment of each Continuing Employee employed “at will” prior to the Closing Date shall be “at will” employment, and nothing in this Agreement shall prohibit or limit the ability of Sellers, Buyer or any of their respective Affiliates (including, following the Closing, the Company and its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement.
5.8    Efforts.
(a)    Cooperation; Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, Seller Parent, Sellers and Buyer shall, at their respective own cost and expense, reasonably cooperate with each other and use (and shall cause their respective Affiliates (which, with respect to Buyer, shall not include any Affiliate of Buyer Parent that is not involved in the same investment strategy as Buyer) to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement and to cause the Closing to occur as soon as practicable, including using reasonable best efforts to prepare and file as promptly as practicable all documentation to effect all necessary notices, reports and other filings, to reasonably defend any bona fide legal challenge to the consummation of the transactions contemplated by this Agreement, to fulfill the conditions to the transactions contemplated by this Agreement and to obtain as promptly as practicable all Permits necessary to be obtained from any Governmental Authority in order to consummate the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information and appropriate confidentiality protections, Seller Parent, Sellers and Buyer shall have the right to review reasonably in advance, and, to the extent practicable, each will consult reasonably in advance with the other on and consider in good faith the views of the other in connection with, all of the information relating to the other Party or the Business, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information and appropriate confidentiality protections, Buyer, Sellers and Seller Parent, or their counsel, to the extent practicable, shall have the right to participate in all material communications or meetings with any Governmental Authority in connection with review of the transactions contemplated by this Agreement under the Antitrust Laws, to the extent permitted by such Governmental Authority. In exercising the foregoing rights, each of Seller Parent, Sellers and Buyer shall act reasonably and as promptly as practicable.
(b)    Information. Subject to applicable Laws relating to the exchange of information and appropriate confidentiality protections, each of Seller Parent, Sellers and Buyer shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers or equityholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made (or to be made) by or on behalf of Buyer, Sellers or any of their respective Affiliates to any Governmental Authority in connection with the transactions contemplated by this Agreement, including under the HSR Act and any other Antitrust Law. Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations, Seller Parent, Sellers and Buyer may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 5.8(b) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Sellers or Seller Parent or Buyer, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.8(b), materials provided to the other Parties or their counsel may be redacted or withheld (i) as necessary to comply with contractual agreements, (ii) as necessary to address reasonable privilege or confidentiality concerns, (iii) to remove references concerning the valuation of the Business or the Company, or (iv) to remove information otherwise not germane to regulatory review.
(c)    Status. Subject to applicable Laws and the instructions of any Governmental Authority, each of Seller Parent and Sellers, on the one hand, and Buyer, on the other hand, shall keep the other apprised of the status of matters relating to consents, clearances, approvals or authorizations of any Governmental Authority of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Seller Parent, Sellers or Buyer, as the case may be, or any of their respective Affiliates, from any Governmental Authority with respect to such consents, clearances, approvals or authorizations. None of Seller Parent, Sellers or Buyer shall permit any of their respective Affiliates, officers or any other representatives to participate in any meeting or substantive call with any Governmental Authority in respect of any consents, clearances, approvals, authorizations, filings, investigation or other inquiry with respect to the transactions contemplated by this Agreement unless such Party consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat.
(d)    Antitrust Matters.
(i)    Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.8, Seller

Parent and Sellers, on the one hand, and Buyer, on the other hand, agree to take or cause to be taken the following actions:
(A)    as soon as reasonably practicable, and in any event, no later than twenty (20) Business Days following the Execution Date, unless otherwise agreed in writing by each Party, to file the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act for Seller Parent, Sellers and Buyer, in each case, requesting early termination of the waiting period with respect to the transactions contemplated hereby;
(B)    as soon as reasonably practicable, to provide, and cause each of their Affiliates (which, with respect to Buyer, shall not include any Affiliate of Buyer Parent that is not involved in the same investment strategy as Buyer) to provide, to each Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Authority”) non-privileged information and documents requested by any such Governmental Antitrust Authority in connection with obtaining any such consent, clearance, approval, or authorization of such Governmental Antitrust Authority that is reasonably necessary, proper or advisable to permit consummation of the transactions contemplated hereby; and
(C)    to use reasonable best efforts to take, and to cause each of their Affiliates (which, with respect to Buyer, shall not include any Affiliate of Buyer Parent that is not involved in the same investment strategy as Buyer) to take, any and all actions necessary to obtain any consents, clearances, approvals or authorizations required under or in connection with the HSR Act and enable all waiting periods under any such Antitrust Laws to expire, in each case, to enable the transactions contemplated by this Agreement to occur as promptly as practicable and in any event prior to the Termination Date, including promptly complying with or modifying any requests for additional information (including any “second request”) by any Governmental Authority.
(ii)    Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall this Agreement require Seller Parent, Sellers, Buyer or their respective Affiliates (including for purposes hereof, the Company and the Company Subsidiaries) to commit to any undertaking, divestiture, license or hold separate or similar arrangement or conduct of business arrangement or to terminate or modify any relationships, rights or obligations in connection with obtaining any consents, clearances, approvals or authorizations required under or in connection with any Antitrust Laws.
(iii)    Buyer will not withdraw its initial filing under the HSR Act or any other Antitrust Law, as the case may be, refile it, or enter into any agreement to delay the Closing unless Sellers have consented in advance to such withdrawal and refiling or agreement. Buyer shall be responsible for the payment of all filing fees under the HSR Act or other Antitrust Laws; provided that, upon the Closing, Buyer shall be reimbursed by the Company for all such fees on the Closing Date regardless of whether such fees exceed would result in Buyer Transaction Expenses exceeding the Buyer Transaction Expenses Cap.
(iv)    Buyer, Seller Parent and the Sellers shall refrain from, and cause each of its Affiliates (which, with respect to Buyer, shall not include any Affiliate of Buyer Parent that is not involved in the same investment strategy as Buyer) to refrain from, taking any actions or doing, or causing to be done, any things that would be reasonably likely to (1) prevent or delay receipt of any governmental approvals pursuant to the HSR Act or other Antitrust Laws, (2) extend any waiting period under the HSR Act or any other Antitrust Law with respect to the transactions contemplated hereby or (3) cause any Governmental Authority to object to such transactions.
(e)    Nothing in this Section 5.8 shall require Seller Parent, Sellers, Buyer or their respective Affiliates (including for purposes hereof, the Company and the Company Subsidiaries) to take or agree to take any action with respect to its or their business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.
5.9    Financing.
(a)    Buyer and Buyer Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions necessary to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters and the Fee Letter prior to the Effective Time on the Closing Date, including using reasonable best efforts to:
(i)    maintain in full force and effect the commitments to provide the Financing set forth in the Commitment Letters;
(ii)    comply with its obligations under the Commitment Letters;
(iii)    negotiate and enter into definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”) consistent in all material respects with the terms of, and limited to the conditions contained in, the Debt Commitment Letter (or that are otherwise satisfactory in form and substance to Buyer Merger Sub, subject to the restrictions on amendments and modifications to the Debt Commitment Letter set forth below) in any event prior to the Effective Time on the Closing Date;
(iv)    satisfy, or causing their representatives to satisfy, as promptly as practicable and on a timely basis all conditions to the Financing contemplated by the Commitment Letters (including by paying any commitment, engagement or placement or other fees or amounts that become due and payable under or required with respect to the Commitment Letters or the Definitive Financing Agreements and by consummating the Equity Financing pursuant to the terms of the Equity Commitment Letter); and
(v)    enforcing its rights under the Commitment Letters in the event of a breach thereof by the other parties thereto; provided that this clause (v) shall not require the Buyer to seek specific performance of the parties thereunder.

(b)    Buyer Merger Sub shall not agree to (nor permit any) amendment, supplement, modification or replacement of, or grant any waiver or consent with respect to the terms of the Debt Commitment Letter or Fee Letter, as applicable, without the prior written consent of Sellers, if such amendment, supplement, modification, replacement, entry into, waiver or consent would or would reasonably be expected to (i) reduce the aggregate cash amount of the Debt Financing provided for in the Debt Commitment Letter such that the aggregate amount of such Debt Financing would not be sufficient to pay the Required Amount, unless, in each case, there is a corresponding increase in any equity commitment under the Equity Commitment Letter; (ii) expand the conditions or other contingencies to the receipt or funding of the Debt Financing beyond those expressly provided for in the Commitment Letters, or amend or otherwise modify any of the conditions or other contingencies to the receipt or funding of the Financing in a manner that would or would reasonably be expected to materially adversely affect (including with respect to timing) the availability and funding of the Financing on the Closing Date, (iii) prevent, materially delay or materially impair the ability of Buyer or Buyer Merger Sub to consummate the transactions contemplated by this Agreement, (iv) extend the timing of funding of the commitments under the Commitment Letters or (v) materially adversely impact the ability of Buyer or Buyer Merger Sub to enforce its rights against the Debt Financing Sources or any other parties to the Debt Commitment Letter (clauses (i) through (v), collectively, the “Prohibited Modifications”); provided, however, that, Buyer Merger Sub may amend the Debt Commitment Letter and/or Fee Letter to add lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed the Debt Commitment Letter and/or Fee Letter as of the Execution Date, solely to the extent permitted for such purpose under the Debt Commitment Letter, without the consent of the Sellers. Upon any amendment, supplement, modification or replacement of, or waiver or consent with respect to the terms of, the Debt Commitment Letter or Fee Letter in accordance with this Section 5.9(b), Buyer Merger Sub shall deliver a copy thereof to Sellers within two (2) Business Days after the effectiveness thereof and references in this Agreement or any Ancillary Agreement to the “Debt Commitment Letter” and/or “Fee Letter” shall include such documents as amended, supplemented, modified, replaced, waived or consented to in compliance with this Section 5.9(b) and references to “Debt Commitment Letter” and/or “Fee Letter” shall include the financing contemplated by the Debt Commitment Letter and/or Fee Letter as amended, supplemented, modified, replaced, waived or consented to in compliance with this Section 5.9(b).
(c)    In the event that all, or any portion of, the Debt Financing becomes unavailable on the terms and conditions or from the sources contemplated in the Debt Commitment Letter or the Fee Letter, as applicable, for any reason and such portion is necessary to fund the Required Amount, Buyer shall use reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, and negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources on terms and conditions taken as a whole, not materially less favorable to Buyer or Buyer Merger Sub (or, after the Effective Time, Company or any Company Subsidiaries) than those terms and conditions set forth in the Debt Commitment Letter as in effect on the Execution Date and in an amount sufficient, to fund the Required Amount on the Closing Date (the “Alternative Financing”); provided, that in no event shall the Buyer or Buyer Merger Sub be required to (i) seek equity financing (other than the Equity Financing on the terms and subject to the conditions in the Equity Commitment Letter) or (ii) pay any fees (taken as a whole) materially in excess of those contemplated by the Debt Commitment Letter and the Fee Letter, each as in effect on the

Execution Date. The financing commitment letter with respect to such Alternative Financing shall be the “New Debt Commitment Letter” and the fee letter with respect to such Alternative Financing shall be the “New Fee Letter”. In the event any Alternative Financing is obtained and a New Debt Commitment Letter and/or New Fee Letter is entered into in accordance with this Section 5.9(c), Buyer shall deliver a copy of the executed version thereof to Sellers. Any reference in this Agreement to (i) the “Debt Financing” (or defined terms that use such phrase) shall mean the debt financing contemplated by the Debt Commitment Letter as modified and (ii) the “Debt Commitment Letter” or “Fee Letter” (or defined terms that use such phrase) shall be deemed to include the New Debt Commitment Letter or New Fee Letter, as the case may be.
(d)    Buyer shall, as promptly as practicable after obtaining actual knowledge thereof, give Sellers prompt written notice of (i) any event of default, material breach or threatened (in writing) material breach (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any event of default or material breach) of the Debt Commitment Letter, (ii) any actual or threatened (in writing) termination, withdrawal, repudiation or rescission of any of the Debt Commitment Letter (including, but not limited to, receipt or delivery of any notice or other communication, in each case from any Person with respect to any such matter under this clause (ii)), (iii) any material dispute or material disagreement between or among any parties to any Debt Commitment Letter or Fee Letter that would reasonably be expected to adversely impact the ability of Buyer or Buyer Merger Sub to obtain the Debt Financing contemplated by the Debt Commitment Letter (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing) or (iv) reasonable expectation that Buyer Merger Sub will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter. Upon the reasonable written request of the Sellers, Buyer shall keep Sellers reasonably informed of the status of its efforts to arrange and obtain the Debt Financing (or any Alternative Financing) and all material developments in respect thereof.
(e)    Buyer acknowledges and agrees that its obligations under this Agreement and the Ancillary Agreements are not subject to any conditions regarding Buyer’s, its Affiliates’ or any other Person’s ability to obtain financing (including the Financing or any Alternative Financing) for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and Buyer reaffirms its obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements regardless of the availability of the Financing or any Alternative Financing, subject only to the applicable conditions set forth in Article VIII.
5.10    Financing Cooperation.
(a)    Prior to the Closing, Seller Parent and Sellers shall, and shall cause the Company and its Company Subsidiaries and each of their respective directors, officers, employees, agents, advisors and representatives (including attorneys, accountants, auditors, consultants, bankers and financial advisors) to, provide Buyer with (i) the Financial Information and (ii) to the extent reasonably requested in writing by Buyer at least ten (10) Business Days prior to Closing, at least two (2) Business Days prior to Closing Buyer, with all documentation or other information required by bank regulatory authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2011 and 31 C.F.R. § 1010.230.
(b)    Prior to Closing, Seller Parent and Sellers shall, and shall cause the Company and its Company Subsidiaries and each of their respective directors, officers, employees, agents, advisors and representatives (including attorneys, accountants, auditors, consultants, bankers and financial advisors) to, use reasonable best efforts to cooperate in connection with the arrangement of the Debt Financing as may be reasonably requested in writing by Buyer, including using reasonable best efforts to take the following actions:
(i)    providing information (subject to the proviso in clause (iii) below) regarding the Company and the Company Subsidiaries customarily required by lenders of debt financings of the type contemplated by the Debt Financing;
(ii)    reasonably assisting (A) in preparation for and participation in marketing efforts in respect of the Debt Financing, including in a reasonable number of lender meetings and calls, drafting sessions, presentations, road shows, rating agency presentations, due diligence sessions (including accounting due diligence sessions), sessions with prospective lenders, investors and ratings agencies and other meetings, in each case upon reasonable advance notice and at such times and places as are mutually agreed between Buyer and Sellers and (B) Buyer and the Debt Financing Sources in the preparation of bank information memoranda and similar documents as required for any the Debt Financing;
(iii)    assisting Buyer in connection with the preparation of pro forma financial information and financial statements to the extent reasonably required pursuant to the Debt Commitment Letter; provided that neither Sellers, nor any Affiliate of Sellers (including for purposes hereof, the Company and the Company Subsidiaries), nor any of their respective representatives, shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information, or otherwise for any projections or information of a forward-looking nature or of a general or industry-specific nature;
(iv)    using reasonable best efforts to cause the Company or applicable Company Subsidiaries to execute and deliver, in each case effective no earlier than the Effective Time on the Closing Date any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably required under the Financing Agreements for the Debt Financing to be funded on the Closing Date prior to the Effective Time (other than solvency or similar certificates), and otherwise reasonably facilitating the pledging of collateral that is required to secure the Debt Financing (which pledge shall not be effective as it relates to the Company and the Company Subsidiaries prior to the Effective Time on the Closing Date);
(v)    taking all corporate actions reasonably requested by Buyer that are necessary and customary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and the Company Subsidiaries, if any (not needed for other purposes), to be made available on the Closing Date for the Financing Purposes; provided that no member of the board of directors (or equivalent governing body or Person) of any member of the Company and the Company Subsidiaries shall be required to enter into any resolutions or take any corporate action approving the Financing or any purchase agreement for any Financing that is effective before the Effective Time on the Closing Date;
(vi)    furnishing to Buyer copies of documents evidencing the release of the Company and the Company Subsidiaries from all obligations and guarantees, and (if applicable) Liens granted by any such Person to secure obligations under, the Existing Credit Agreement;
(vii)    cooperating with the existing or prospective Debt Financing Sources’ due diligence in satisfying the conditions precedent to the Debt Financing; and
(viii)    cooperating, as may be reasonably requested by Buyer, in the replacement or backstop of any outstanding letters of credit or similar arrangements issued for the account of the Company or any of the Company Subsidiaries.
(c)    Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, neither Sellers nor any of their Affiliates shall be required to, in connection with the Financing (or any Alternative Financing) (A) pay any commitment or other fee, or reimburse any expenses or provide any indemnities prior to the Closing, (B) prior to the Effective Time on the Closing Date, incur any actual or potential liability of any kind (or cause their respective representatives to incur any actual or potential liability of any kind), (C) enter into any binding agreement or commitment (other than, with respect to the Company and the Company Subsidiaries, such agreements as become effective at or after the Effective Time on the Closing Date), (D) take any action that could, or could reasonably be expected to (i) unreasonably interfere with the ongoing operations of Sellers, any of their Affiliates (including for purposes hereof, the Company and the Company Subsidiaries) or the Business, (ii) cause any representation or warranty in this Agreement or any Ancillary Agreement to be untrue or breach any covenant in this Agreement or any Ancillary Agreement, or require Sellers or any of their Affiliates to waive or amend any term of this Agreement or any Ancillary Agreement, (iii) cause any director, officer, employee or other representative of Sellers or any of their Affiliates to incur any personal liability, (iv) result in the contravention of, or that could reasonably be expected to result in a violation or breach of any Law or obligations of confidentiality binding on Sellers or any of their Affiliates or (v) provide access to or disclose information that Sellers or any of their Affiliates determines could reasonably be expected to jeopardize any attorney-client privilege of Sellers or any of their Affiliates or otherwise constitutes attorney work product, (E) except for the Financial Information, prepare or provide any financial statements for the Business, Sellers or any of their Affiliates, change any fiscal period, or prepare or provide any financial information regarding the Business, Sellers or any of their Affiliates that is otherwise not in a form that is customarily prepared by Sellers or their Affiliates, (F) provide any certificate (except as required pursuant to clause (b)(iv) above, legal opinion or other opinion of counsel or (G) execute or deliver any Definitive Financing Agreement or any other agreement, document, or certificate in connection with the Debt Financing that are effective prior to the Effective Time on the Closing Date.
(d)    Buyer shall indemnify, defend and hold harmless the Sellers, their respective Affiliates, and each of their respective representatives from and against any Damages directly or indirectly suffered or incurred by them in connection with the cooperation contemplated by this Section 5.10, except in the event such Damages arose or resulted from the gross negligence, fraud, material breach of this Agreement or willful misconduct by the Seller, the Company, any of their respective Affiliates or any representatives of any of the foregoing or from any material misrepresentation of any information provided in writing by or on behalf of the Sellers, the Company or any of their respective Affiliates or any representatives of any of the foregoing for use in connection with the Debt Financing. Buyer shall promptly following written request therefore reimburse Sellers for any reasonable, documented and invoiced out of pocket expenses and costs (limited, in the case of expenses, to reasonable attorneys’ fees of a single outside counsel in each applicable jurisdiction) incurred by Sellers, any of their Affiliates, and its and their respective representatives in connection with any cooperation contemplated by this Section 5.10; provided, that the Company, and not Buyer, shall be responsible for (i) fees, costs and expenses incurred in connection with the preparation of historical financial statements that are or would be prepared in the ordinary course of business regardless of the Financing, (ii) any ordinary course amounts payable to existing employees of the Sellers, Company and the Company Subsidiaries and their respective representatives with respect to services provided prior to Closing and (iii) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Financing. Notwithstanding anything to the contrary in this Agreement, this Section 5.10 shall survive the termination of this Agreement and upon Closing, Buyer shall be reimbursed by the Company for all amounts Buyer or its Affiliates (including Buyer Parent) has paid pursuant to or in connection with this Section 5.10(d) and any such amounts shall not be subject to or taken account for determining whether the Buyer Transaction Expenses Cap has been exceeded.
(e)    Sellers hereby consent to any use by Buyer, any of its Affiliates, or any Debt Financing Source or any of its Affiliates, of the logos of Sellers or any of their Affiliates in connection with the Debt Financing and any Alternative Financing; provided, such logos shall be used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage or otherwise adversely affect Sellers or any of their Affiliates or the reputation or goodwill of Sellers or any of their Affiliates or any of their respective products, services, offerings or intellectual property rights, and Buyer shall make any modifications to such use reasonably requested by Sellers; and provided, further, that any offering materials and other documents prepared by or on behalf of or used by Buyer or its Affiliates, the Debt Financing Sources, or Buyer Parent, as applicable, in Buyer’s financing activities in connection with the transactions contemplated hereby that include any information provided by Sellers, its Affiliates, or their respective representatives, including any offering memorandum, rating agency presentation, lender presentations, bank information memoranda, prospectus, or similar document used, or any other written offering materials used, in connection with any debt or securities offering or other such Buyer financing shall include a conspicuous disclaimer to the effect that none of Sellers, its Affiliates, or their respective representatives has any responsibility for the content of such document and that Sellers, its Affiliates, and their respective representatives disclaim all responsibility therefor.
5.11    Restructuring.
(a)    Seller Parent and its Affiliates shall, prior to the Closing, effectuate the restructuring as outlined in the steps plan set forth in Section 5.11 of the Disclosure Schedule,

and, pursuant to such steps plan, transfer to the Company or one of the Company Subsidiaries all assets owned or purported to be owned by Sellers or any of their Affiliates that are primarily related to, developed for, or used or held for use in, the Business, other than any Non-Business Assets, and transfer to Sellers or its Affiliates (other than the Company or the Company Subsidiaries) any Non-Business Assets to the extent held by the Company Group (such steps plan, as modified from time to time pursuant to this Section 5.11, the “Restructuring Steps Plan” and the steps outlined therein, and the transfers contemplated pursuant to this Agreement, the “Restructuring”). Sellers shall be entitled to modify the Restructuring Steps Plan from time to time if such modification (1) does not relate to any assets or liabilities intended to be held by the Company Group following the Closing and would not reasonably be expected to have any non-de minimis adverse effect on the Business, Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries), or (2) is reasonably determined by Sellers to be reasonably necessary and appropriate to effect the transactions contemplated by this Agreement (including to effect such transactions in a tax efficient manner for both Sellers and Buyer) and, in the case of this clause (2), is agreed in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed). In the event the Restructuring Steps Plan is so modified, Section 5.11 of the Disclosure Schedule shall be deemed to be automatically amended to reflect such modifications to the extent applicable. Sellers shall reasonably consult with and cooperate with Buyer, its Affiliates and its and their respective representatives in connection with the Restructuring and otherwise keep Buyer reasonably apprised of the status of the Restructuring. Without limiting the generality of the foregoing, as promptly as practicable after the Execution Date (and in any event, at least ten (10) Business Days prior to the Closing Date), Sellers shall provide, or cause to be provided, drafts of all material agreements and documents to effect the Restructuring, and give Buyer, its Affiliates and its and their respective representatives a reasonable amount of time to review and provide comments to such material agreements and documents, which comments Sellers shall consider in good faith; provided that, any such material agreements pursuant to which assets or liabilities are to be (a) contributed, assigned, assumed or otherwise transferred to the Company Group from Seller Parent or its Affiliates (other than the Company Group) or (b) distributed, assigned, assumed or otherwise transferred to Seller Parent or its Affiliates (other than the Company Group) from the Company Group shall be in form and substance reasonably acceptable to Buyer (such acceptance not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, from the Execution Date to the Closing, Sellers shall not, and shall cause its Affiliates to not, without the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), transfer any Business Assets to the parties described on Section 1.1(a) of the Disclosure Schedule in connection with the matters set forth therein.
(b)    As promptly as practicable following after the Execution Date, Seller Parent and Buyer shall cooperate in good faith to establish a transition planning team (the “Transition Committee”), composed of an equal number of individuals designated by each of Seller Parent and Buyer (and no less than (i) two (2) individuals designated by Seller Parent and (ii) two (2) individuals designated by Buyer). Subject to applicable Law, the Transition Committee shall, beginning as promptly as practicable after the Execution Date and continuing until the earlier of the termination of this Agreement and the Closing, meet from time to time as reasonably requested by any member thereof (but not more than twice per month unless otherwise mutually agreed by the Parties) to coordinate the implementation of the Transition Plan and discuss and plan for the transition concerning the operations and conduct of the

Business after the Closing (including with respect to information technology, data, human resources, inventory, manufacturing and other transition and migration) and in connection therewith and without limiting the generality of the foregoing. The Parties acknowledge and agree that (x) in no event shall the implementation of the Transition Plan (other than, for the avoidance of doubt, the Restructuring) affect the timing of, or be a condition to, the Closing or affect or otherwise modify any other covenants, agreements or obligations under this Agreement or any Ancillary Agreement and (y) the Transition Committee shall be terminated at the Closing, unless otherwise agreed by Seller Parent and Buyer in writing.
5.12    Affiliate Transactions. Except as otherwise expressly contemplated by this Agreement (including with respect to the Seller Note, any Ancillary Agreement or any Contracts entered into pursuant to and in accordance with Section 5.11 to effect the Restructuring or as otherwise expressly contemplated by the Restructuring Steps Plan), immediately prior to the Closing, (a) Sellers shall, and shall cause their Affiliates to terminate, settle or otherwise cancel, effective as of the Closing Date, all Affiliate Transactions (other than those set forth on Section 5.12(a) of the Disclosure Schedule), such that, effective as of the Closing, none of the Company or its Affiliates (including, for the avoidance of doubt, the Buyer) shall have any further obligations or Liabilities therefor or thereunder and (b) Sellers and their Affiliates shall eliminate and fully terminate all intercompany balances, accounts, payables, receivables or indebtedness or other amounts between Sellers or any of their Affiliates (other than the Company or the Company Subsidiaries), on the one hand, and the Company or any Company Subsidiary, on the other hand (collectively, “Intercompany Accounts”) (other than those set forth on Section 5.12(b) of the Disclosure Schedule), such that, effective no later than immediately prior to the Closing, none of the Company or its Affiliates (including, for the avoidance of doubt, the Buyer) shall have any further obligations or Liabilities therefor or thereunder, in the case of clause (a), pursuant to agreements in form and substance reasonably acceptable to Buyer.

5.13    Further Assurances; Consents.
(a)    Each of Seller Parent, Sellers and Buyer shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers and any other agreements, as may be necessary to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. Buyer shall reasonably cooperate in connection with Sellers’ and their Affiliates’ efforts to, and Seller Parent and Sellers shall (and shall cause their representatives and Affiliates to), use reasonable best efforts to, give notices (in a form reasonably acceptable to Buyer) to, and obtain all consents from, third parties that are required to consummate the transactions hereby (including those required under any Material Contracts) or that are otherwise set forth on Section 5.13(a) of the Disclosure Schedule. Buyer and Sellers shall reasonably consult as to whether to effect payment of any consent fees to third parties in respect of the foregoing and if each agree to make any such payments, (i) if paid prior the Closing, each of Buyer and Sellers shall be responsible to pay such fees in proportion to their respective percentage of Interests to be owned by each Party as of the Closing and Buyer shall cause the Company to reimburse each Party such fees at or promptly following the Closing pursuant to and subject to the terms set forth in Section 5.6 and (ii) if paid subsequent to the Closing, the Company shall pay any such fees. Notwithstanding the foregoing, neither Sellers nor their Affiliates shall agree to amend, modify or supplement any Contract to which such a consent may relate in a manner that would reasonably be expected to have any non-de minimis adverse effect on Buyer, its Affiliates or the Business without the prior written consent of Buyer.
(b)    If, following the Closing, any right, property or asset not forming part of the Business is found to have been transferred to, or retained by, the Company or a Company Subsidiary, either directly or indirectly (including as a result of the Restructuring), Buyer shall cause the Company or Company Subsidiary (as applicable) to transfer, convey, sell, assign and deliver, at Sellers’ sole cost and expense, such right, property or asset as soon as reasonably practicable to the Affiliate of Sellers indicated by Sellers, and Sellers shall, and shall cause their Affiliates to, reasonably cooperate in connection therewith. If, following the Closing, any right, property or asset forming part of the Business is found to have been retained by Sellers or their Affiliates, either directly or indirectly (including as a result of the Restructuring), Sellers shall transfer, or shall cause one of their Affiliates to transfer, convey, sell, assign and deliver, at the Company’s sole cost and expense, such right, property or asset as soon as reasonably practicable to the Company or Company Subsidiary, and the Company shall, and shall cause the Company Subsidiaries, to reasonably cooperate in connection therewith.
5.14    Insurance; Escrow.
(a)    Except as otherwise provided in Section 5.14(b) or Section 5.14(c) or in the Transition Services Agreement, from and after the Closing Date, the Company and the Company Subsidiaries shall cease to be insured by any insurance policies or self-insurance policies or programs (other than those of the Company Group) arranged or maintained by or for the benefit of Sellers or their Affiliates, including any transactional risk or transactional liability insurance policies or programs (collectively, the “Seller Policies”), and Buyer acknowledges and agrees that (i) with respect to claims arising out of any actual or alleged act, omission, circumstance, matter or event, existing or occurring after the Closing (the “Post-Closing Claims”), coverage under the Seller Policies is solely for the benefit of Sellers and their Affiliates, and not for the benefit of Buyer or its Affiliates (including, as of the Closing, the Company Group), (ii) coverage for Post-Closing Claims shall not be available or transferred to Buyer, the Company Group or the Business, (iii) the Company shall arrange for its own insurance policies or self-insurance policies or programs with respect to the Company, the Company Subsidiaries and the Business in respect of Post-Closing Claims, and (iv) none of Buyer, the Company nor the Company Subsidiaries shall have any access, right, title or interest to or in any Seller Policies (including to all claims and rights to make claims and all rights to proceeds) with respect to Post-Closing Claims.
(b)    With respect to any Seller Policy issued by a third party providing coverage on an occurrence basis for claims arising out of any actual or alleged act, omission, circumstance, matter, event or occurrence existing or occurring on or prior to the Closing relating to the Company Group or the Business (any such policy, an “Occurrence-Based Policy,” and any such claims “Pre-Closing Claims”), from and after the Closing Date, Sellers shall, and shall cause their Affiliates to, (i) permit the Company Group to assert Pre-Closing Claims under such Occurrence-Based Policies if and to the extent (x) coverage is available for such Pre-Closing Claims under such Occurrence-Based Policies and (y) allowed by the terms and conditions of such Occurrence-Based Policies and (ii) remit any insurance proceeds received by Sellers or their Affiliates in respect of such Pre-Closing Claims to the Company Group; provided, that such

Pre-Closing Claims will be subject to (and any proceeds to be remitted to the Company Group will be reduced by the amount of) all applicable deductibles, retentions, premium increases, claim administration, exhaustion of any applicable limits under such Occurrence-Based Policies and all other out-of-pocket costs and expenses incurred in connection with such Pre-Closing Claims. From and after the Closing Date, the Company shall indemnify, hold harmless and reimburse Sellers and their Affiliates for any reasonable out-of-pocket collection costs, deductibles, retentions, self-insured retention amounts, and all other reasonable out-of-pocket costs and expenses (collectively, “Recovery Costs”) incurred by Sellers or their Affiliates with respect to administering any such Pre-Closing Claims. With respect to any Seller Policy issued by a third party providing coverage on a claims-made basis (any such policy, a “Claims-Made Policy”), from and after the Closing Date, Sellers shall, and shall cause their Affiliates to, remit any insurance proceeds received by Sellers or their Affiliates in respect of claims first noticed under the Claims-Made Policies prior to the Closing Date to the extent related to the Business, the Company or its Subsidiaries and (x) not already taken into account in the calculation of Closing Indebtedness or as a current liability in the calculation of Purchased Working Capital, (y) not constituting Excluded Liabilities or otherwise indemnifiable by Sellers or their Affiliates or (z) not previously discharged by Sellers or their Affiliates using their cash on hand (any such claims, “Claims-Made Claims”); provided, that such Claims-Made Claims will be subject to (and any proceeds to be remitted to the Company Group will be reduced by the amount of) all applicable deductibles, retentions, claim administration, exhaustion of any applicable limits under the Claims-Made Claims and all other Recovery Costs incurred in connection with the Claims-Made Claims. From and after the Closing Date, the Company shall indemnify, hold harmless and reimburse Sellers and their Affiliates for any Recovery Costs incurred by Sellers or their Affiliates with respect to such Claims-Made Claims. For the avoidance of doubt, except as expressly set forth in this Section 5.14(b), Sellers and their Affiliates shall retain all rights, title and interest in the Claims-Made Policies and all insurance proceeds thereunder, including with respect to any Damages or other loss covered thereunder to the extent (x) taken into account in the calculation of Closing Indebtedness or as a current liability in the calculation of Purchased Working Capital, (y) constituting Excluded Liabilities or are otherwise indemnifiable by Sellers or their Affiliates or (z) previously discharged by Sellers or their Affiliates using their cash on hand.
(c)    With respect to the transactional risk or transactional liability insurance policies relating to the Company Group or the Business held by Seller or its Affiliates (collectively, the “Seller RWI Policies”), from and after the Closing Date, Sellers shall, and shall cause their Affiliates to, (i) permit the Company Group to assert claims under the Seller RWI Policies if and to the extent allowed by the terms and conditions thereof for any Damages or other loss covered thereunder arising out of any claims first noticed under the Seller RWI Policies after the Execution Date to the extent (x) not already taken into account in the calculation of Closing Indebtedness or as a current liability in the calculation of Purchased Working Capital, (y) not constituting Excluded Liabilities or otherwise indemnifiable by Sellers or their Affiliates or (z) not previously discharged by Sellers or their Affiliates using their cash on hand (any such claims, “Seller RWI Policy Claims”) and (ii) remit any insurance proceeds received by Sellers or their Affiliates in respect of any Seller RWI Policy Claims to the Company Group; provided, that such Seller RWI Policy Claims will be subject to (and any proceeds to be remitted to the Company Group will be reduced by the amount of) all applicable deductibles, retentions, claim administration, exhaustion of any applicable limits under the Seller RWI

Policies and all other Recovery Costs incurred in connection with the Seller RWI Policy Claims. From and after the Closing Date, the Company shall indemnify, hold harmless and reimburse Sellers and their Affiliates for any Recovery Costs incurred by Sellers or their Affiliates with respect to such Seller RWI Policy Claims. For the avoidance of doubt, except as expressly set forth in this Section 5.14(c), Sellers and their Affiliates shall retain all rights, title and interest in the Seller RWI Policies and all insurance proceeds thereunder, including with respect to any Damages or other loss covered thereunder to the extent (w) arising out of any claims first noticed under the Seller RWI Policies prior to the Execution Date, (x) taken into account in the calculation of Closing Indebtedness or as a current liability in the calculation of Purchased Working Capital, (y) constituting Excluded Liabilities or are otherwise indemnifiable by Sellers or their Affiliates or (z) previously discharged by Sellers or their Affiliates using their cash on hand. Neither the Sellers nor their Affiliates shall amend or waive any rights under the RWI Policies without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).
(d)    With respect to the remaining funds held in escrow in connection with past acquisitions set forth on Section 5.14(d) of the Disclosure Schedule (collectively, the “Seller M&A Escrows”), from and after the Closing Date, Sellers shall, and shall cause their Affiliates to, (i) permit the Company Group to assert claims under the Seller M&A Escrows if and to the extent such funds are then available and such claims are allowed by the terms and conditions thereof for any Damages or other loss covered thereunder arising out of any claims arising after the Execution Date (any such claims, “Seller M&A Escrow Claims”) and (ii) remit any escrow proceeds (net of Recovery Costs) received by Sellers or their Affiliates following the Closing in respect of any Seller M&A Escrow Claims to the Company Group, except to the extent any such losses or related liabilities (i) are taken into account in the calculation of Closing Indebtedness or as a current liability in the calculation of Purchased Working Capital, (ii) constitute Excluded Liabilities or are otherwise indemnifiable by Sellers or their Affiliates or (iii) were previously discharged by Sellers or their Affiliates using their cash on hand. Neither the Sellers nor their Affiliates shall amend or waive any rights under the Seller M&A Escrows without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).
5.15    Seller Marks.
(a)    Except as expressly set forth in this Section 5.15, from and after the Closing Date, the Buyer shall not, and shall not permit its Affiliates conducting the Business to, use any of the Seller Marks. The Buyer, on behalf of itself and its Affiliates, acknowledges and agrees that neither the Buyer nor its Affiliates (including the Company and the Company Subsidiaries) shall have any rights in any of the Seller Marks and neither the Buyer nor any of its Affiliates shall contest or challenge the ownership or validity of any rights of Sellers in or to any of the Seller Marks.
(b)    Notwithstanding the foregoing and effective as of the Closing, Seller Parent and Sellers hereby grant to the Company and the Company Subsidiaries a non-exclusive, royalty-free, fully paid-up, irrevocable, sublicensable (solely in connection with the conduct of the Business), transferable right and license to use the Seller Marks for a period of twelve (12) months following the Closing (“Wind-Down Period”), solely in substantially the same manner and scope as such Seller Marks were used in the Business in the twelve (12)-month period prior to the Execution Date, in connection with the conduct of the Business, including for the purpose of transitioning the Business away from the Seller Marks. As soon as reasonably practicable following the Closing, but in no event later than the expiration of the Wind-Down Period, the Buyer shall, or shall cause its Affiliates to, file such documents and take, or cause to be taken, such necessary actions to file with competent Governmental Authorities to change the legal entity name of the Company and any Company Subsidiary to remove any Seller Marks. Subject to this Section 5.15, no later than the end of the Wind-Down Period, the Company shall, and shall cause its Subsidiaries to, cease all uses of the Seller Marks and remove, strike over, or otherwise obliterate all Seller Marks from all public-facing assets and other materials owned by any Company or Company Subsidiary, including any business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems.
(c)    Any and all goodwill generated by the use of the Seller Marks under this Section 5.15 shall inure solely to the benefit of Sellers. In any event, the Buyer shall not, and shall cause its Affiliates not to, use the Seller Marks in any manner that would reasonably be expected to damage or tarnish the reputation of Sellers or the goodwill associated with the Seller Marks.
(d)    Notwithstanding the foregoing, the Company and the Company Subsidiaries shall have the right, at all times after the Closing, to (i) sell off or otherwise dispose of products in finished goods inventory (solely to the extent such products exist and are finished as of Closing), without removing any Seller Marks from such goods until the supply of such goods is exhausted, (ii) retain or use records and other historical or archived documents or internal business and legal documents containing or referencing the Seller Marks, in each case solely for internal purposes, (iii) refer to the historical fact that the Company and the Company Subsidiaries previously conducted their respective businesses under the Seller Marks, as applicable, (iv) use such Seller Marks as permitted by “fair use” principles or not constituting trademark infringement, including to the extent required for the Company to perform under any contractual obligation in place as of the Closing, and (v) use such Seller Marks to the extent required under applicable Law.
5.16    R&W Policy.
(a)    Buyer shall not (and shall cause its Subsidiaries and its Affiliates not to) amend or modify the subrogation provisions set forth in the R&W Policy in a manner that would have an adverse effect on Sellers or their Affiliates, without the prior written consent of Sellers, which consent shall be in Sellers’ sole discretion.
(b)    Any insurance proceeds payable under the R&W Policy to the Buyer shall be payable to the Company; provided that to the extent only Buyer’s portion of a loss is covered under such R&W Policy, then all such insurance proceeds in connection with such loss shall be payable to Buyer or its Affiliates.
5.17    Exclusivity. From the Execution Date to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 9.1, Sellers shall not, and shall cause their respective Affiliates and representatives not to, directly or indirectly: (a) solicit, initiate, seek, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, accept, or negotiate, directly or indirectly, any inquiry, proposal or offer

(whether formal or informal, written, oral or otherwise) with respect to a Business Acquisition Proposal; (b) furnish or provide any non-public proprietary or confidential information or documents to any Person in connection with, or in furtherance of, any proposal for a Business Acquisition Proposal; (c) enter into, participate in or continue in any discussions or negotiations with any third party in connection with or related to, or approve, accept, or enter into any letter of intent, term sheet or Contract or other arrangement or understanding regarding, any Business Acquisition Proposal; (d) consummate any Business Acquisition Proposal; or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Seller Parent and Sellers agree to (i) notify Buyer promptly upon receipt of any Business Acquisition Proposal by Seller Parent or any Seller or any officer, director, equity holder, employee or other representative, and to describe the material terms and conditions of any such Business Acquisition Proposal in reasonable detail (including the identity of the Persons making such Business Acquisition Proposal) and to provide a copy of any such Business Acquisition Proposal, if extended in writing, (ii) keep Buyer reasonably informed on a current basis of any modifications to such offer or information, (iii) immediately terminate and cease any solicitations, discussions or negotiations with any Person (other than Buyer and its Affiliates) with respect to a Business Acquisition Proposal and (iv) cause any third party (other than Buyer and its Affiliates or its, their and Sellers’ representatives) to cease to have any access to the virtual data room established in connection with the Transactions. For purposes of this Section 5.17, “Business Acquisition Proposal” shall mean any inquiry, proposal or offer concerning (A) any transaction or series of related transactions under which any Person(s), directly or indirectly, (x) acquires or otherwise purchases the Company or any Company Subsidiary or a majority of the equity securities of the Company or any Company Subsidiary or (y) acquires, is granted, leased or licensed or otherwise purchases all or a material portion of the Business or assets related to the Business (in the case of each of clause (x) and (y), whether by merger, consolidation, recapitalization, reorganization, asset purchase, share exchange, business combination, purchase or issuance of equity securities or otherwise), or (B) any issuance, sale or acquisition of any portion of equity securities of the Company or any Company Subsidiary. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement the Ancillary Agreements or the transactions contemplated hereby or thereby or any other transaction with Buyer and its Affiliates shall (1) constitute a Business Acquisition Proposal or (2) restrict Seller Parent or any of its Affiliates or its or their representatives from participating in any discussions or negotiations or furnishing non-public information or access in response to any inquiries or proposals received from a third party relating to a transaction involving the sale of all or a substantial portion of the outstanding capital stock of Seller Parent, or from entering into any agreement relating to or consummating such a transaction; provided that such transaction shall not prevent or materially delay receipt of any government approvals pursuant to the HSR Act or other Antitrust Laws required in connection with the consummation of the Transactions.
5.18    Shared Contracts. From and after the Execution Date, Sellers and Company shall, and shall cause their respective Affiliates to, use their reasonable best efforts to work together (and, if necessary or desirable, to work with the third party(ies) to any Shared Contract or otherwise) to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that, following the Closing, (a) the Company or a Company Subsidiary is the beneficiary of the rights, claims and benefits of the portion of such Shared Contract that is related to the Business and, is responsible for the obligations of the portion of such Shared Contract that corresponds to the rights, claims and benefits it is receiving thereunder (the “Buyer Portion”) on terms and conditions materially similar to those terms and conditions applicable as of the Execution Date or, if entered into after the Execution Date, as of immediately prior to the Closing, in each case as reasonably determined by the Sellers and Buyer in good faith, which rights, claims and benefits shall be an asset of, and which obligations corresponding thereto shall be a liability of, the Company or the Company Subsidiaries and (b) Sellers or an Affiliate of Sellers (for the avoidance of doubt, other than the Company or the Company Subsidiaries) is the beneficiary of the rights, claims and benefits and is responsible for the obligations related to the portion of such Shared Contract relating to the Sellers’ business (which shall not include the Business) and all such other obligations and Liabilities that are not the Buyer Portion (the “Sellers Portion”), which rights, claims and benefits shall be an asset of, and which obligations shall be a liability of, Sellers or an Affiliate of Sellers (for the avoidance of doubt, other than the Company or the Company Subsidiaries), as applicable; provided that in either case, neither Seller, the Buyer, the Company or their respective Affiliates shall be required to pay money to any third party, commence any Proceeding or offer or grant any other financial or other material non-financial accommodations in connection with such efforts. If the Sellers and Company or their respective Affiliates, as applicable, are not able to enter into an arrangement to divide, partially assign, modify or replicate (in whole or in part) the rights and obligations under and in respect of any such Shared Contract prior to the Closing, the Closing shall, subject to the satisfaction (or, to the extent permitted by applicable Law or the terms of this Agreement, the waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VIII, nonetheless take place on the terms set forth herein and, thereafter and until the earlier of (x) the date that the term of such Shared Contract expires in accordance with its terms following the Closing, (y) the date on which the division, partial assignment, modification or replication of such Shared Contract is effected as contemplated hereby and (z) twelve (12) months following the Closing, Sellers and their Affiliates, on the one hand, and the Company and the Company Subsidiaries, on the other hand, at the sole cost and expense of Sellers, reasonably cooperate and use their respective reasonable best efforts (including by entry into one or more commercial arrangements) so that (A) the Company and the Company Subsidiaries receive the interest in the rights, claims and benefits, and bear the responsibility for the obligations, in the Buyer Portion under and in respect of such Shared Contract and (B) Sellers or an Affiliate of the Sellers (for the avoidance of doubt, other than the Company or a Company Subsidiary) receives the interest in the rights, claims and benefits, and bear the responsibility for the obligations, in the Sellers Portion under and in respect of such Shared Contract. Notwithstanding anything to the contrary in this Agreement, (1) the Sellers or the Company, as applicable, shall be responsible for any or all Liabilities arising from its (or its Affiliates’) direct or indirect breach of any Shared Contract following the Closing, (2) Sellers shall be responsible for Sellers Portion of any Liabilities arising from or relating to any pre-Closing direct or indirect breach of any Shared Contract and (C) from and after the Execution Date, except as required by applicable Law or with the prior written consent of Buyer (not to be unreasonably withheld, condition or delayed), Seller Parent shall not, and shall cause its Affiliates not to, amend or modify any Shared Contract in a manner that is adverse to Buyer, any of its Affiliates or the Business in any material respect or terminate any Shared Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Shared Contract pursuant to its terms) or waive any material benefit or right under any Shared Contract to the extent such Shared Contract (or any portion thereof) is related to the

Business, in each case, in a manner that would have a disproportionate adverse effect on the Business as compared to Seller Parent’s or its Affiliates’ other businesses.
5.19    Business Payments. From and after the Closing, (a) Sellers shall promptly pay or deliver (or cause their Affiliates to pay or deliver) to the Company (or its designees) any cash, monies, checks or other amounts that have been sent to Seller Parent or any of its Affiliates after the Closing by customers, suppliers or other relationships of the Business, as applicable, for products, goods or services to the extent related to the Business or otherwise to the extent relating to the conduct of the Business or the operation of assets related to the Business or that should have otherwise been sent to Company or its Affiliates and (b) Buyer shall promptly pay or deliver (or cause their Affiliates, including the Company and the Company Subsidiaries) to pay or deliver) to Sellers (or their designees) any cash, monies, checks or other amounts that have been sent to Buyer, the Company or any of their respective Affiliates after the Closing by customers, suppliers or other relationships of any businesses of Seller Parent or its Affiliates (other than the Business), as applicable, for products, goods or services to the extent not related to the Business or the conduct of the Business or related to the operation of Non-Business Assets or other assets to the extent not related to the Business or that should have otherwise been sent to Sellers or their Affiliates.
5.20    Resignations. Sellers and the Company and the Company Subsidiaries, as applicable, shall cause each manager, director, or officer of the Company and the Company Subsidiaries, including those listed on Section 5.20 of the Disclosure Schedule, to resign (or otherwise be removed) in such capacity other than individuals identified by Buyer prior to the Closing Date, such resignations or removals to be effective as of the Closing; provided, that, such resignations shall be in form and substance reasonably acceptable to Buyer.
5.21    Limitation on Assignment of Certain Business Assets.
(a)    If the contribution, grant, assignment, transfer, conveyance or delivery to the Company or any Company Subsidiary of any asset that would be a Business Asset would be (x) prohibited under applicable Law or (y) would require any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval (collectively, “Consent”) to be obtained from, filed with or delivered to any Person and such Consent has not been given or obtained, as applicable, at or prior to the Closing, other than any such Business Assets the conveyance of which requires Consents that Sellers and Buyer mutually agree need not cause the deferred conveyance of such Business Asset (collectively, the “Non-Assignable Assets”), then (i) the Closing shall proceed in accordance with this Agreement without the contribution, grant, assignment, transfer, conveyance or delivery, as applicable, of the Non-Assignable Assets and without any adjustment to the Purchase Price on account thereof, and (ii) to the extent not inconsistent with the terms of any Non-Assignable Asset or applicable Law or a Final Determination, the Parties shall treat the Company or the applicable Company Subsidiary, as applicable, as the owner thereof for Tax purposes from and after the Closing.
(b)    With respect to each Non-Assignable Asset, (i) from and after the Closing, Sellers and Buyer shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to give, or cause to be given, or to obtain, or cause to be obtained, each Consent required to contribute, grant, assign, transfer, convey or deliver, as applicable, such Non-Assignable Asset and (ii) upon obtaining or giving any Consent of the type described in clause (i), the applicable Non-Assignable Asset shall be deemed to have been automatically contributed, granted, assigned, transferred, conveyed or delivered, as applicable, to the Company or the applicable Company Subsidiary on the terms set forth in this Agreement for no additional consideration without the requirement of any further action of Sellers, Buyer or any of their respective Affiliates (including, with respect to Buyer, the Company and the Company Subsidiaries), effective as of the Closing, except to the extent the date of such Consent is deemed by applicable Law to have occurred on another date or is otherwise consented to in writing by Buyer to have occurred as of another date, in which case, as of such date. Buyer and Sellers shall, and shall cause their respective Affiliates to, reasonably cooperate with each other in connection with the foregoing. Notwithstanding anything to the contrary contained in this Section 5.21, in no event shall the Parties or any their respective Affiliates be required to (A) make any payments to any Person, offer or grant any other financial or other material non-financial accommodations to any Person or commence any Proceeding in connection with such efforts to secure any such Consent or (B) amend, modify or supplement any Contract or Permit to which such Consent may relate without the prior written consent of the other Party.
(c)    From and after the Closing until the earliest of (x) such time as a Non-Assignable Asset is contributed, granted, assigned, transferred, conveyed or delivered, as applicable, to the Company (or its designee), (y) the expiration of the term of such Non-Assignable Asset (if applicable) and (z) twelve (12) months following the Closing, Sellers and Buyer shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts following the Closing Date to (i) to the extent reasonably possible (taking into account any applicable restrictions and permitted by applicable Law) provide the Company and the Company Subsidiaries substantially comparable use of the Non-Assignable Assets, including by establishing an arrangement reasonably satisfactory to Buyer under which the Company and the Company Subsidiaries would obtain substantially comparable claims, rights and benefits and assume the corresponding liabilities and obligations with respect thereto (including by means of any subcontracting, sublicensing or subleasing arrangement) and (ii) exercise, enforce and exploit, only at the reasonable request of Buyer and for the benefit of the Company and the Company Subsidiaries, any and all claims, rights and benefits of Sellers or any of their Affiliates under or with respect to, or arising in connection with, such Non-Assignable Asset to the extent permitted by applicable Law. In furtherance of, and as a condition to Sellers’ obligation to provide the foregoing, Buyer shall use reasonable best efforts to cause the Company and the Company Subsidiaries to reasonably perform on behalf of Sellers or their Affiliates all obligations of Sellers thereunder or in connection therewith, to the extent such obligations were performed by Sellers immediately prior to the Closing, on a pro rata basis commensurate with the benefits received by the Company and the Company Subsidiaries under such Non-Assignable Asset, as compared with the overall benefit received under such Non-Assignable Asset by or on behalf of Sellers. Except to the extent expressly prohibited by applicable Law, Sellers shall hold in trust for and pay to the Company or its Subsidiaries promptly upon receipt thereof, all income, proceeds and other monies received by Sellers or any of their Affiliates attributable to the Company’s or the Company Subsidiary’s performance of Sellers’ or any of their Affiliate’s obligations under any such Non-Assignable Asset in accordance with the foregoing sentence, in each case, without any interest. Each of the Parties intend that, as of Closing, for applicable Tax purposes, the Company should be treated as the beneficial owner of each Non-Assignable Asset (and shall have the benefits and burdens of such beneficial ownership), and solely if and to the extent such treatment is not permitted by or respected under applicable Law in the relevant jurisdiction or is successfully challenged by a Taxing Authority, the Company shall reimburse Sellers and their Affiliates for any incremental Taxes imposed on (including incremental Taxes that consume carried-forward Tax losses, credits, or similar Tax attributes of) Sellers and their Affiliates (other than the Company and the Company Subsidiaries) resulting from such treatment not being respected for applicable Tax purposes, computed on a “with and without” basis.
(d)    If the contribution, grant, assignment, transfer, conveyance or delivery to Sellers or their Affiliates of any Non-Business Asset would be prohibited under applicable Law or would require any Consent to be obtained from, filed with or delivered to any Person and such Consent has not been given or obtained, as applicable, at or prior to the Closing, other than any such Non-Business Assets the conveyance of which requires Consents which are immaterial or that Sellers and Buyer agree need not cause the deferred conveyance of such Non-Business Asset (collectively, the “Non-Assignable Non-Business Assets”), the provisions of this Section 5.21 shall apply to such Non-Assignable Non-Business Assets, mutatis mutandis.
5.22    Partial Release of Liens. Sellers shall obtain (x) (i) in the case of the Company and the Company Subsidiaries, “release letters” or similar documents (the “Release Letters”) and all customary instruments and documents necessary to release and terminate any and all Liens (other than Permitted Liens) (including UCC-3 financing statements) and/or guarantees or other obligations securing the Indebtedness of the Company and the Company Subsidiaries, in each case in customary form (drafts of which are delivered at least two (2) Business Days prior to the Closing Date); and (ii) in the case of Sellers, instruments of documentation necessary to release any and all Liens (other than Permitted Liens) (including UCC-3 financing statements) and/or guarantees or other obligations securing any indebtedness of Sellers under the Existing Credit Agreement, but affecting the assets or equity interests of the Company and the Company Subsidiaries, in each case in customary form (drafts of which are delivered at least two (2) Business Days prior to the Closing Date) and (y) releases of security interests and liens with respect to Company-Owned IP in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar domestic or foreign office, department or agency (in each case, in customary form).
5.23    Release.
(a)    Effective as of the Closing, each Seller, on behalf of itself and the other Seller Indemnified Parties, hereby releases, acquits and forever discharges to the fullest extent permitted by Law, without the need for any further action, the Company and its Affiliates and the other Company Indemnified Parties of, from and against any and all any and all Damages and suits whether at Law or in equity, matured or unmatured, known or unknown, suspected and unsuspected, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed and whether due or to become due, for Damages actual and consequential, contingent or liquidated or otherwise of every kind, nature and description whatsoever, which such Seller and the Seller Indemnified Parties ever had, now has or may have on or by reason of any matter, cause or thing whatsoever relating (directly or indirectly) to the Company, the Company Subsidiaries, the conduct of the Business, activities of the Company or the Company Subsidiaries or the Business or the operation of the Business Assets prior to the Closing. Each Seller agrees not to, and agrees to cause the Sellers Indemnified Parties not to, assert any claim against the Company Indemnified Parties in respect thereof. Notwithstanding the foregoing, each Seller and the Sellers Indemnified Parties retain and do not release their rights and interests under the terms and conditions of this Agreement and the Ancillary Agreements (other than the Equity Commitment Letter and the Guaranty under which the Seller Indemnified Parties will have no further rights or interest by virtue of the Closing and the provisions of the Confidentiality Agreement which, subject to the terms of Section 5.4, will automatically terminate by virtue of the Closing).
(b)    Effective as of the Closing, the Company, on behalf of itself and its Subsidiaries, hereby releases, acquits and forever discharges to the fullest extent permitted by Law, without the need for any further action, Sellers and their Affiliates and the other Seller Indemnified Parties of, from and against any and all any and all Damages and suits whether at Law or in equity, matured or unmatured, known or unknown, suspected and unsuspected, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed and whether due or to become due, for Damages actual and consequential, contingent or liquidated or otherwise of every kind, nature and description whatsoever, which the Company and its Subsidiaries ever had, now has or may have on or by reason of any matter, cause or thing whatsoever relating (directly or indirectly) to Sellers and their Affiliates, the conduct of the Business, activities of Sellers or the Business or the operation of the Business Assets prior to the Closing. The Company agrees not to, and agrees to cause its Subsidiaries not to, assert any claim against the Seller Indemnified Parties in respect thereof. Notwithstanding the foregoing, the Company and the Company Indemnified Parties retain and do not release their rights and interests under the terms and conditions of this Agreement and the Ancillary Agreements (other than the provisions of the Confidentiality Agreement which, subject to the terms of Section 5.4, will automatically terminate by virtue of the Closing).
5.24    Commercial Term Sheets.
(a)    The following, collectively, shall be deemed the “Commercial Term Sheets”: (i) the Middleby Sublease Term Sheet, dated as of the Closing Date, by and between the Company (or any of its Subsidiaries) and any of Sellers (or their Affiliates), substantially in the form of Exhibit G-1; (ii) the Brava Engineering Term Sheet, dated as of the Execution Date, by and between the Company (or any of its Subsidiaries) and any of Sellers (or their Affiliates), substantially in the form of Exhibit G-2; (iii) the Icetro Supply Term Sheet, dated as of the Closing Date, by and between the Company (or any of its Subsidiaries) and any of Sellers (or their Affiliates), substantially in the form of Exhibit G-3; (iv) the Nogales Supply Term Sheet, dated as of the Closing Date, by and between the Company (or any of its Subsidiaries) and any of Sellers (or their Affiliates), substantially in the form of Exhibit G-4; and (v) the India Engineering Term Sheet, dated as of the Closing Date, by and between the Company (or any of its Subsidiaries) and any of Sellers (or their Affiliates), substantially in the form of Exhibit G-5, (vi) the Desmon Distribution Term Sheet, dated as of the Closing Date, by and between the Company (or any of its Subsidiaries) and any of Sellers (or their Affiliates), substantially in the form of Exhibit G-6; (vii) the U-Line Term Sheet, dated as of the Closing Date, by and between the Company (or any of its Subsidiaries) and any of Sellers (or their Affiliates), substantially in the form of Exhibit G-7; (viii) the Sales Channels Term Sheet, dated as of the Closing Date, by and between the Company (or any of its Subsidiaries) and any of Sellers (or their Affiliates), substantially in the form of Exhibit G-8; (ix) the L2F Sublease Term Sheet, dated as of the Closing Date, by and between the Company (or any of its Subsidiaries) and any of Sellers (or their Affiliates), substantially in the form of Exhibit G-9; and (x) the International Distribution

Term Sheet, dated as of the Execution Date, by and between the Company (or any of its Subsidiaries) and any of Sellers (or their Affiliates), substantially in the form of Exhibit G-10. Sellers and the Company shall execute, and shall cause their respective Affiliates to execute, the Commercial Term Sheets and deliver executed copies of such Commercial Term Sheets to Buyer on the Execution Date or the Closing Date, as applicable.
(b)    Following the Execution Date (and to the extent not complete by the Closing Date, following the Closing Date), Sellers and the Company shall work in good faith to negotiate, execute and deliver a binding definitive agreement with respect to the matters set forth in each Commercial Term Sheet, on terms that are materially consistent with those set forth in each Commercial Term Sheet (“Definitive Commercial Agreements”). The Definitive Commercial Agreements will contain additional terms and conditions, including, but not limited to, standard warranties and certain payment and procedural terms, as applicable, as the Parties shall agree, and each Definitive Commercial Agreement shall supersede each Commercial Term Sheet in its entirety. The terms of each Commercial Term Sheet shall apply until a definitive agreement covering such terms is signed by the Parties or until the Commercial Term Sheet is terminated by either Party upon the Parties’ mutual agreement or as otherwise provided in the Commercial Term Sheet (as applicable). For the avoidance of doubt, each Commercial Term Sheet does not purport to fully cover all the conditions, covenants, representations, warranties and other provisions which may be contained in the Definitive Commercial Agreement.
5.25    Seller Parent Guarantee. Seller Parent hereby unconditionally and irrevocably guarantees to Buyer the due and punctual payment in full of any indemnification obligations of Sellers as and when due and payable pursuant to, and subject to the limitations set forth in, Articles VI and VII of this Agreement, and any payment obligations of Sellers under this Agreement. This obligation of Seller Parent is an absolute, present, primary, continuing and an unconditional guarantee of payment and performance and not of collection. Seller Parent hereby waives any right to require a proceeding first against Sellers. Seller Parent’s obligations hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than by indefeasible payment or performance in full thereof); provided that any available defense, exception or limitation on Sellers’ obligations under this Agreement shall apply equally to Seller Parent’s obligations hereunder. Seller Parent and each Seller hereby waive (to the fullest extent permitted by Law) notice of acceptance of this guarantee and notice of any liability to which it may apply, and waives promptness, diligence, presentment or any other action by Buyer against, or any other notice to, any Person liable therefore.
5.26    Transition Services.
(a)    Following the Execution Date, Sellers and the Company shall continue to work in good faith to negotiate and finalize, prior to or at Closing, the Service Schedules (as defined in the Transition Services Agreement) setting forth the specific services to be provided, the duration of such services together with any extension periods, surcharges and other service details; provided that the final Service Schedules agreed to at Closing (i) shall reflect the guiding principles attached hereto as Section 5.26(a) of the Disclosure Schedule, including with respect to fees and pricing, and (ii) shall be substantially similar to the version attached to the Transition Services Agreement attached hereto. Each party shall cooperate and provide such information, access, and personnel as may be reasonably required to facilitate the timely and accurate completion of the Service Schedules. Notwithstanding anything to the contrary herein, the parties agree that no condition to Closing shall be deemed not satisfied (and this Section 5.26 shall not be breached or deemed breached for the purposes of testing any of the conditions to Closing, and the Closing shall not be delayed), as a result of any disagreement or the failure of the Parties to agree upon the final Services Schedules.
(b)    Following the Execution Date and prior to Closing, Sellers and Buyer shall fulfill their respective obligations and responsibilities with respect to setting up and preparing for the provision and receipt of the Services (as defined in the Transition Services Agreement) under the Transition Services Agreement, which shall be set forth in a transition plan attached hereto as Section 5.26(b) of the Disclosure Schedule (“Transition Plan”); provided that, (i) Sellers and Buyer may consider in good faith and mutually agree to changes to the Transition Plan and (ii) any obligations under the Transition Plan that are not complete by Closing may be satisfied following Closing. Each party shall keep the other party reasonably informed of its progress regarding fulfilling its respective obligations under the Transition Plan, and Sellers shall consult with Buyer in good faith regarding key decisions under the Transition Plan primarily relating to new hires at the Company.  Any costs and expenses incurred by the Buyer in connection with the Buyer’s performance of the Transition Plan shall be borne by the Buyer, and any costs and expenses incurred by Sellers in connection with the Sellers’ performance of the Transition Plan shall be borne by Sellers; provided that the Parties shall discuss in good faith the allocation of (i) costs and expenses incurred outside of the ordinary course of the activities generally contemplated by the Transition Plan and (ii) third-party costs and expenses incurred by Sellers in connection with implementation of the Transition Plan.
(c)    Following the Execution Date and prior to Closing, Sellers shall, acting reasonably and in good faith, assign a specific fee to each service listed in the “IT” and “IT – Attachment A” functions or business areas of the Service Schedules (as defined in the Transition Services Agreement), reflecting a reasonable, good faith determination of the percentage of overall costs of the IT services attributable to each specific service (and provided that the sum of the individual specific fees shall not exceed the aggregate fee for IT services agreed to by the Parties as of the date hereof). The Parties acknowledge and agree that (i) Sellers shall not be required to negotiate with Buyer, or otherwise consider Buyer’s input, in connection with determining such specific fees for such services, and (ii) the Service Schedules (as defined in the Transition Services Agreement) shall be updated prior to Closing to reflect such specific fees.
5.27    Preferred Supply Arrangements(a)    . Following the Closing until the earliest of (w) such time as the Company Group obtains a direct agreement or arrangement with the applicable counterparty under a Preferred Supply Arrangement, (x) the expiration or termination of an applicable Preferred Supply Arrangement, (y) such time as Sellers or their Affiliates no longer own any equity interests in the Company Group, and (z) five (5) years from the Closing Date (the “Preferred Supply Period”), Sellers and the Company shall use their reasonable best efforts to make available to the Business, following the Closing, the Buyer Portion of Sellers’ and their Affiliates’ arrangements or agreements, if any, with United Parcel Service, Federal Express and various steel suppliers in effect as of the date hereof (collectively, “Preferred Supply Arrangements”), in each case to the extent not precluded by an applicable supplier and not reasonably expected to be in breach or violation of any agreement with any applicable supplier. Without limiting the foregoing, during the Preferred Supply Period, Sellers and the Company shall use their reasonable best efforts to cooperate (a) in order to ensure that the Business, to the extent reasonably practicable and permitted by the terms of the applicable Preferred Supply Arrangements then in effect, has the ability to order and receive the products and services directly from such applicable suppliers in a substantially similar manner as ordered and received by the Business under such Preferred Supply Arrangements as of the Closing Date, and (b) in order to ensure that the Business, on the one hand, and the other businesses of Sellers and their Affiliates, on the other hand, to the extent reasonably practicable and permitted by the terms of the applicable Preferred Supply Arrangements then in effect, receive the Buyer Portion and the Sellers Portion, respectively, of the benefits of any applicable discounts, volume pooling, rate cards, bulk rebates, or other similar benefits that can be obtained through group purchasing. Notwithstanding anything to the contrary contained in this Section 5.27, in no event shall Sellers, the Company or their respective Affiliates be required to pay any money to a third party, commence any Proceeding or offer or grant any financial or other material non-financial accommodations or amend, modify or supplement any Preferred Supply Arrangement in connection with their efforts under this Section 5.27 (unless otherwise mutually agreed by the Parties or at the election of such Party pursuant to the following sentence). Should Sellers, the Company, or their respective Affiliates be required to pay any third party in order for the Company Group to receive the benefits of the Preferred Supply Arrangement, Sellers or their respective Affiliates shall, during the Preferred Supply Period, promptly notify the Company Group of such payment obligation, and the Company Group may elect to satisfy such payment (or reimburse Sellers or their respective Affiliates in connection with the same).
5.28    AGA Scheme. Sellers shall take all such reasonable best efforts to deliver before Closing a valid, duly executed flexible apportionment arrangement (as defined in Regulation 2(1) of the UK Occupational Pension Schemes (Employer Debt) Regulations 2005 (as amended)) in relation to the AGA Scheme, pursuant to which the liabilities of the Company Subsidiaries which participate in the AGA Scheme are apportioned to Lincat Group Limited and as a result of which the Company Subsidiaries are discharged from all further liabilities towards the AGA Scheme as appropriate; provided, that, to the extent such flexible apportionment arrangement is not executed prior to Closing, Sellers shall continue to use reasonable best efforts to deliver such valid, duly executed flexible apportionment arrangement as soon as possible thereafter.
5.29    Excluded M&A Amounts(a)    . Subject to the last sentence of this Section 5.29, the Excluded Earnout Liabilities and the Excluded Adjustment Amount (collectively, the “Excluded M&A Amounts”) shall be retained by, and remain Liabilities or assets, as applicable, of Sellers and their Affiliates (other than the Company Group) and the Company Group shall not assume or otherwise be liable for, or be entitled to any proceeds in respect of, any of such Excluded M&A Amounts. Sellers or their applicable Affiliates shall satisfy or perform the Excluded M&A Amounts as and when due in accordance with the terms of the Earnout Agreements or the Adjustment Agreement; provided, that as a condition to Sellers’ obligations to perform the foregoing after the Closing, from and after the Closing, Buyer shall, and shall cause the Company Group to, provide such cooperation as Sellers or their applicable Affiliates may reasonably request in connection with the calculation of such Excluded M&A Amounts, including providing reasonable access during normal business hours to the Company Group’s books, records (including work papers, schedules, memoranda and other documents), supporting data, management and accounting personnel for purposes of and to the extent related to such calculations; provided that neither Buyer nor the Company Group shall be required to provide access to any information if Buyer determines in its reasonable discretion that (i) such access would jeopardize any attorney-client or other legal privilege or (ii) such access would contravene any applicable Laws; provided, further, that Buyer and the Company Group will use their reasonable best efforts to make any such information available in such a manner so as to not jeopardize any such privilege or contravene any such Laws. From the Execution Date to the Closing (or until the earlier termination of this Agreement in accordance with Section 9.1), the Sellers shall use reasonable best efforts to reach a settlement with respect to and terminate any obligations of the Company Group in connection with the Excluded Earnout Liabilities in respect of the Brava Home Agreement; provided that any liabilities in connection therewith will be the responsibility of the Sellers and their Affiliates (other than the Company Group). From and after the Closing, Buyer shall, and shall cause its Affiliates (including the Company Group) to, remit to Sellers or their applicable Affiliates any proceeds received by the Company Group in respect of the Excluded Adjustment Amount. Notwithstanding anything to the contrary contained herein, following the consummation of a Brava Transaction, the Sellers’ and their Affiliates’ aggregate liability pursuant to the second sentence of this Section 5.29 with respect to any Excluded Earnout Liabilities in respect of the Brava Home Agreement for any annual earnout payment thereunder shall not exceed $350,000 for each such period.
5.30    Closed Leases. From and after the Closing, Sellers shall remain responsible (either directly or, with respect to Closed Leases which constitute Business Assets, by reimbursement of the Company Group) for all Liabilities of the tenant under each Lease (or, with respect to the York Lease, as defined in the Disclosure Schedule, the applicable portion thereof as described on such schedule) listed on Section 5.30 of the Disclosure Schedule (each, a “Closed Lease”), including (i) all rent, additional rent, service charges, insurance premiums, taxes, utilities, and any other amounts payable by the applicable tenant under or in connection with any Closed Lease, (ii) all obligations of the applicable tenant to repair, maintain, or restore any premises subject to a Closed Lease, including any obligations in respect of dilapidations, and (iii) all other costs and expenses incurred by the tenant in connection with the vacation or surrender of the relevant Closed Lease, including for the avoidance of doubt, all related legal, technical, surveyor or other advisory fees, and any costs and expenses associated with any dispute or legal proceedings that may arise in relation thereto (collectively, the “Closed Lease Costs”). Sellers (on behalf of each applicable tenant) shall have the right, at Sellers’ sole cost and expense, to (a) sublet, assign, or otherwise grant rights of occupancy or use in respect of any premises subject to a Closed Lease, (b) renegotiate, amend, surrender, extend, or terminate any Closed Lease, and (c) perform, enforce, or settle any obligations, claims, or disputes relating to any Closed Lease, in each case in such manner as Sellers may determine in their sole discretion and as would not result in a liability to the Company Group that is not reimbursed by the Sellers or their Affiliates and the Company Group shall cooperate in good faith with Sellers to effectuate any of the foregoing. Sellers (on behalf of each applicable tenant) shall be entitled to retain for their own account any and all economic benefits arising from or in connection with any Closed Lease, including any sublease income or other payments or receipts of any kind. Sellers shall indemnify, defend, and hold harmless the Buyer for any and all costs, expenses, claims, losses, demands and liabilities arising from or related to the Closed Leases.

ARTICLE VI

SURVIVAL AND INDEMNIFICATION
6.1    Survival. Notwithstanding anything to the contrary in this Agreement, except in the case of Fraud, all of the representations and warranties of the Parties contained in this Agreement (including the Disclosure Schedule, schedules and exhibits attached hereto and the certificates delivered pursuant hereto), and the covenants and agreements of the Parties required to be performed or fulfilled at or prior to the Closing contained in this Agreement, in each case shall terminate as of the Closing (other than the representation of Sellers set forth in Section 3.3(d), which shall survive until the applicable statute of limitations), and no Party or any of its Affiliates or its or their respective representatives shall have any recourse against any other Party or any of its Affiliates or its or their respective representatives with respect to such representations, warranties, covenants and agreements. The covenants and agreements of the Parties which by their terms contemplate performance after the Closing shall survive in accordance with their terms. The Parties acknowledge that the survival periods and Expiration Dates hereunder shall not operate to affect, impair or limit Buyer’s rights or claims under the R&W Policy. Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, nothing in this Article VI or otherwise shall limit or restrict any party’s right to bring, maintain or recover any amounts in connection with any action or claim based upon Fraud.

6.2    Indemnification by Sellers. From and after the Closing, subject to the limitations set forth in this Article VI, Sellers will indemnify the Company and its Affiliates (including, for the avoidance of doubt, the Buyer) and their respective officers, directors, employees, agents, successors and assigns (the “Company Indemnified Parties”) and hold them harmless from and against any and all Damages, suffered or incurred by any such Company Indemnified Party to the extent arising out of or relating to (a) the operation or conduct by Sellers or their Affiliates (which, for purposes of this Section 6.2, shall be deemed to include SpinCo (as defined on Section 1.1(a) of the Disclosure Schedule) and its Affiliates) or otherwise arising out of or relating to the Excluded Liabilities, (b) any Liability of the Sellers, the Company Group or their respective Affiliates (including SpinCo and its Affiliates) to the extent not related to the Business, (c) any Liability related to the AGA Scheme and (d) any breach by Sellers of the representation set forth in Section 3.3(d), with respect to each of clause (a), (b), (c) and (d), whether arising prior to, at or following the Closing. Payment of any Damages pursuant to this Section 6.2 by Sellers shall be made entirely to the Company or the Company Subsidiaries; provided, that to the extent such payment relates to Damages incurred by any Company Indemnified Party other than the Company or the Company Subsidiaries, such payment shall be made such Company Indemnified Party (provided, that in no event shall any Company Indemnified Party other than the Company or a Company Subsidiary be entitled to assert any claim hereunder with respect to Damages incurred by the Company Group to the extent the Company or a Company Subsidiary is otherwise able, hereunder, to assert the claim for such Damages). The Parties shall treat (and shall cause their respective Affiliates to treat) such payments as follows for U.S. federal (and applicable state and local) income tax purposes, unless otherwise required by a Final Determination: (1) forty-nine percent (49%) of such Damages shall be treated as a Capital Contribution by Sellers, and (2) fifty-one percent (51%) of such Damages shall be treated as paid to Buyer as an adjustment to the Purchase Price, followed by a Capital Contribution by Buyer.
6.3    Indemnification by the Company. From and after the Closing, subject to the limitations set forth in this Article VI, the Company shall (or shall cause a Company Subsidiary to) indemnify Sellers, their Affiliates, and their respective officers, directors, employees, agents successors and assigns (the “Seller Indemnified Parties”) and hold them harmless from and against any Damages suffered or incurred by any such Seller Indemnified Party to the extent arising out of or relating to (a) the operation or conduct of the Business or the Business Assets and (b) any Liability of the Sellers or their respective Affiliates to the extent related to the Business (provided that, in the case of both clause (a) and (b), in no event shall the Company have any obligation pursuant to clause (a) or (b) in respect of any Liabilities arising out of or relating to any breach by Sellers or any of their Affiliates (other than the Company or the Company Subsidiaries) of any representation, warranty, covenant or agreement in this Agreement), with respect to each of clauses (a) and (b), whether arising prior to, at or following the Closing.

6.4    Limitations on Certain Claims.
(a)    If any event occurs which would otherwise entitle either a Company Indemnified Party or a Seller Indemnified Party to assert a claim for indemnification under this Article VI, no Damages will be deemed to have been sustained by such Indemnified Party (i) to the extent of any cash Tax savings realized by such Indemnified Party with respect to such event in the taxable year that such event occurs or (ii) with respect to any matter or claim for which such Indemnified Party actually receives cash indemnification or other cash recovery from any insurance coverage or a third party (including an insurance company), in each case, to the extent of such actual indemnification or cash recovery (net of any fees, costs or expenses (including Taxes) related to the recovery of such amount, including any premiums paid or increase in premium or retention); provided that if such Indemnified Party receives any insurance proceeds or other compensation, with respect to such matter or claim, after having received any indemnification payment under this Agreement with respect to such matter or claim, such Indemnified Party will promptly refund and pay to the Indemnifying Party an amount equal to such insurance proceeds or other compensation (net of any fees, costs or expenses (including Taxes) related to the recovery of such amount, including any premiums paid or increase in premium or retention). Each applicable Seller Indemnified Party or Company Indemnified Party shall (and Sellers or Buyer, as applicable, shall cause them to) use reasonable best efforts to obtain all insurance proceeds or other payments from third parties that, to such Person’s knowledge, may be available with respect to any Damages for which it may be entitled to indemnification under this Agreement.
(b)    Sellers shall have no liability for Damages to the extent such Damages are taken into account in the calculation of Closing Indebtedness or as a current liability in the calculation of Purchased Working Capital. In no event shall either Sellers or Buyer be obligated to pay for the same Damages more than once under this Article VI or otherwise, even if a claim in respect of such Damages has been made as a result of a breach of more than one covenant or agreement in this Agreement.

6.5    Exclusive Remedy. Except for those remedies set forth in Section 2.4 and Section 10.12, from and after the Closing, the sole and exclusive remedy available to the Parties with respect to any and all claims relating to the subject matter of this Agreement (including the events giving rise to this Agreement, the Sale and the transactions contemplated by this Agreement), other than claims for breach of any covenants or agreements of the Parties which survive the Closing in accordance with Section 6.1, will be under the indemnification provisions set forth in this Article VI. Any Damages or other amounts arising under or pursuant to an Ancillary Agreement shall be governed by the remedies, if any, contained in such Ancillary Agreement.
6.6    Procedures Relating to Indemnification.
(a)    In the event of a third-party claim (i.e., a pending or threatened claim by any Person that is not a Seller Indemnified Party or a Company Indemnified Party) covered by the indemnification obligations of this Article VI (a “Third-Party Claim”), the party that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) must notify the party from whom such indemnification is sought (the “Indemnifying Party”) in writing, and in reasonable detail (including a description of the claim, the amount thereof (if known and quantifiable) and the basis thereof), of the Third-Party Claim as promptly as reasonably possible (but in any event no longer than fifteen (15) days) after receipt by the Indemnified Party of written notice of the Third-Party Claim; provided, however, that any delay in giving such notification will not relieve the Indemnifying Party from its obligations under this Article VI except to the extent the Indemnifying Party can demonstrate that it was actually prejudiced by the delay. The Indemnified Party shall include with the notice of the Third-Party Claim a copy of all papers served with respect to such Third-Party Claim, if any, and all other documents evidencing such Third-Party Claim in its possession.
(b)    The Indemnifying Party will have the right (but not the obligation) to control the defense of any Third-Party Claim (and any counterclaim that is related to such Third-Party Claim) at its expense and through counsel of its choice reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party shall not be entitled to control the defense (unless otherwise agreed to in writing by the Indemnified Party) of such Third-Party Claim if (i) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim or (ii) the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of the notice required under Section 6.6(a) that it desires to control the defense of such Third-Party Claim, in which case the Indemnifying Party shall have the right to participate in any such defense at its expense. The Indemnified Party will, with respect to clause (i) above, at the Indemnifying Part’s cost and expense, reasonably cooperate with the Indemnifying Party in the defense of the Third-Party Claim and will make available to the Indemnifying Party all witnesses, pertinent records, materials, and information in its possession, custody, or control that the Indemnifying Party reasonably requests. Without the written consent of the Indemnified Party, which will not be unreasonably withheld, conditioned or delayed, the Indemnifying Party will not settle any Third-Party Claim or will not consent to a judgment resolving such a Third-Party Claim or will not cease to defend such Third-Party Claim unless the sole relief in each case thereunder is money damages for which the Indemnifying Party will be solely responsible. The Indemnified Party will not settle a claim for which it is entitled to indemnification under this

Article VI without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, conditioned or delayed. The Indemnified Party will have the right to participate in the defense of a Third-Party Claim and to employ counsel, separate from the counsel employed by the Indemnifying Party; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party, and, except that the Indemnifying Party shall pay all reasonable fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Party and the Indemnifying Party that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party); provided, further, that the Indemnifying Party will control such defense in circumstances where the Indemnifying Party has elected to assume control of the defense under this Section 6.6(b).
(c)    In the event any Indemnified Party under this Article VI should have a claim under this Article VI against any Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall promptly deliver a written notice thereof to the Indemnifying Party specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Damages arising from such claim.
6.7    Mitigation. The Parties shall consult and cooperate with each other and shall use reasonable best efforts in accordance with applicable Law to mitigate, to the extent practicable, Damages in connection with claims for which a Company Indemnified Party or a Seller Indemnified Party, as the case may be, seeks indemnification under this Article VI.

6.8    Tax Indemnification Matters. The above provisions of this Article VI (other than Section 6.4(a)) will not apply to Tax indemnification matters, which matters will instead be governed by Article VII.
ARTICLE VII

TAX MATTERS
7.1    Certain Tax Matters.
(a)    Transfer Taxes. All stock transfer, real estate transfer, documentary, sales, use, stamp, registration, value added, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (collectively, “Transfer Taxes”) incurred in connection with the Sale, shall be paid by Buyer. Buyer shall provide Sellers evidence reasonably satisfactory to Sellers that any such Transfer Taxes have been paid. Notwithstanding the foregoing, Sellers shall be responsible for all Transfer Taxes incurred in connection with the Restructuring. Sellers shall provide Buyer evidence reasonably satisfactory to Buyer that any such Transfer Taxes have been paid.
(b)    Tax Returns. Seller Parent shall prepare (or cause to be prepared) any Tax Returns of the Company Subsidiaries relating solely to Pre-Closing Periods (other than Seller

Consolidated Returns, “Seller Returns”) in a manner consistent with applicable Law, and subject to the Amended and Restated Limited Partnership, the Company (at the direction of Buyer) and the Company Subsidiaries (at the direction of the Company) shall prepare (or cause to be prepared) in a manner consistent with applicable Law and file (or cause to be filed) all Tax Returns of the Company and the Company Subsidiaries that are filed after the Closing Date other than Seller Returns (“Company Returns”) and file (or cause to be filed) all Seller Returns and Company Returns. Prior to the filing of any Seller Returns or Company Returns, the preparing party shall permit Sellers (in the case of Company Returns) or Buyer (in the case of Seller Returns) to review and comment on such Tax Returns and shall accept Sellers’ or Buyer’s, as applicable, reasonable revisions to such Tax Returns. Buyer shall not amend (or cause to be amended) any Tax Return of the Company or any Company Subsidiary filed on or prior to the Closing Date without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer, the Company, the Company Subsidiaries, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Claim for a taxable period in which the Closing occurs and for any prior taxable period, and in connection with the determination of an allocation of Taxes between a Pre-Closing Period and Post-Closing Period. Such cooperation shall include (i) the retention (as described below in this Section 7.1(b)) of records and information which are reasonably relevant to any such Tax Return and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; and (ii), subject to Section 7.1(c), providing copies (upon another Party’s request) of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, with respect to the Company and the Company Subsidiaries for Pre-Closing Periods until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (y) six (6) years after the due date (without extension) for such Tax Returns. Thereafter, a Party holding such Tax Returns or other documents may dispose of them. Each Party (or its applicable Affiliate) will make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Notwithstanding anything to the contrary contained in this Agreement, Seller Parent shall have the sole exclusive right to prepare (or cause to be prepared) and file (or cause to be filed) all consolidated U.S. federal income Tax Returns for the consolidated group for which it is a parent, including any such Tax Returns for a Pre-Closing Period that include the Company or the Company Subsidiaries (“Seller Consolidated Returns”).
(c)    Tax Claims.
(i)    In each case subject to Section 7.1(c)(iii), Sellers shall have the right to control the conduct and resolution of any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority (a “Tax Proceeding”) which would affect the liability for Taxes of the Company or a Company Subsidiary in a Pre-Closing Period (other than a Straddle Period). Notwithstanding any other provision of this Agreement, (x) Sellers will be entitled to control in all respects, and neither Buyer nor any of its Affiliates (including the Company and the Company Subsidiaries) will be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes a Seller, and (y) Sellers will not be required to provide any Person with any consolidated, combined or unitary Tax Return or copy thereof that includes a Seller (provided, that upon Buyer’s request, Sellers shall take commercially reasonable efforts to provide Buyer with information pertaining solely to the Company and the Company Subsidiaries, on a pro forma basis, solely to the extent such information is reasonably necessary for Buyer or the Company in preparing any Tax Returns of the Company or any Company Subsidiary pursuant to Section 7.1(b) or in the conduct or resolution of any Tax Proceeding pursuant to Section 7.1(c)).
(ii)    If, subsequent to the Closing Date, Buyer, the Company or any Company Subsidiary receives notice of a Tax Claim with respect to any Tax Return which could result in any payment under this Article VII, then within thirty (30) days after receipt of such notice, Buyer, the Company or such Company Subsidiary, as applicable, shall promptly notify Sellers of such notice.
(iii)    Subject to the restrictions set forth in Section 7.1(c)(i), in the case of any Tax Proceeding for a Pre-Closing Period or Straddle Period of the Company, the Controlling Party will have the right to control, at its own expense, such Tax Proceeding; provided, however, that (a) the Controlling Party will provide the Non-controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (b) the Controlling Party will consult with the Non-controlling Party and offer the Non-controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding (provided that the Controlling Party shall not be under an obligation to accept such comments), (c) the Controlling Party will defend such Tax Proceeding diligently and in good faith, (d) the Non-controlling Party will be entitled to participate in such Tax Proceeding, at its own expense, and (e) the Controlling Party will not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent will not be unreasonably withheld, of the Non-controlling Party; provided, further, that a Non-controlling Party shall only be entitled to participate in a Tax Proceeding for a Pre-Closing Period (other than a Straddle Period) if such Tax Proceeding could reasonably have an adverse impact on the Non-controlling Party or any of its Affiliates. “Controlling Party” means, with respect to a Tax Proceeding for a Pre-Closing Period (other than a Straddle Period), Sellers, and with respect to a Tax Proceeding for a Straddle Period, whichever of Sellers, taken together, on the one hand, or Buyer, on the other hand, is reasonably expected in the judgment of Sellers to bear (directly or indirectly) the greater Tax liability in connection with a Straddle Period, and “Non-controlling Party” means whichever of Sellers, on the one hand, or Buyer, on the other hand, is not the Controlling Party with respect to such Tax Proceeding.
(d)    Tax Refunds. In the event that the Company or any of the Company Subsidiaries is entitled by Law to a refund of Taxes attributable to any Pre-Closing Period (other than a refund that (i) is attributable in whole or in part to the carryback of a net operating loss or other Tax attribute that arose in a Post-Closing Period, (ii) was expressly taken into account in the Post-Closing Statement or in the determination of the Adjustment Amount or (iii) is required to be paid over to a third party pursuant to a contract or other agreement entered into prior to the Closing), Buyer agrees to use reasonable best efforts to cooperate with Sellers to file or cause to be filed an amended Tax Return or refund claim relating to such Tax refund. The amount of any such refund of Taxes of the Company or any of the Company Subsidiaries (including any interest with respect thereto but net of any reasonable out-of-pocket costs, expenses or Taxes incurred in connection with obtaining such refund) shall be paid to Sellers promptly after the receipt thereof.
(e)    Tax Indemnity.
(i)    Sellers and their respective Affiliates (other than the Company and the Company Subsidiaries) shall, without duplication, indemnify and hold harmless Buyer, the Company, the Company Subsidiaries and their respective Affiliates from (A) any Tax (other than (i) Transfer Taxes, the responsibility for which is governed by Section 7.1(a), or (ii) Taxes specifically allocated to Buyer hereunder) of any Seller or its Affiliates (other than the Company or any Company Subsidiary) for any Tax period, (B) any Tax of the Company or any of the Company Subsidiaries related to a Pre-Closing Period (other than Transfer Taxes, the responsibility for which is governed by Section 7.1(a)), (C) any Tax for which the Company or any of the Company Subsidiaries is liable pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. income Tax Law) as a result of the Company or such Company Subsidiary having been, prior to the Closing, a member of an affiliated, consolidated, combined or unitary group (other than any such group consisting solely of the Company and/or any of the Company Subsidiaries), and (D) any Tax (other than Transfer Taxes, the responsibility for which is governed by Section 7.1(a)), imposed on a transaction pursuant to the Restructuring, but excluding, for the avoidance of doubt, pursuant to the Sale (collectively, “Indemnified Taxes”). For the avoidance of doubt, the rights and obligations of the Parties with respect to indemnification for any and all matters relating to Taxes and Tax Returns shall be governed solely by this Article VII and Section 6.4(a) (but not by any other provision of Article VI). The obligations of the Sellers and their Affiliates set forth in this Section 7.1(e) shall survive until the date that is thirty (30) days following the expiration of the statute of limitations applicable to the underlying Tax.
(ii)    Sellers and their Affiliates shall have no indemnity obligations under this Article VII for Indemnified Taxes to the extent such Indemnified Taxes are expressly taken into account in the Post-Closing Statement or in the determination of the Adjustment Amount.
(iii)    Sellers’ (and Sellers’ Affiliates’) obligations to make payments under this Section 7.1(e) in respect of any Indemnified Tax shall be reduced to the extent that Buyer, the Company, or any of their respective Affiliates receive a Tax Benefit resulting from such Indemnified Tax that is realized in the taxable year in which associated indemnification payment is due to Buyer, the Company, the Company Subsidiaries and their respective Affiliates pursuant to this Section 7.1(e) or any prior taxable year.
(iv)    For purposes of this Section 7.1(e), in order to apportion appropriately any Taxes relating to any Straddle Period, the Parties shall, to the extent permitted under applicable Law, elect with the relevant Taxing Authority to treat for all purposes the Closing Date as the last day of the taxable year or period of the Company and each Company Subsidiary. In any case where applicable Law does not permit the Company or Company Subsidiary to treat the Closing Date as the last day of the taxable year or period, then in the case of any Taxes that are payable for a Straddle Period, the portion of such Taxes allocable to the portion of such Straddle Period ending on the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date (and for such purpose, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957 of the Code) and any partnership or other pass-through entity shall be deemed to terminate at such time). All determinations necessary to give effect to clause (y) in the previous sentence shall be made in a manner consistent with the prior practice of the Company and the Company Subsidiaries to the extent such past practice is supportable under applicable Law at a “more likely than not” or higher level of comfort. In all cases, any transaction that occurs on the Closing Date and after the Closing and not expressly contemplated by this Agreement shall be treated for all purposes of this Agreement as having occurred in a Post-Closing Period.
(v)    Treatment of Payments. Any payments in respect of Indemnified Taxes under this Section 7.1(e) shall be paid entirely to the Company. Unless otherwise required by a Final Determination, the Parties shall treat (and shall cause their respective Affiliates to treat) any and all such payments in the manner provided in Section 6.2.
(f)    Treatment of Transactions and the Sale for Tax Purposes.
(i)    The Parties intend that for U.S. federal (and applicable state and local) tax purposes the contributions by each Seller to the Company of the Company Subsidiaries and certain Business Assets in exchange for Interests pursuant to the Restructuring shall be treated as exchanges described in Section 721 of the Code, except as set forth in Section 7.1(f)(ii).
(ii)    To the extent MMS receives the Debt Financing Proceeds in the Contribution Payment, the Parties intend that for U.S. federal (and applicable state and local) tax purposes the transfer by MMS of those Company Subsidiaries and Business Assets held by MMS immediately prior to the contribution by MMS and MOIP to the Company, as described in the Restructuring Steps Plan (the “MMS Assets”) to the Company pursuant to the Restructuring shall be treated as a taxable sale of an applicable portion of the MMS Assets in exchange for the Contribution Payment.
(iii)    The Parties intend that the acquisition by Buyer of 51% of the Interests in the Company from Sellers pursuant to this Agreement for U.S. federal (and applicable state and local) income tax purposes shall be treated as a purchase of such Interests pursuant to Sections 741 and 1001 of the Code.

(iv)    The Parties intend that MWW shall be treated as bearing the “economic risk of loss” for purposes of Section 752 of the Code and the Treasury Regulations thereunder with respect to the Seller Note.
(v)    No Party shall take (and the Parties shall cause their Affiliates not to take) any inconsistent position with the tax treatments described in this Section 7.1(f) unless otherwise required pursuant to a Final Determination.
7.2    Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between Sellers or any of their Affiliates (not including the Company and the Company Subsidiaries), on the one hand, and the Company or the Company Subsidiaries, on the other hand, under any Tax allocation or Tax sharing agreement in effect before the Closing Date (other than this Agreement) will terminate as it relates to the Company and/or the Company Subsidiaries as of the Closing Date as to all past, present and future taxable periods, and none of the Company and the Company Subsidiaries will have any obligations or liabilities thereunder following the Closing Date.
7.3    [Reserved].
7.4    Exemption Certificates. Each of Buyer and Sellers shall each use reasonable best efforts to provide the other parties at or before the Closing all exemption certificates, including all applicable tax identification numbers, with respect to Transfer Taxes that may be required under applicable Laws, and the certificates will be in the form, and will be signed by the proper party, as provided under applicable Law.

ARTICLE VIII

CLOSING CONDITIONS
8.1    Conditions to Obligation of Buyer and Sellers to Close. The respective obligations of each of Buyer and Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by each of Buyer and Sellers, to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:
(a)    The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.
(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any applicable Law or order, decree or ruling (whether temporary, preliminary or permanent), which remains in effect, that has the effect of restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement or the Ancillary Agreements.
8.2    Conditions to Buyer’s Obligation to Close. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Buyer, to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:
(a)    The Seller Fundamental Representations (other than the representations and warranties set forth in Section 3.10) shall be true and correct in all respects (other than de minimis inaccuracy) as of the Execution Date and as of the Closing Date as if made on and as of such date (except to the extent that such representations and warranties expressly relate to a specific date in which case such representations and warranties will be so true and correct as of such date). The representations and warranties set forth in Section 3.10 (without giving effect to any limitation as to “materiality”, “material adverse effect”, “Material Adverse Effect” or similar qualifiers) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as if made on and as of such date (except to the extent that such representations and warranties expressly relate to a specific date in which case such representations and warranties will be so true and correct as of such date), except to the extent that the failure of such representations and warranties to be so true and correct is not and would not reasonably be expected to be material to the Business or the Company Group, taken as a whole. The representations and warranties set forth in Article III (other than the Seller Fundamental Representations) will be true and correct in all respects (without giving effect to any limitation as to “materiality”, “material adverse effect”, “Material Adverse Effect” or similar qualifiers set forth therein) as of the Execution Date and the Closing Date as if made on and as of such date (except to the extent that such representations and warranties expressly relate to a specific date in which case such representations and warranties will be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had a Material Adverse Effect.
(b)    Seller Parent and Sellers will have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller Parent and Sellers by the time of or at the Closing.
(c)    Sellers will have delivered to Buyer a certificate of Sellers dated the Closing Date and signed by an authorized officer of Sellers to the effect that each of the conditions specified above in Sections 8.2(a), 8.2(b) and 8.2(g) is satisfied in all respects.
(d)    The Restructuring shall have been completed in accordance with the terms of the Restructuring Steps Plan (as the same may be amended in accordance with this Agreement) on or prior to the Calculation Time, other than (i) any deviations therefrom that would not reasonably be expected to have any non-de minimis adverse effect on the Business, Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) or (ii) as provided in Section 5.21.
(e)    Each Seller will have delivered a valid, duly executed IRS Form W-9 to Buyer.
(f)    Sellers shall have delivered the Amended and Restated Limited Partnership, the Seller Note, the IP Matters Agreement, the Transition Services Agreement, Commercial Terms Sheets and the Restrictive Covenant Agreements in each case duly executed by Sellers (or their applicable Affiliate), and the Company, as applicable.

(g)    No Material Adverse Effect shall have occurred since the Execution Date.
(h)    Sellers shall have delivered Release Letters and the release and termination documents and instruments, in each case as required by Section 5.22.
8.3    Conditions to Sellers’ Obligation to Close. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Sellers, to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:
(a)    The Buyer Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracy) as of the Execution Date and as of the Closing Date as if made on and as of such date (except to the extent that such representations and warranties expressly relate to a specific date in which case such representations and warranties will be so true and correct as of such date). The representations and warranties set forth in Article IV (other than the Buyer Fundamental Representations) will be true and correct in all respects (without giving effect to any limitation as to “materiality” or “material adverse effect” or similar qualifiers set forth therein) as of the Execution Date and as of the Closing Date as if made on and as of such date (except to the extent that such representations and warranties expressly relate to a specific date in which case such representations and warranties will be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement and the Ancillary Agreements.
(b)    Buyer will have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of or at the Closing.
(c)    Buyer will have delivered to Sellers a certificate of Buyer dated the Closing Date and signed by an authorized officer of Buyer to the effect that each of the conditions specified above in Sections 8.3(a) and 8.3(b) is satisfied in all respects.
(d)    Buyer shall have delivered the Amended and Restated Limited Partnership, duly executed by Buyer and Buyer Parent, and the Restrictive Covenant Agreements, duly executed by Buyer.
(e)    The Contribution Payment shall have been paid to MMS (or its designee).
ARTICLE IX

TERMINATION
9.1    Basis for Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time before the Closing Date only:
(a)    by mutual written consent of Sellers and Buyer;

(b)    upon written notice to the other, by either Sellers or Buyer if the Closing does not occur on or before April 3, 2026 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date.
(c)    upon written notice to the other, by either Sellers or Buyer, if any Governmental Authority or instrumentality having competent jurisdiction has issued an order, decree or ruling, or enacted any Law, restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, and such order, decree, ruling or other action shall have become final and non-appealable;
(d)    by Sellers, upon written notice from Sellers to Buyer, if there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement, in each case such that the conditions set forth in Sections 8.3(a) or (b) would not be satisfied as of such time and such breach, if curable, has not been cured by the earlier of (A) the Termination Date and (B) the thirtieth (30th) day after Buyer’s receipt of written notice of such breach from Sellers; provided, however, that as of such time, the right to terminate this Agreement under this Section 9.1(d) shall not be available to Sellers if they or Seller Parent has failed to perform any of their obligations under or in connection with this Agreement or are in breach of any representation or warranty in this Agreement such that, as of such time, the conditions set forth in Section 8.2(a) or (b) would not be satisfied (assuming for purposes of such determination that the date of such determination is the Closing Date);
(e)    by Buyer, upon written notice from Buyer to Sellers, if there has been a breach by Seller Parent or Sellers of any representation, warranty, covenant or agreement contained in this Agreement, in each case such that the condition set forth in Sections 8.2(a) or (b) would not be satisfied as of such time and such breach, if curable, has not been cured prior to the earlier of (A) the Termination Date and (B) the thirtieth (30th) day after Sellers’ receipt of written notice of such breach from Buyer; provided, however, that as of such time, the right to terminate this Agreement under this Section 9.1(e) shall not be available to Buyer if it has failed to perform any of its obligations under or in connection with this Agreement or is in breach of any representation or warranty in this Agreement such that, as of such time, the conditions set forth in Section 8.3(a) or (b) would not be satisfied (assuming for purposes of such determination that the date of such determination is the Closing Date); or
(f)    by Sellers upon written notice to Buyer, if (i) the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on the date of such written notice) have been satisfied and remain satisfied or been waived in writing, (ii) Buyer has failed to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 2.5, (iii) following such failure, the Sellers have irrevocably confirmed that Sellers stand ready, willing and able to consummate the transactions contemplated by this Agreement and that all of the conditions set forth in Section 8.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on the date of such written notice) or Sellers have confirmed by written notice to Buyer that they are willing to waive any unsatisfied conditions in Section 8.3, (iv) Sellers stood ready, willing and able to consummate the transactions contemplated by this Agreement during the entirety of the three (3) Business Day period after the delivery of the confirmation contemplated by clause (iii) and at the time such confirmation is received by Buyer, the conditions have been and remained satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and (v) Buyer fails to consummate the transactions contemplated by this Agreement within three (3) Business Days following delivery of the confirmation pursuant to clause (iii).
9.2    Notice of Termination, Return of Documents, Continuing Confidentiality Obligation. If any Party validly terminates this Agreement pursuant to this Article IX, such Party will provide prompt written notice to the other Party or Parties specifying the provision hereof pursuant to which such termination is made and, except as set forth in this Section 9.2 or Section 9.3, the transactions contemplated by this Agreement will be abandoned without further action by any Party. In that event:
(a)    Each Party will return to the other all documents and copies and other material received relating to the transactions contemplated by this Agreement, whether obtained before or after the Execution Date, in accordance with the terms of the Confidentiality Agreement; and
(b)    Each Party will treat all Confidential Information in accordance with the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.
9.3    Effect of Termination.
(a)    If this Agreement is terminated in accordance with this Article IX, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Parties, their Affiliates or any of their respective directors, officers, employees, equityholders, partners, members, agents or representatives in connection with this Agreement, except that subject to Section 9.3(c), (A) the provisions of (i) the provisions of Section 5.4 relating to confidentiality, (ii) Section 5.5 relating to public announcements, (iii) Section 5.6 relating to expenses, (iv) Section 5.10(d) relating to Buyer’s indemnification obligations, (v) Section 9.2 relating to return of documents and continuing confidentiality, (vi) this Section 9.3 and (v) Article X shall survive and (B) termination will not relieve any Party from liability for any intentional and material breach of this Agreement prior to such termination.
(b)    In the event that this Agreement is terminated by Sellers pursuant to Section 9.1(d) or Section 9.1(f) or Buyer pursuant to Section 9.1(b) and at such time Sellers were entitled to terminate this Agreement pursuant to Section 9.1(d) or Section 9.1(f), Buyer shall pay, or cause to be paid, to Sellers a one-time aggregate termination fee in an amount equal to thirty-six million one hundred eight thousand dollars ($36,108,000) (the “Reverse Termination Fee”). The Reverse Termination Fee shall be paid within three (3) Business Days of the date of such termination by wire transfer of immediately available funds to the account designated in writing by Sellers, and the payment of the Reverse Termination Fee in circumstances when payable hereunder (together with, subject to the Collection Costs Cap, the Collection Costs) shall be the sole and exclusive remedy for any and all Liabilities or damages hereunder. If Buyer fails to pay the full amount of the Reverse Termination Fee due pursuant to this Section 9.3(b) within three

(3) Business Days and, in order to obtain such payment, Sellers commence a Proceeding that results in a judgment against Buyer for the Reverse Termination Fee, Buyer shall pay (i) Sellers’ reasonable, documented and out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Proceeding to Sellers and (ii) interest on the amount of the Reverse Termination Fee ordered to be paid by a court at the prime rate published in the Wall Street Journal, on the date such payment was required to be made through the date of the payment (such amounts described in the foregoing clauses (i) and (ii) collectively, the “Collection Costs”). Notwithstanding the foregoing or anything to the contrary herein, in no event shall the aggregate Liability of Buyer or its Affiliates, and their respective officers, directors, employees, agents successors or assigns (the “Buyer Related Parties”) in respect of the Collection Costs exceed one million dollars ($1,000,000) in the aggregate (the “Collection Costs Cap”).
(c)    Notwithstanding anything to the contrary contained in this Agreement, except for the right of Sellers to seek specific performance in accordance with Section 10.12, Sellers’ right to (x) terminate this Agreement in accordance with Section 9.1 and to receive the Reverse Termination Fee and Collection Costs (if any and subject to the Collection Costs Cap), if and solely to the extent payable pursuant to Section 9.3(b), or (y) seek to recover monetary damages from Buyer, subject to Section 9.3(a), in connection with (i) any intentional and material breach of this Agreement by Buyer, prior to termination of this Agreement in accordance with Section 9.1, in a circumstance in which this Agreement has been terminated and the Reverse Termination Fee is not payable to Sellers pursuant to Section 9.3(b) or (ii) any other termination of this Agreement in a circumstance in which the Reverse Termination Fee is due and payable pursuant to Section 9.3(b) but not actually paid (provided that in no event shall Buyer be subject to monetary damages in excess of the amount of the Reverse Termination Fee), shall be the sole and exclusive remedy (whether in Law, equity, contract, tort, or otherwise) of each Seller and the other Sellers Indemnified Parties against Buyer or any other Buyer Related Parties, and the Debt Financing Parties for any Liabilities or Damages, directly or indirectly, suffered as a result of or related to this Agreement or any Ancillary Agreement, including the failure of the transactions contemplated hereby or thereby to be consummated or for any breach or failure to perform under or termination or abandonment of (or any matter forming the basis of such termination or abandonment) this Agreement or any Ancillary Agreement, whether knowing, willful, intentional or otherwise, and other than the payment of the Reverse Termination Fee in circumstances in which it is payable pursuant to Section 9.3(b) or the payment of monetary damages subject to the terms and limitations of clause (y) above, none of Buyer, the Debt Financing Parties or any other Buyer Related Party shall have any further Liability or obligation relating to or arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby and the amount of the Reverse Termination Fee (and, in the circumstances in which the Reverse Termination Fee is payable, the Collection Costs (if applicable), subject to the Collection Costs Cap), shall serve as a limit on the maximum aggregate liability of the Buyer, the Debt Financing Parties and the Buyer Related Parties.
(d)    Upon any termination of this Agreement, (i) none of the Sellers Indemnified Parties shall be entitled to bring or maintain (and each hereby waives any rights to bring) any Proceeding against Buyer, the Debt Financing Parties or any other Buyer Related Party arising out of, related to or in connection with this Agreement, the Ancillary Agreements, any contract or agreement executed in connection herewith (including the Commitment Letters) or therewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination or abandonment, except, in the circumstances in which the Reverse Termination Fee is expressly payable pursuant to Section 9.3(b), any Proceeding by Sellers against Buyer for payment of the Reverse Termination Fee under and in accordance with this Agreement or any Proceeding by Sellers against Buyer Parent for payment of the Reverse Termination Fee under and in accordance with the Guaranty. In no event shall any Seller or any other Sellers Indemnified Parties on its or their own behalf or on behalf of any other Person any damages, Liabilities or losses or otherwise bring any Proceeding against the Buyer, the Debt Financing Parties or any other Buyer Related Party arising out of, related to or in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (including any Proceeding related to the Debt Financing or the Debt Commitment Letter or any Fee Letter), whether by or through (x) attempted piercing of the “corporate veil”, (y) a claim by or on behalf of the Buyer or one of its Affiliates against another Buyer Related Party or (z) any legal or equitable proceeding whether at law, in equity, in contract, in tort or otherwise, other than a Proceeding by Sellers against the Buyer to recover payment of the Reverse Termination Fee in circumstances in which the Reverse Termination Fee is payable pursuant to Section 9.3(b) under and in accordance with this Agreement (or by Sellers against the Buyer Parent under and in accordance with the Guaranty in circumstances in which the Reverse Termination Fee is payable pursuant to this Section 9.3(b)) to the extent the Reverse Termination Fee is not paid when due pursuant to this Agreement, or for specific performance, injunction or other equitable remedy under and in accordance with Section 10.12.
(e)    In no event shall the Buyer, the Debt Financing Parties and the Buyer Related Parties be obligated to pay the Reverse Termination Fee on more than one occasion. For the avoidance of doubt, the Sellers may pursue the remedies permitted pursuant to and subject to the terms set forth in Section 10.12(b) at any time prior to a termination of this Agreement pursuant to Section 9.1, and any election to pursue such remedies shall in no way modify or amend the obligations of Buyer to pay the Reverse Termination Fee on the terms and subject to the conditions herein; provided, that in no event shall Sellers be entitled to both receive the Reverse Termination Fee and equitable relief under Section 10.12 to consummate the transactions contemplated by this Agreement and in no event shall the Reverse Termination Fee or damages pursuant to Section 9.3(a) be payable at or following the Closing.
(f)    The Parties acknowledge and agree that (i) the agreements contained in this Section 9.3 are an integral part of the Agreement and the transactions contemplated hereby and that, without these agreements, the parties hereto would not enter into this Agreement and (ii) in light of the difficulty of accurately determining actual losses, damages or liabilities with respect to the foregoing, the parties hereto acknowledge that the Reverse Termination Fee, in the circumstances in which such fee becomes payable, constitutes a reasonable estimate of the damages, losses and liabilities that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages and is not a penalty. Section 9.3 shall be for the benefit of, and shall be enforceable by, any Sellers Indemnified Party and their respective successors, assigns, heirs, executors, administrators and estates, and such Persons shall be express third-party beneficiaries of this Agreement for such purposes.

ARTICLE X

GENERAL PROVISIONS
10.1    Disclosure Schedule. The Disclosure Schedule has been arranged in sections corresponding to the Sections of this Agreement. Each section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule to the extent that it is reasonably apparent on its face (including by cross reference) that such information is relevant to such Section.

10.2    Assignment. Except as specifically provided herein, neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided that Buyer may, without the consent of any other Party, collaterally assign its rights under this Agreement to (a) any of the Debt Financing Sources or any agent or collateral trustee for such Debt Financing Sources in connection with the Debt Financing, (b) any of its Affiliates (it being understood that no such assignment will relieve Buyer of its obligations hereunder except to the extent actually performed) and (c) solely following the Closing, any Person to which Buyer or any of its Affiliates or Sellers or any of their Affiliates sells, transfers, assigns or delegates a majority of its assets or Interests. Any purported assignment in violation of this Section 10.2 shall be null and void and of no effect. Subject to the other terms of this Section 10.2, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

10.3    No Third-Party Beneficiaries. Except for (a) the Persons entitled to indemnification under Article V, Article VI and Article VII, and (b) the Seller Group and Seller Counsel with respect to Section 10.16, this Agreement is for the sole benefit of the Parties to this Agreement and does not benefit or create any right or cause of action for any other Persons; provided that Section 9.3, Section 10.2, this Section 10.3, Section 10.4, Section 10.10, Section 10.11(c), Section 10.13 and Section 10.15 or any other provision or definition of this Agreement, (including, but not limited to, the definition of “Debt Financing Sources” or “Debt Financing Parties”) (in each case as they relate to the Debt Financing Parties) are intended to be for the benefit of, and shall be enforceable by, the Debt Financing Parties.

10.4    Entire Agreement; Amendments. This Agreement, including the Exhibits and Schedules, the Ancillary Agreements and the Confidentiality Agreement contain the entire understanding of the Parties with respect to the subject matter covered in each case thereby. This Agreement supersedes all prior contracts, agreements or understandings between the Parties with respect to such subject matter, whether oral or written. This Agreement may not be amended except in writing signed by all of the Parties. Notwithstanding anything to the contrary contained herein, no amendment, modification or alteration to Section 9.3(c) (solely with respect to the reference to “Debt Financing Parties” mentioned therein), Section 10.2, Section 10.3, this Section 10.4, Section 10.10, Section 10.11(c), Section 10.13 or Section 10.15 (and any other provision or definitions of this Agreement (including, but not limited to, the definition of “Debt Financing Sources” or “Debt Financing Parties”) to the extent such amendment, modification or alteration of such provision would modify the substance of any of the foregoing as it relates to the interests of any Debt Financing Source or Debt Financing Party) that is adverse to the interests of any Debt Financing Sources will be effective against such Debt Financing Parties without the prior written consent of the Debt Financing Parties so affected.
10.5    Waiver. Except as otherwise specifically provided in Section 6.6(a) or elsewhere in this Agreement, no Party waives any rights under this Agreement by delaying or failing to enforce them.
10.6    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and a notice, request, or consent given under this Agreement is effective (a) upon receipt against the Person who receives it, if delivered personally, (b) three (3) Business Days after deposit in the mail, if sent by registered or certified mail; (c) at the time of transmission subject to electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by the intended recipient), if sent by email; or (d) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier. All notices, requests and consents to be sent to a Party must be sent to or made at the address given for that Party below, or such other address as that Party may specify by notice to the other Parties. Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

(i)	If to Sellers:

c/o The Middleby Corporation
1400 Toastmaster Drive
Elgin, Illinois 60120
Attn: Timothy J. FitzGerald, Chief Executive Officer
Michael Thompson, General Counsel and Secretary
Email: tfitzgerald@middleby.com mthompson@middleby.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
320 South Canal Street
Chicago, Illinois 60606
Attn: Shilpi Gupta
Email: Shilpi.Gupta@skadden.com

(ii)	if to Buyer:

c/o 26North Partners LP
600 Madison Ave, 26th Floor
New York, NY 10022
Attn: Mark Weinberg
John Gwin

Ken Schwartz
Email: mweinberg@26n.com
jgwin@26n.com
kschwartz@26n.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Peter Martelli, P.C.
Aseda Ghartey-Tagoe
Email: peter.martelli@kirkland.com
aseda.gharteytagoe@kirkland.com
and:

Kirkland & Ellis LLP
98 S.E. 7th Street, Suite 700
Miami, FL 33131
Attn: Eduardo Leal
Email: eduardo.leal@kirkland.com

10.7    Interpretation. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter, the singular number includes the plural number, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. Except as otherwise indicated, all references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes. The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to December 4, 2025, unless the context requires otherwise. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. All references to “dollars” or “$” refer to currency of the United States, and any amounts denominated in currency other than the lawful money of the United States of America on any date of determination shall be deemed to be the equivalent in dollars of such currency determined by using the prevailing foreign exchange rate provided by the Federal Reserve on https://www.federalreserve.gov/releases/h10/current if quoted on a similar service) at 9:00 a.m. New York time on such date. Reference in this Agreement to “including,” “includes” and “include” shall be deemed to be followed by “without limitation.” The phrases “delivered”, “furnished”, “made available” or “provided”, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant Parties; provided, that, “delivered”, “furnished”, “made available” or “provided” to Buyer (or words of similar import), means material that has been posted, retained and thereby made available to Buyer through the on-line “virtual data room” established by Sellers and/or their representatives titled “Project Rise” at least one (1) Business Day prior to the Execution Date. References to “day” or “days” are to calendar days and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day. References to “equity securities”, “equity interests” or any derivation thereof or similar concept contained herein means any share, share capital, capital stock, partnership, membership, joint venture or similar equity or equity-like interest of any kind or nature (including any share or stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor. Each representation and warranty in this Agreement is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty.
10.8    Counterparts. This Agreement may be executed (including via scanned pdf image) in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
10.9    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
10.10    Governing Law. THIS AGREEMENT AND ALL PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF SHALL BE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION, IN EACH CASE EXCEPT WITH RESPECT TO (A) MATTERS OTHERWISE COVERED

BY SECTION 10.11(c) OR (B) THE DEBT FINANCING SOURCES, OR ANY OF THEIR RIGHTS, OBLIGATIONS, ACTIONS OR OMISSIONS WITH RESPECT THERETO.
10.11    Dispute Resolution; Consent to Jurisdiction.
(a)    Except for disputes contemplated by Section 2.4 (which shall be governed by the terms thereof), if a dispute arises between the Parties relating to this Agreement, the Parties will attempt in good faith to resolve the dispute promptly through negotiations between representatives who have authority to settle the dispute. If such dispute is not resolved through such negotiations within twenty (20) Business Days after any Party sends the other Parties a request for negotiation, the dispute may then be decided by a court of competent jurisdiction under Section 10.11(b). Notwithstanding the foregoing, if emergency relief is required, this Section 10.11(a) will not prevent the Parties from initiating litigation to seek such emergency relief pending the outcome of the negotiations.
(b)    Each Party (i) expressly and irrevocably, for itself and with respect to its property, generally and unconditionally, submits to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Delaware Courts”), for the purposes of any action, suit or other proceeding arising out of this Agreement or any transaction contemplated hereby, (ii) agrees that service of any process, summons or notice pursuant to Section 10.6 shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence, and (iii) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.
(c)    Notwithstanding anything to the contrary contained in this Agreement, each of the Parties (i) agrees that it will not bring or support any Person in any proceeding before any Governmental Authority of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Parties in any way relating to the Debt Commitment Letter, the Debt Financing, the Definitive Financing Agreements, this Agreement, any other agreement entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby, including, but not limited to, any dispute arising out of or relating in any way to this Agreement, the Debt Commitment Letter, the Debt Financing, the Definitive Financing Agreements or the performance thereof or the financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in the Borough of Manhattan, New York County, State of New York (and of the appropriate appellate courts therefrom), (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, the Debt Financing, the Definitive Financing Agreements or any other agreement entered into in connection with the Debt Financing, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Parties in any way relating to this Agreement, the Debt Commitment Letter, the Debt Financing, the Definitive Financing Agreements, any other agreement entered into in connection with the Debt Financing or the performance thereof or the financings contemplated thereby, shall be\

exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York and (iii) irrevocably and unconditionally waives to the fullest extent permitted by applicable Law and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.
10.12    Specific Performance.
(a)    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision of any such bond or other security.
(b)    Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that Sellers (and no other Person) shall be entitled to an injunction, specific performance or any other equitable relief to cause Buyer or its applicable Affiliate to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letter and to cause Buyer to effect the Closing in accordance with Section 2.5, in each case, if and only if (i) the conditions in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied by actions taken at Closing; provided that each such condition is then capable of being satisfied at Closing) are satisfied at the time when the Closing would have occurred pursuant to the terms hereof and remain satisfied, (ii) the amounts committed to be funded under the Debt Commitment Letter or any other agreement entered into in connection with the Debt Financing to be funded at the Closing has been funded in full accordance with the terms hereof or thereof or the Debt Financing Parties have indicated in writing to Buyer that the amounts committed to be funded under the Debt Commitment Letter or any other agreement entered into in connection with the Debt Financing will be funded in full at Closing in full accordance with the terms thereof if the amounts under the Equity Commitment Letter are funded at Closing, (iii) Buyer has failed to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 2.5, (iv) following such failure, the Sellers have irrevocably confirmed that Sellers stand ready, willing and able to consummate the transactions contemplated by this Agreement and that all of the conditions set forth in Section 8.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on the date of such written notice) or Sellers have confirmed by written notice to Buyer that they are willing to waive any unsatisfied conditions in Section 8.3, (v) Sellers stood ready, willing and able to consummate the transactions contemplated by this Agreement during the entirety of the three (3) Business Day period after delivery of the confirmation contemplated by clause (iv) and at the time such confirmation is received by Buyer, the conditions have been and remained satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on the date of such written notice) and (vi) Buyer fails to consummate the transactions contemplated by this Agreement within three (3) Business Days following delivery of the confirmation pursuant to clause (iv).
10.13    WAIVER OF JURY TRIAL. THE PARTIES IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY AGAINST ANY PARTY WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO, THIS AGREEMENT, THE DEBT FINANCING, OR ANY PORTION OF ANY OF THE FOREGOING, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY, INCLUDING ANY ACTION OR PROCEEDING AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

10.14    Absence of Presumption. Each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto. No presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement.
10.15    Debt Financing Party Matters. Notwithstanding anything in this Agreement to the contrary, each of Buyer, the Sellers and the Company (on behalf of itself and its Affiliates) (i) hereby waives any claims or rights against any Debt Financing Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Financing Agreements, any other agreement entered into in connection with the Debt Financing or the performance of any services under such documents, whether at law or in equity and whether in tort, contract or otherwise, (ii) hereby agrees not to bring or support any suit, action or proceeding against any Debt Financing Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Financing Agreements, any other agreement entered into in connection with the Debt Financing or the performance of any services under such documents, whether at law or in equity and whether in tort, contract or otherwise, and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Debt Financing Parties by or on behalf of Sellers, the Company or any of the Seller Group in connection with this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Financing Agreements, any other agreement entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive

Financing Agreements, any other agreement entered into in connection with the Debt Financing or the performance of any services under such documents to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Party shall have any liability for any claims or damages to Sellers, the Company or the Seller Group in connection with this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Financing Agreements, any other agreement entered into in connection with the Debt Financing or any of the transactions contemplated by the Debt Financing Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Financing Agreements or the performance of any services under such documents. Notwithstanding the foregoing, nothing contained herein shall waive, limit or affect the rights and remedies of any party to the Debt Commitment Letter or the Definitive Financing Agreements as set forth therein.
10.16    Conflict Waiver; Attorney-Client Privilege
(a)    Each of the Parties hereby agrees that each of Skadden, Arps, Slate, Meagher & Flom LLP and its Affiliates (individually and collectively, “Seller Counsel”) has acted as counsel to Sellers and their Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company and the Company Subsidiaries (individually and collectively, the “Company Group”), on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company Group to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Seller Group by Seller Counsel shall not preclude Seller Counsel from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Buyer shall not, and shall cause the Company Group not to, seek or have Seller Counsel disqualified from any such representation based on the prior representation of the Seller Group by Seller Counsel. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 10.16(a) shall not be deemed exclusive of any other rights to which Seller Counsel is entitled whether pursuant to Law, Contract or otherwise.
(b)    All privileged communications between the Seller Group, on the one hand, and Seller Counsel, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer or the Company Group. Accordingly, Buyer and the Company Group shall not have access to any Privileged Communications or to the files of Seller Counsel relating to such engagement from and after Closing and may not use or rely on any

Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of the Seller Group. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company Group shall be a holder thereof, (ii) to the extent that files of Seller Counsel in respect of such engagement constitute property of the client, only the Seller Group shall hold such property rights and (iii) Seller Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company Group by reason of any attorney-client relationship between Seller Counsel and the Company Group or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Company Group), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer or its Affiliates (including the Company Group) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company Group) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    This Section 10.16 is intended to benefit, and shall be enforceable by the Seller Group and Seller Counsel and such persons are intended third-party beneficiaries of this Section 10.16.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.
MOSAIC MERGER SUB, INC.
By:     /s/ Timothy J. FitzGerald
Name: Timothy J. FitzGerald
Title: Chief Executive Officer
MIDDLEBY WORLDWIDE, INC.
By:     /s/ Timothy J. FitzGerald
Name: Timothy J. FitzGerald
Title: Chief Executive Officer
MIDDLEBY OUTDOOR IP HOLDINGS, INC.
By:     /s/ Timothy J. FitzGerald
Name: Timothy J. FitzGerald
Title: Chief Executive Officer
THE MIDDLEBY CORPORATION
By:     /s/ Timothy J. FitzGerald
Name: Timothy J. FitzGerald
Title: Chief Executive Officer
RKG GROUP PARTNERS LP
By:     /s/ Timothy J. FitzGerald
Name: Timothy J. FitzGerald
Title: Chief Executive Officer
[Signature Page to Partnership Interest Purchase Agreement]

RISE BUYER LP
By:     /s/ Mark Weinberg
Name: Mark Weinberg
Title: President
RISE MERGER SUB LLC
By:     /s/ Mark Weinberg
Name: Mark Weinberg
Title: President
[Signature Page to Partnership Interest Purchase Agreement]

The following list identifies contents of schedules and similar attachments omitted pursuant to Item 601(a)(5) of Regulation S-K from the copy of the Partnership Interest Purchase Agreement, dated as of December 4, 2025, by and among Mosaic Merger Sub, Inc., Middleby Worldwide, Inc., Middleby Outdoor IP Holdings, Inc., RKG Group Partners LP, Rise Buyer LP, Rise Merger Sub LLC, and, solely for the purposes set forth therein, The Middleby Corporation (the "Agreement") contained in this Exhibit 10.9 in a manner that conveys the subject matter thereof (capitalized terms in this list have the respective meanings ascribed to them in the Agreement):
Disclosure Schedule

Section 1.1(a)	Affiliate
Section 1.1(b)-1	Transferred Employees
Section 1.1 (b)-2	Excluded Business Employees
Section 1.1(c)	Non-Business Assets
Section 1.1(d)	Liens
Section 1.1(e)	Specified Business Assets
Section 1.1(f)	Marvel Capex Costs
Section 3.2	Organization and Qualification of the Company and Company Subsidiaries
Section 3.3	Capitalization
Section 3.4	Governmental Consents and Approvals
Section 3.5	No Conflicts
Section 3.7	Litigation
Section 3.8	Financial Information; No Undisclosed Liabilities
Section 3.9(a)	Material Contracts
Section 3.9(b)	Material Shared Contracts
Section 3.10	Sufficiency of Assets
Section 3.11	Intellectual Property
Section 3.12	Information Technology and Privacy
Section 3.13	Employee Benefit Matters
Section 3.14	Labor
Section 3.15	Real Property
Section 3.16	Environmental Matters
Section 3.17	Taxes
Section 3.18	Transactions with Affiliates
Section 3.19	Brokers
Section 3.20	Absence of Certain Changes
Section 3.21	Insurance
Section 3.22	Customers and Suppliers
Section 3.23	Product Warranties and Similar Matters
Section 3.28	Grants
Section 5.2	Ordinary Conduct of the Business
Section 5.3	Release of Guaranties
Section 5.7(d)	Employee Matters
Section 5.11	Restructuring

Section 5.12	Affiliate Transactions
Section 5.14(d)	Insurance; M&A Escrows
Section 5.20	Resignations
Section 5.26(a)	Transition Principles
Section 5.26(b)	Transition Plan
Section 5.30	Closed Leases